UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which the transaction applies:
(2) Aggregate number of securities to which the transaction applies:

(3) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of the transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Dear Shareholder:

You are cordially invited to attend our 2015 Annual General Meeting of Shareholders to be held on May 20, 2015, at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda.

The Proxy Statement provides you with detailed information regarding the business to be considered at the meeting. Please read it carefully.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are providing access to our proxy materials principally by notifying you of the availability and location at which you can access our proxy materials on the Internet. We believe this allows us to efficiently provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our meeting.

Your vote is important to us regardless of the size of your holding. To ensure your shares are represented at the meeting, whether or not you plan to attend in person, we urge you to vote your shares as soon as possible. Voting instructions can be found in the General Information section of the Proxy Statement.

Thank you for your continued support of RenaissanceRe.

April 8, 2015

Sincerely,

Ralph B. Levy

Non-Executive Chair of the Board of Directors

Kevin J. O’Donnell

President and Chief Executive Officer

RENAISSANCERE HOLDINGS LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 20, 2015

Notice is hereby given that our 2015 Annual General Meeting of Shareholders (the “Annual Meeting”) will be held at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda on May 20, 2015, at 9:00 a.m., Atlantic Daylight Time. The items of business are as follows:

1.	Election of three Class II directors to serve until our 2018 Annual General Meeting of Shareholders;

2.	A non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement;

3.	Re-approval of the material terms of the performance goals specified in the RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan (the “Performance Share Plan”) for purposes of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); and

4.	Approval of the appointment of Ernst & Young Ltd., the Company’s independent registered public accounting firm, to serve as our auditors for the 2015 fiscal year and until our 2016 Annual General Meeting of Shareholders, and referral of the determination of the auditors’ remuneration to the Board of Directors of the Company.

At the Annual Meeting, shareholders will receive the report of our independent auditors and our financial statements for the year ended December 31, 2014, and may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 23, 2015 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

Stephen H. Weinstein

Corporate Secretary

		Page

General Information		1

Directors and Executive Officers of RenaissanceRe		5

Security Ownership of Certain Beneficial Owners, Management and Directors		8

Certain Relationships and Related Transactions		10

Corporate Governance		12

Committees of the Board		17

Section 16(a) Beneficial Ownership Reporting Compliance		22

Director Share Ownership Guidelines		23

Compensation Committee Interlocks and Insider Participation		24

Audit Committee Report		25

Compensation Committee Report		26

Compensation Discussion and Analysis		27

Executive Summary		27
Our Compensation Philosophy		29
The Link Between Pay and Performance		29
Advisory Vote on Compensation		31
Shareholder Engagement; Adoption of Majority Voting		31
Our Executive Compensation Program		33
The Market for Talent		34
Principal Components of Compensation		35
Change in Control and Post-Termination Payments		44
Adjustment or Recovery of Compensation Due to Executive Misconduct		45
Compensation and Risk Management		45
Managing Dilution		45
Governance and Compensation Process		46

Summary Compensation Table and Compensation Information		47

Director Compensation Table and Compensation Information		62

Proposals Requiring Your Vote		64

Proposal 1:	Election of Directors	64
Proposal 2:	Approval of the Compensation of the Company’s Named Executive Officers	65
Proposal 3:	Re-approval of the Material Terms of the Performance Goals Specified in the RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan	66
Proposal 4:	Approval of the Appointment of Independent Registered Public Accounting Firm and Referral of the Determination of the Auditors’ Remuneration to the Board of Directors	70

Additional Information		71

Annex A—Reconciliation of Non-GAAP Financial Measures		A-1

Annex B—RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan		B-1

GENERAL INFORMATION

RENAISSANCERE HOLDINGS LTD.

Renaissance House

12 Crow Lane

Pembroke HM 19 Bermuda

ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be Held on May 20, 2015

GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:	You are receiving these proxy materials because you were a shareholder of RenaissanceRe Holdings Ltd. (“RenaissanceRe” or the “Company”) as of March 23, 2015 (the “Record Date”) and are entitled to attend and vote at the Annual Meeting to be held at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda on May 20, 2015, at 9:00 a.m., Atlantic Daylight Time, or any postponement or adjournment thereof.

This proxy statement (this “Proxy Statement”) summarizes the information you need to know to vote at the Annual Meeting. The notice regarding the availability of proxy materials (the “Notice”), this Proxy Statement, the Notice of Annual General Meeting, and the proxy card are first being made available to shareholders on or about April 8, 2015. We have made available with this Proxy Statement our 2014 Annual Report to Shareholders, although the Annual Report shall not be deemed to be part of this Proxy Statement.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials?

A:	Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable Bermuda law, we are providing access to our proxy materials over the Internet. Accordingly, we are sending the Notice to holders of our common shares, par value $1.00 per share. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials, as described below.

Q:	How can I get electronic access to the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Access (for viewing and/or printing purposes) our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.
If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	How can I receive a printed copy of the proxy materials?

A:	The Notice provides you with instructions regarding how to:

•	Request a printed copy of our proxy materials for the Annual Meeting; and

•	Instruct us to send printed copies of our future proxy materials to you by mail.

If you choose to receive future proxy materials by mail, your election to receive proxy materials by mail will remain in effect until you terminate it.

Q:	What will I be voting on at the Annual Meeting?

A:	You will be voting on four items (individually, a “Proposal” and, collectively, the “Proposals”):

1.	To elect three Class II directors to serve until our 2018 Annual General Meeting of Shareholders (the “Board Nominees Proposal”);

2.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the “Say on Pay Proposal”);

3.	To re-approve the material terms of the performance goals specified in the RenaissanceRe Holdings Ltd. 2010 Performance Share Plan for purposes of Section 162(m) of the Code (the “162(m) Proposal”); and

4.	To approve the appointment of Ernst & Young Ltd., our independent registered public accounting firm, to serve as our auditors for the 2015 fiscal year and until our 2016 Annual General Meeting of Shareholders, and to refer the determination of the auditors’ remuneration to the Board of Directors of the Company (the “Board”) (collectively, the “Independent Auditors Proposal”).

Proxy Statement 1

GENERAL INFORMATION—CONTINUED

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Q:	What are the voting recommendations of the Board?

A:	The Board recommends the following votes:

1.	“FOR” the Board Nominees Proposal

2.	“FOR” the Say on Pay Proposal

3.	“FOR” the 162(m) Proposal

4.	“FOR” the Independent Auditors Proposal

Q:	Who is entitled to vote?

A:	The Board has set March 23, 2015 as the Record Date for the Annual Meeting. If you were the beneficial owner of common shares held in street name, or a shareholder of record with respect to our common shares at the close of business on the Record Date, you are entitled to notice of, and may vote at, the Annual Meeting. The common shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Q:	What is the quorum requirement?

A:	As of March 23, 2015, 46,025,698 common shares were issued and outstanding. The presence of two persons in person and throughout the Annual Meeting representing, in person or by proxy, more than 50% of the common shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting.

Q:	Who is soliciting my proxy?

A:	Your proxy is being solicited by the Board. MacKenzie Partners is acting as the solicitation agent on behalf of the Board. See “Who pays the costs of soliciting proxies?” below. The persons named in the proxy card have been designated as proxies by the Board. Such persons designated as proxies are officers of RenaissanceRe.

Q:	Who pays the costs of soliciting proxies?

A:	The Company will bear the cost of solicitation of proxies. We have engaged the firm of MacKenzie Partners to assist in the solicitation of proxies for a fee of $10,000, plus the reimbursement of certain expenses.
Further solicitation may be made by our directors, officers, and employees personally, by telephone, Internet, or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of common shares that such persons hold of record.

Q:	What is the difference between holding common shares as a shareholder of record and as a beneficial owner of common shares held in street name?

A:	Shareholder of Record. If your common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the Notice was sent directly to you by Broadridge Financial Solutions, Inc., the Company’s tabulation agent and Inspector of Election (our “Inspector of Election”).

Beneficial Owner of Common Shares Held in Street Name. If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of common shares held in street name, and the Notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of common shares held in street name, you have the right to direct that organization on how to vote the common shares held in your account.

Q:	If I am a shareholder of record of common shares, how do I vote?

A:	If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy in accordance with the following instructions:

•	You may vote by proxy over the Internet by following the instructions provided in the Notice; or

•	If you requested printed copies of the proxy materials by mail, you must either:

1.	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or

2.	vote by Internet (instructions are on the proxy card).

2	Proxy Statement

GENERAL INFORMATION—CONTINUED
Q:	If I am a beneficial owner of common shares held in street name, how do I vote?

A:	If you are a beneficial owner of common shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your common shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer, or similar organization on how to vote the common shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the common shares that you beneficially own.

Q:	What does it mean if I receive more than one Notice or set of printed proxy materials?

A:	Generally, it means that you hold common shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each Notice or in the proxy card accompanying the proxy materials.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholder of Record. If you are a shareholder of record and you:

•	indicate when voting on the Internet that you wish to vote as recommended by our Board; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxies will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Withheld votes for election of directors and proxies marked as abstentions to a proposal will not be counted except for purposes of determining whether a quorum is present.

Beneficial Owner of Common Shares Held in Street Name. Under the rules of the New York Stock Exchange (the “NYSE”), if you are a beneficial owner of common shares held in street name and do not provide the organization that holds your shares with specific voting instructions, your organization may generally vote on routine matters but cannot vote on non-routine matters. See “Which Proposals are considered ‘routine’ or ‘non-routine’?”
below. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least 10 days before the Annual Meeting, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Q:	Which Proposals are considered “routine” or “non-routine”?

A:	Under the rules of the NYSE, (i) Proposal 1 (Board Nominees Proposal), Proposal 2 (Say on Pay Proposal) and Proposal 3 (162(m) Proposal) are non-routine matters and (ii) Proposal 4 (Independent Auditors Proposal) is a routine matter.

Q:	May I change my vote after I have submitted a proxy or otherwise instructed how my shares are to be voted?

A:	Yes. You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Q:	Am I entitled to appraisal rights?

A:	The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Q:	How does the voting take place at the Annual Meeting?

A:	The Board has adopted a majority vote standard in uncontested director elections. Because the Company did not receive proper advance notice in accordance with the Amended and Restated Bye-Laws of the Company (the “Bye-laws”) of any shareholder nominees for Class II director, the election of directors solicited hereby is an uncontested election.

Proxy Statement 3

GENERAL INFORMATION—CONTINUED

The Say on Pay Proposal, the 162(m) Proposal and the Independent Auditors Proposal each requires the affirmative “FOR” vote of a majority of the votes cast at the Annual Meeting. The vote on the Say on Pay Proposal is not binding on the Board or the Company.

A hand vote will be taken unless a poll is requested pursuant to the Bye-laws. Proxies marked as abstentions to a proposal will not be counted except for purposes of determining whether a quorum is present. The rules of the NYSE do not permit your bank, broker or other nominee to vote your shares on proposals that are not considered routine. When a proposal is not a routine matter and your bank, broker or other nominee has not received your voting instructions with respect to that proposal, your bank, broker or other nominee cannot vote your shares on that proposal. This is generally referred to as a “broker non-vote.” Your bank, broker or other nominee may not vote your shares with respect to (i) the Board Nominees Proposal, (ii) the Say on Pay Proposal or (iii) the 162(m) Proposal in the absence of your specific instructions as to how to vote with respect to each of these Proposals because, under the rules of the NYSE, these Proposals are considered to be non-routine. For routine matters, unless your proxy indicates otherwise, the persons named as your proxies will vote your shares according to the recommendation of the Board.

Q:	How many votes do I have?

A:	Each of our common shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any postponements or adjournments thereof, subject to certain provisions of our Bye-laws that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the common shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal, or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The Board may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in the Board’s judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These restrictions may be waived by the Board in its sole discretion. To date, the Board has never granted such a waiver.

Q:	What else will happen at the Annual Meeting?

A:	The only other item currently on the Annual Meeting agenda is for the shareholders to receive the report of Ernst & Young Ltd., our independent auditors, and our audited financial statements for the year ended December 31, 2014.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Election and filed with the SEC on a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How can I communicate with RenaissanceRe’s Board?

A:	Our Board encourages any shareholder or other party to communicate directly with the Board, any committee of the Board, or our non-management directors as a group. Any such communications should be addressed to the intended recipient in the care of the Corporate Secretary and, if properly addressed, will be forwarded to the intended recipient unopened. Shareholders can send communications electronically through our website at www.renre.com by clicking on “secretary@renre.com” under “Contact Us—Legal or Corporate Information” or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Corporate Secretary.

4	Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE

The table below sets forth the names, ages, and titles of the executive officers, directors, and nominees for director of RenaissanceRe as of March 23, 2015. The executive officers provide functional oversight of the Company’s business units and have primary responsibility for setting Company policy and decision-making authority. Our executive officers include the members of the Governance Committee of the Chief Executive Officer (the “Governance Committee”) and each other person who meets the definition of “executive officer” set forth under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Governance Committee currently consists of the Chief Executive Officer, the Chief Operating Officer and Chief Financial Officer, the Group Chief Underwriting Officer, the Group Chief Risk Officer, the Group General Counsel, and the Chief Accounting Officer. Currently, each of our Named Executive Officers is a member of the Governance Committee.

Name	Age	Position
Ralph B. Levy	69	Non-Executive Chair of the Board of Directors
Kevin J. O’Donnell	48	President, Chief Executive Officer and Director
Jeffrey D. Kelly	61	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Ross A. Curtis	42	Senior Vice President and Group Chief Underwriting Officer
Ian D. Branagan	47	Senior Vice President and Group Chief Risk Officer
Stephen H. Weinstein	46	Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer
Mark A. Wilcox	47	Senior Vice President, Chief Accounting Officer and Corporate Controller
David C. Bushnell	60	Director
James L. Gibbons	51	Director
Brian G. J. Gray	52	Director
William F. Hagerty IV (1)	55	Director Nominee
Jean D. Hamilton	68	Director
Henry Klehm III	56	Director
W. James MacGinnitie (1)	76	Director
Anthony M. Santomero	68	Director
Nicholas L. Trivisonno	67	Director
Edward J. Zore	69	Director

(1)	Mr. Hagerty has been nominated by the Board to fill the vacancy that will be created by the retirement of Mr. MacGinnitie from the Board at the Annual Meeting.

Ralph B. Levy has served as one of our directors since 2007 and as Non-Executive Chair of the Board since May 2011. Mr. Levy is a Class III director. In January 2012, Mr. Levy joined JAMS as an Atlanta office arbitration and mediation neutral panel member. In 2011, Mr. Levy retired from his position as a Senior Partner at the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) of, and served from 2000 through June 2012 as a member of, the Board of Directors of the Attorneys’ Liability Assurance Society (Bermuda) Ltd., then a Bermuda-based mutual insurance company but which has since redomesticated in the U.S., and its subsidiary, Attorneys’ Liability Assurance Society, Inc. Earlier in his career, Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocates General’s Corp.

Kevin J. O’Donnell has served as our Chief Executive Officer since July 2013, as our President since November 2012 and as one of our directors since July 2013. Mr. O’Donnell previously served in a number of roles with the Company since joining the Company in 1996, including Global Chief Underwriting Officer, Executive Vice

President, Senior Vice President, Vice President, and Assistant Vice President.

Jeffrey D. Kelly has served as our Executive Vice President and Chief Financial Officer since 2009 and as our Chief Operating Officer since December 31, 2014. Prior to joining RenaissanceRe, Mr. Kelly served as Chief Financial Officer of National City Corporation from 2000 until his retirement in 2008. Mr. Kelly also served as Vice Chairman of National City Corporation from 2004 to 2008. Since October 2012, Mr. Kelly has served as a member of the Board of Directors of The Progressive Corporation, on which he previously served from 2000 until 2009.

Ross A. Curtis, Senior Vice President, has served as our Group Chief Underwriting Officer since July 2014. Mr. Curtis previously served in a number of roles with the Company since joining the Company in 1999 as a Catastrophe Reinsurance Analyst, including Chief Underwriting Officer of European Operations based in London, England, from 2010 to 2014 and Senior Vice President of Renaissance Reinsurance Ltd. in Bermuda, primarily responsible for underwriting the international and retrocessional property catastrophe portfolios, and assisting in the development of our specialty reinsurance lines from 2006 to 2010.

Proxy Statement 5

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE—CONTINUED

Ian D. Branagan, Senior Vice President, has served as our Group Chief Risk Officer since 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open the Company’s Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across the Company’s (re)insurance operations. Mr. Branagan subsequently assumed the responsibility of managing risk globally for the Company and, in 2013, relocated to the Company’s London office. Prior to joining the Company, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools.

Stephen H. Weinstein, Senior Vice President since 2005, has served as our Group General Counsel and Corporate Secretary since joining RenaissanceRe in 2002 and as Chief Compliance Officer since 2004. From 2002, Mr. Weinstein also served as a Vice President of RenaissanceRe. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

Mark A. Wilcox has served as our Senior Vice President and Chief Accounting Officer since 2006 and as our Corporate Controller since 2005. Prior to this, Mr. Wilcox served as our Vice President and Internal Auditor from 2003. Prior to joining RenaissanceRe, Mr. Wilcox worked for PricewaterhouseCoopers LLP from 1997 until 2003, where he was Senior Manager of Audit and Business Advisory Services within the firm’s Insurance Practice. Mr. Wilcox is a Certified Public Accountant and a Chartered Financial Analyst.

David C. Bushnell has served as one of our directors since 2008. Mr. Bushnell is a Class I director. Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through 2007 and retired as Chief Administrative Officer in 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer. Mr. Bushnell serves on the Board of Directors of Cordia Bancorp Inc. (“Cordia”), and its wholly owned subsidiary, Bank of Virginia. He serves as Chairman of Bank of Virginia’s Credit Committee and serves on its Asset/Liability Management Committee.

James L. Gibbons has served as one of our directors since 2008. Mr. Gibbons is a Class I director. Mr. Gibbons is a Bermudian citizen who is Chairman of Harbour International Trust Company Limited and is the Treasurer of Edmund Gibbons Limited. Mr. Gibbons also serves as a Senior Adviser and Director of Clarien Group Limited (“Clarien”), an international financial company, as well as President of Bermuda Air Conditioning Limited. In June 2013, Mr. Gibbons was elected as a member of the Board of Directors of Nordic American Tankers Limited, a publicly held company. From 1999 to 2013, Mr. Gibbons served as Chair, and, from 1999 to 2010, as President and Chief Executive Officer, of Capital G Bank Limited, a majority of the equity of which was acquired by Clarien.

Brian G. J. Gray has served as one of our directors since May 2013. Mr. Gray is a Class II director. From 2008 until his retirement in 2012, Mr. Gray served as Group Chief Underwriting Officer of Swiss Reinsurance Company Ltd. (“Swiss Re”) and was a member of Swiss

Re’s Group Executive Committee. From 2005 through 2008, he was a member of the Group Executive Board, responsible for underwriting Property and Specialty Product Lines on a global basis for Swiss Re. Mr. Gray joined Swiss Re in Canada in 1985, and served in a variety of roles, including President and Chief Executive Officer of Swiss Re Canada from 2001 to 2005 and Senior Vice President of Swiss Re Canada from 1997 to 2001.

William F. Hagerty IV is a nominee for election to our Board at the Annual Meeting. If elected, Mr. Hagerty will serve as a new Class II director. From January 2011 until his resignation in January 2015, Mr. Hagerty served as Tennessee Commissioner of Economic and Community Development. In January 2015, Mr. Hagerty rejoined Hagerty, Peterson & Company, LLC (“Hagerty Peterson”), a private equity investment firm at which he had previously served as a Founder and Managing Director commencing in 1996. From 1996 to January 2011, Mr. Hagerty served as the Vice Chairman of National Electronics Warranty Corporation (now NEW Asurion Corporation), an administrator of warranty programs based in Sterling, Virginia. Prior to the founding of Hagerty Peterson, Mr. Hagerty was affiliated with Trident Capital, L.P., a private equity investment firm based in Chicago, Illinois, during 1993 and 1994. From 1991 to 1993, Mr. Hagerty served as a member of the White House Staff, including in the position of Chief Economist for the President’s Council on Competitiveness. Mr. Hagerty has served on the board of directors of Sound Advice Inc. from 1998 through its acquisition in 2001; Houghton Mifflin Harcourt Inc. from May 2010 until June 2012; and since December 2010 with R.J. O’Brien Inc., an independent futures brokerage and clearing firm.

Jean D. Hamilton has served as one of our directors since 2005. Ms. Hamilton is a Class I director. Ms. Hamilton is an independent consultant/private investor and a Member of the Brock Capital Group LLC. Previously, she held various positions with Prudential Financial, Inc., including Executive Vice President, and was Chief Executive Officer of Prudential Institutional from 1998 through 2002. Prior to joining Prudential, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee, a member of the Audit Committee, and chair of the Board Valuation Committee of First Eagle Funds and First Eagle Variable Funds.

Henry Klehm III has served as one of our directors since 2006. Mr. Klehm is a Class III director. In 2008, Mr. Klehm joined the law firm Jones Day as a partner in the firm’s Securities Litigation & SEC Enforcement Practice. From 2002 to 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from 1999 to 2002. Prior to joining Prudential, Mr. Klehm served in various positions with the SEC, including as Senior Associate Director of the Northeast Regional Office.

W. James MacGinnitie has served as one of our directors since 2000 and was the Non-Executive Chair of the Board from 2005 to 2011. Mr. MacGinnitie will retire from the Board in connection with the Annual Meeting. Mr. MacGinnitie is a Class II director. Mr. MacGinnitie is an independent actuary and consultant. He served as Senior Vice President and Chief Financial Officer of CNA Financial from 1997 to 1999. Prior to joining CNA, Mr. MacGinnitie was a partner of Ernst & Young Ltd. and National Director of its actuarial services. Earlier in his

6	Proxy Statement

DIRECTORS AND EXECUTIVE OFFICERS OF RENAISSANCERE—CONTINUED

career, he was a principal in Tillinghast, primarily responsible for its property-casualty actuarial consulting services. Mr. MacGinnitie is a Fellow of both the Casualty Actuarial Society and the Society of Actuaries, and has served as President of both organizations as well as of the American Academy of Actuaries and the International Actuarial Association. Mr. MacGinnitie served on the Board of Directors of Trustmark Mutual Holding Company from 2000 until his retirement from the board in 2010.

Anthony M. Santomero has served as one of our directors since 2008. Mr. Santomero is a Class I director. Mr. Santomero served as Senior Advisor at McKinsey & Company from 2006 to 2008. From 2000 to 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. Prior to joining the Federal Reserve, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the Board of Directors of Penn Mutual Life Insurance Company, Citigroup Inc., Citibank, N.A and Columbia Funds. Mr. Santomero currently serves as the Chair of the Risk Management Committee of Citigroup Inc. and Chairman of the Board of Directors of Citibank, N.A. In addition, Mr. Santomero served on the Board of Directors of BofA Fund Series Trust from 2008 until 2011.

Nicholas L. Trivisonno has served as one of our directors since 2004. Mr. Trivisonno is a Class III director. Mr. Trivisonno was Chairman and Chief Executive Officer of ACNielsen Corporation from 1996 through 2001. Prior to joining ACNielsen, he was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Corporation. Previously, he held several positions at GTE Corporation, including Group President, Executive Vice President, Strategic Planning, Senior Vice President Finance, and Vice President and Controller. Mr. Trivisonno began his career as a certified public accountant with Arthur Andersen & Co. and was appointed a managing partner in 1986.

Edward J. Zore has served as one of our directors since 2010. Mr. Zore is a Class III director. Mr. Zore served in a variety of capacities at The Northwestern Mutual Life Insurance Company, principally as Chairman (2009 to 2010), as Chief Executive Officer (2001 to 2010), and as President (2000 to 2009). He currently serves on the Northwestern Mutual Board of Trustees. He was a member of the Audit Committee of Russell Company, a subsidiary of Northwestern, until December 2014. Mr. Zore began his career with the Northwestern Mutual investment department, and also served as the company’s Executive Vice President, Chief Financial Officer and Chief Investment Officer, and as a director of Northwestern Mutual Series Fund, Inc. He is the Lead Director of the Board of Directors of ManpowerGroup Inc., and is the Chair of its Executive Compensation and Human Resources Committee. Previously, Mr. Zore served as Chairman of the Board of Mason Street Funds, Inc. from 2000 to 2007.

Proxy Statement 7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS

The following table sets forth information as of March 23, 2015 (unless otherwise noted) with respect to the beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with the Bye-laws for (i) each person known by us to own beneficially 5% or more of the outstanding common shares; (ii) our Chief Executive Officer, our Chief Financial Officer, and each of the three remaining most highly compensated executive officers as of December 31, 2014 (collectively, our “Named Executive Officers”); (iii) each of our directors and director nominees; and (iv) all of our executive officers, directors and director nominees as a group. The total number of common shares outstanding as of March 23, 2015, was 46,025,698.

Name and Address of Beneficial Owner (1)	Number of Common Shares	Percentage of Class
FMR LLC (3) 245 Summer Street Boston, Massachusetts 02110	3,389,122	7.4%(2)
The Vanguard Group, LLC (4) 100 Vanguard Blvd. Malvern, PA 19355	3,129,849	6.8%(2)
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	3,098,090	6.7%(2)
Kevin J. O’Donnell (6)	475,875	1.0%
Jeffrey D. Kelly (7)	83,850	*
Ross A. Curtis (8)	164,392	*
Ian D. Branagan (9)	71,259	*
Stephen H. Weinstein (10)	218,984	*
David C. Bushnell (11)	13,380	*
James L. Gibbons (12)	13,380	*
Brian G. J. Gray (13)	8,987	*
William F. Hagerty IV (14)	—	*
Jean D. Hamilton (15)	19,556	*
Henry Klehm III (16)	15,771	*
Ralph B. Levy (17)	21,258	*
W. James MacGinnitie (18)	26,606	*
Anthony M. Santomero (19)	13,380	*
Nicholas L. Trivisonno (20)	27,508	*
Edward J. Zore (21)	8,061	*
All of our executive officers, directors and director nominees (17 persons)	1,267,363	2.8%
*	Less than 1%
(1)	Pursuant to the regulations promulgated by the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.
(2)	The percent of class shown was based on the common shares reported as beneficially owned on the Schedule 13G or Schedule13G/A as at December 31, 2014, as applicable, and the total number of shares outstanding as of March 23, 2015.
(3)	According to a Statement on Schedule 13G/A filed with the Commission on February 13, 2015 by FMR LLC, FMR LLC is the beneficial owner of 3,389,122 common shares as at December 31, 2014. Edward C. Johnson 3d (Chairman of FMR LLC), Abigail P. Johnson (Vice Chairman of FMR LLC) and FMR LLC each has the sole power to dispose of the 3,389,122 common shares owned by various Fidelity funds. None of Edward C. Johnson 3d, Abigail P. Johnson or FMR LLC has the sole power to vote or direct the voting of the shares owned directly by these Fidelity funds, which power resides with the funds’ Board of Trustees. Fidelity Management & Research Company, the funds’ advisor, carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity Management & Research Company is a wholly owned subsidiary of FMR LLC. According to this Schedule 13G/A, members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

8	Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS—CONTINUED
(4)	According to a Statement on Schedule 13G filed with the Commission on February 10, 2015 by The Vanguard Group, LLC (“Vanguard”), Vanguard is the beneficial owner of 3,129,849 common shares as at December 31, 2014. Vanguard has the sole power to vote or to direct the voting of 37,747 common shares and sole or shared power to dispose of or to direct the disposition of 3,133,472 common shares.
(5)	According to a Statement on Schedule 13G/A filed with the Commission on January 23, 2015 by BlackRock, Inc. (“BlackRock”), BlackRock is the beneficial owner of 3,098,090 common shares as at December 31, 2014. BlackRock has the sole power to vote or to direct the voting of 2,802,104 common shares and sole power to dispose of or to direct the disposition of 3,098,090 common shares.
(6)	Includes (i) options to acquire 196,355 common shares granted under the 2001 Stock Incentive Plan (the “2001 Plan”) that are vested and presently exercisable, (ii) 87,281 restricted shares granted under the 2001 Plan that have not yet vested and (iii) 56,599 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below). Mr. O’Donnell has no unvested options to acquire common shares. Also includes 1,079 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family.
(7)	Includes (i) 47,906 restricted shares granted under the 2001 Plan that have not yet vested and (ii) 20,343 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below). Mr. Kelly has no options to acquire common shares.
(8)	Includes (i) options to acquire 64,500 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) 36,351 restricted shares granted under the 2001 Plan that have not yet vested and (iii) 24,480 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below). Mr. Curtis has no unvested options to acquire common shares.
(9)	Includes (i) 26,912 restricted shares granted under the 2001 Plan that have not yet vested and (ii) 14,852 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below). Mr. Branagan has no options to acquire common shares.
(10)	Includes (i) options to acquire 146,407 common shares granted under the 2001 Plan that are vested and presently exercisable, (ii) 23,782 restricted shares granted under the 2001 Plan that have not yet vested and (iii) 14,531 performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained (see “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below). Mr. Weinstein has no unvested options to acquire common shares. Also includes 3,242 common shares held by trusts for the benefit of Mr. Weinstein’s minor children.
(11)	Includes 2,571 restricted shares granted in payment of directors’ fees under the RenaissanceRe Holdings Ltd. Amended and Restated Non-Employee Director Stock Plan, as amended (the “Director Stock Plan”), that have not yet vested.
(12)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(13)	Includes 3,065 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(14)	Mr. Hagerty has been nominated by the Board for election at the Annual Meeting.
(15)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(16)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(17)	Includes 5,143 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(18)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(19)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(20)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.
(21)	Includes 2,571 restricted shares granted in payment of directors’ fees under the Director Stock Plan that have not yet vested.

Proxy Statement 9

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Transactions with Related Persons

We have adopted a written policy with respect to the review, approval, and ratification of transactions with related persons. The policy covers, among other things, transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in

Item 404 of Regulation S-K. Transactions covered by this policy are reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include certain transactions we have entered into with parties that are, or could be deemed to be, related to us.

Charitable Donations

RenaissanceRe has a significant physical presence in Bermuda, including our corporate headquarters, and provides support to various charitable organizations in the Bermuda community that meet certain guidelines, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing, and educational assistance. As part of our efforts, we match donations made by our officers and other employees to appropriately registered Bermuda charities in good standing at a ratio of up to 4:1, generally up to a maximum matching contribution for each employee of $10,000 per year. We also make direct charitable contributions, in addition to the employee matching program. Certain of our executive officers and directors, and spouses of certain of these persons, serve and have served as directors, officers or trustees of some of these organizations, including organizations receiving charitable grants from the Bermuda Community Foundation (the “BCF”), discussed below; however, other than to the Bermuda Hospitals Charitable Trust (the “BHCT”), as discussed below, we did not contribute more than $120,000 to any one charity in the 2014 fiscal year for which any of these individuals served as a director, officer or trustee.

In 2013, RenaissanceRe committed to contribute $2.0 million to the BCF in conjunction with the twentieth anniversary of our founding. The BCF was created in 2013 as an umbrella Bermuda charitable organization for the purpose of the distribution of charitable donations to charitable causes based in Bermuda. As a Bermuda-based organization, from its formation, RenaissanceRe and its Bermuda-based employees have benefited, directly and indirectly, from many of the services and activities provided by the charitable associations that are or will be supported by the BCF. Of the $2.0 million contribution, $0.5 million was retained by the BCF as part of its permanent endowment; $1.2 million was designated for

RenaissanceRe’s program giving for 2014, 2015 and 2016 and administered by the BCF at the direction of the Company; and the balance of $0.3 million was designated to be utilized by the BCF for 2013 and 2014 pass through grants to certain designated Bermuda-based charities, including the Bermuda Sloop Foundation and Friends of the Bermuda Railway Trail, and, in a special initiative to encourage sustainability in the philanthropic sector, matching grants to Bermuda-based charities with endowed funds at the BCF. Peter C. Durhager, our former Chief Administrative Officer, serves as the founding Chair of the BCF and receives no compensation from the BCF in that role. During 2014, Mr. Durhager coordinated RenaissanceRe’s charitable giving activities, including the designation of grants to Bermuda-based charities such as the grant made to the BCF.

In 2011, RenaissanceRe made a commitment to contribute $1.0 million to the BHCT in connection with the King Edward VII Memorial Hospital (“KEMH”) redevelopment project. KEMH is the only hospital, and substantially the principal health care facility, in Bermuda, and accordingly is used by all residents of Bermuda, including every Bermuda-based employee of RenaissanceRe. The BHCT is an independent body that accepts and manages donor contributions on behalf of KEMH. Mr. Gibbons serves on the Campaign Steering Committee of the BHCT, an ad hoc, informal committee of local businessmen and women, which works to raise public awareness of the KEMH redevelopment project and provides support for fundraising activities. Neither Mr. Gibbons nor any employee of RenaissanceRe currently serves as a director, officer or trustee of the BHCT, KEMH or the Bermuda Hospitals Board, which oversees the operations of KEMH. The $1.0 million commitment was paid in June 2014.

Relationship with BlackRock

BlackRock reported beneficial ownership interest of more than 5% of our common shares as of December 31, 2014. Affiliates of BlackRock currently provide investment management, risk analytics and investment accounting services to RenaissanceRe and its subsidiaries. During 2014, we incurred $3.3 million in fees relating to these services. These fees were at then-prevailing market rates determined pursuant to arm’s-length negotiations between us and such affiliates.

10	Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CONTINUED

Co-investments

From time to time, certain officers of RenaissanceRe have made investments in investment funds in which RenaissanceRe has also invested. None of these officers receives any compensation in connection with such investments or exercises any management discretion over any such investment fund.

Use of Company Aircraft

In accordance with the Company’s policies, Named Executive Officers and certain other officers of the Company are permitted business use and up to 25 hours per year of Company-funded personal use of the aircraft utilized by the Company under a fractional interest program with NetJets Aviation Inc. (the “Aircraft Interest”). In addition, the Compensation and Corporate Governance Committee (the “Compensation Committee”) has approved a form of aircraft use agreement to allow these officers to utilize the Aircraft Interest for additional travel provided that these officers pay for such use in advance of any such trip at the fully loaded variable rate (which rate represents the Company’s “aggregate incremental cost” of such use within the meaning of Regulation S-K and the rules and other guidance of the Commission) and, at all times, maintain a deposit with the Company, from which the Company is authorized to withdraw funds in order to satisfy any amounts owed under the agreement. Messrs. O’Donnell and Kelly have each entered into an aircraft use agreement with the Company. In respect of his arrangement, Mr. Kelly paid $80,043 for personal use of the Aircraft Interest during 2014. Mr. O’Donnell did not have any personal use of the Aircraft Interest during 2014 which required payment pursuant to his aircraft use agreement with the Company.

Proxy Statement 11

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the Dodd-Frank Act of 2010. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Guidelines on Significant Corporate Governance Issues (the “Corporate Governance Guidelines”);

•	our Code of Ethics and Conduct (the “Code of Ethics”);

•	our Audit Committee Charter; and

•	our Compensation and Corporate Governance Committee Charter.

A copy of each of these documents is published on our website at www.renre.com under “Investor Information—Corporate Governance,” except our Bye-laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies the Company’s Corporate Governance Guidelines, the Code of Ethics, committee charters, and key Board practices as the Board believes to be warranted. Based on the foregoing, in 2014 the Company revised the Corporate Governance Guidelines and the Code of Ethics. In addition, in conjunction with the 2014 annual review, the Company amended the Investment and Risk Management Committee’s charter. Neither the Bye-laws nor any other committee charter was amended in 2014.

In November 2014, our Board of Directors approved an amendment to the Corporate Governance Guidelines to include a majority voting policy for uncontested director elections. See “Compensation Discussion and Analysis—Shareholder Engagement; Adoption of Majority Voting” below for additional information.

Director Independence

Our Board is composed of 11 directors, 10 of whom are independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with RenaissanceRe. The Board has established guidelines to assist it in determining director independence, which conform to, and which we believe are more exacting than, the independence requirements in the NYSE listing standards. In addition to applying these guidelines, which are set forth in our Corporate Governance Guidelines, the Board will consider all relevant facts and circumstances known or reported to it in making an independence determination.

In February 2015, the Compensation Committee conducted a review of the independence of each of our current directors and director nominees. During this review, the Board considered, among other things, transactions and relationships between each director or any member of their immediate family and RenaissanceRe or its subsidiaries and affiliates and relationships between directors or their affiliates and members of RenaissanceRe’s senior management or their affiliates. As a result of this review, the Board affirmatively determined that Ms. Hamilton and each of Messrs. Bushnell, Gibbons, Gray, Klehm, Levy, MacGinnitie, Santomero, Trivisonno and Zore are “independent” directors for purposes of compliance with the

NYSE listing standards and SEC rules (“Independent Directors”). The Board also determined that Mr. Hagerty would be, if elected to the Board, an Independent Director for such purposes. Mr. O’Donnell is not considered an Independent Director because of his employment as an executive officer of RenaissanceRe.

In particular, in the course of the Board’s determination regarding the independence of each non-management director, the Board considered, in respect of Mr. Bushnell, the fact of Mr. Bushnell’s prior employment with Citigroup (see “Directors and Executive Officers of RenaissanceRe”), and, in respect of Mr. Santomero, the fact of Mr. Santomero’s service as a director of Citigroup, and Citigroup’s current and prior financial relationships with RenaissanceRe, including as one of the joint lead managers of the Company’s underwritten offering in March 2015 of $300 million aggregate principal amount of 3.70% Senior Notes due 2025, and its roles in the past in respect of certain other offerings of RenaissanceRe. In addition to the foregoing, Jones Day, the law firm at which Mr. Klehm is currently a partner, has provided legal services to Mr. Bushnell relating to his former employment at Citigroup. The Company is not a party to these legal proceedings. In addition, Jones Day received fees from Platinum Underwriters Holdings, Ltd. (“Platinum”) relating to its defined contribution plans in respect of 2014 of less than $10,000.

12	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

Director Qualifications and Director Nominee Considerations

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board. Pursuant to these criteria, our Compensation Committee takes a holistic approach in identifying and considering potential director nominees and in evaluating the current composition of our Board. In general, the Compensation Committee focuses primarily on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with the Company’s current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees within this framework, our Compensation Committee considers, among others, the following factors:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•

the professional experience and industry expertise of the candidate and whether this will add to or complement that of the existing Board, in light of the Company’s evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out Board duties and responsibilities fully and effectively;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to attempt to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	as summarized in detail below, maintaining a diversity of skills, experience, and viewpoints represented on the Board as a whole; and

•	such other attributes of the candidate, our business and strategic conditions and external factors as our Compensation Committee deems appropriate at such time and from time to time.

Our Compensation Committee has the discretion to weigh these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, depending on our evolving circumstances.

Board Diversity

As described above, the Corporate Governance Guidelines provide that the Company has not established specific criteria for directors but believes that candidates should show evidence of leadership in their particular field and have broad experience and the ability to exercise sound business judgment. The Compensation Committee carries out the Board’s director selection, recruitment and nomination obligations. As part of these obligations, the Compensation Committee evaluates and discusses diversity at both the Board and the committee levels, considering, as contemplated by the Corporate Governance Guidelines, the diversity, skills, and experience of candidates in the context of the needs of the Board as a whole. In assessing the performance of current directors, and in selecting directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the Board, in light of the evolving strategic direction and needs of the Company. This consideration includes a broad evaluation of diversity of skills, experience, and viewpoints represented on the Board as a whole. The assessment is undertaken by the Compensation Committee no less frequently than annually and at appropriate intervals.

Non-Executive Chair

The Board has currently implemented a leadership structure that separates the role of the Chief Executive Officer and the Chair of the Board. The Board has determined that having an independent director serve as Non-Executive Chair of the Board is in the best interest of shareholders at this time. The Company believes that this structure currently assists the Independent Directors in the oversight of the Company and facilitates participation of the Independent Directors in setting agendas and establishing priorities and procedures for the work of the Board.

Proxy Statement 13

CORPORATE GOVERNANCE—CONTINUED

Risk Oversight

The Company considers enterprise-wide risk management (“ERM”) to be a key strategic objective. ERM is managed by the senior executive team under the oversight of the Board and is implemented by personnel from across the organization. The Company believes that its ERM processes and practices help to identify potential events that may affect the Company; to quantify, evaluate and manage the risks to which it is exposed; and to provide reasonable assurance regarding the achievement of corporate objectives. We believe that the Company’s commitment to and investment in effective ERM can represent a significant competitive advantage, and is essential to the Company’s corporate strategy and goal of achieving for shareholders long-term growth in tangible book value per common share plus the change in accumulated dividends. The Company’s efforts to identify and monitor business environment risk and operational risk are conducted under the oversight of our Board and its committees and coordinated by senior personnel including the Chief Operating Officer and Chief Financial Officer, the Group Chief Risk Officer, and the Group General Counsel and Chief Compliance Officer, each of whom reports directly to the Chief Executive Officer; as well as other senior personnel such as the Chief Accounting Officer and Corporate Controller, and Head of Internal Audit.

The Board is actively involved in the oversight of risks that could affect the Company. Among other things, the members of the Board have regular, direct access to the senior executives named above, as well as other officers responsible for the operational and controls functions of the Company. While the Board primarily delegates its risk management to its committees, as disclosed in the descriptions of each of the committees below and as contemplated in the charters of each of the committees, the Board regularly reviews the coordination of its oversight of Company risk.

We believe our ERM assists our efforts to minimize the likelihood of suffering financial outcomes in excess of the ranges that we have estimated in respect of specific investments, underwriting decisions, or other operating or business activities. We also seek, as a component of our ERM, to minimize the likelihood of the occurrence, or to reduce the severity, of a range of operational risks to which we are exposed, which we consider to be risks that may not give rise to an immediate financial loss but would potentially impair our strategy, tactical plans, operating platform, or reputation. We believe that effective board oversight enhances the quality of our risk management as well as facilitates sound corporate governance.

Our committees regularly receive and discuss materials from each other, including, but not limited to, the Audit Committee and the Investment and Risk Management Committee. The Company believes this activity enables the directors to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which accordingly reflects the committees’ evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. Each committee has broad powers to ensure that it has the resources to satisfy its duties under its charter. Periodically, in an effort to enhance the flow of information and exchange of ideas across the committees, a committee will open its normal course proceedings to informational attendance by members of other committees. The Non-Executive Chair of the Board does not serve on any of these standing committees but participates in each committee from time to time on an ex officio basis and seeks, among other things, to monitor the identification of risks or other matters that might require cross-committee coordination or the attention of the full Board. Each committee also has access to outside advisors as well as management. In addition, management representatives from the Company’s risk, administrative, legal, accounting and internal audit functions separately meet with, and are interviewed by, the Audit Committee in executive sessions. The Company’s Group Chief Risk Officer separately meets with the Investment and Risk Management Committee in executive session.

ERM and Executive Compensation

In conjunction with ERM, as well as our strategic and operational planning, we regularly review senior executive compensation and our firm-wide compensation programs and policies, in an ongoing effort to seek to eliminate or mitigate potential risks arising from such programs and policies, to align our executives and employees with the long-term interests of shareholders, to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry, and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company. We seek to design our compensation plans, including our incentive compensation programs, to incorporate a range of components that we believe help to mitigate potential risks while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. Senior executives from our risk, compliance, administrative, and finance functions, as well as the Board’s and the Compensation Committee’s outside compensation consultants, are involved in this review process, which is conducted under the oversight of our Compensation Committee. The process includes executive sessions between the Compensation Committee and, as the Compensation Committee sees fit, members of management, which include representatives from the risk, administrative, legal, accounting and internal audit functions. With respect to 2014 and the compensation programs in place for 2015, based in part on the information and analyses provided by management and its own advisors, the Compensation Committee concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. Among the features of our compensation programs considered in this review were the following:

•

Company-wide Basis for Incentive Compensation Determinations. The annual and long-term incentive compensation of our Named Executive Officers and our other executive officers more broadly are principally determined based on our overall corporate performance and the attainment of individual performance goals,

14	Proxy Statement

CORPORATE GOVERNANCE—CONTINUED

rather than on the short-term financial performance of a particular business unit, legal entity, segment, or other division of the Company.

•

Alignment of Shareholder and Executive Interests. The majority of our long-term incentive awards to our executive officers are delivered in the form of restricted shares with three- or four-year vesting periods, including performance shares that vest only on the attainment of Compensation Committee-determined performance metrics as well as service periods. We do not provide grants of equity or equity-linked instruments with a vesting term of less than three years. See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives.” Moreover, as described in detail below, we have adopted share ownership guidelines which apply to each executive officer and director, which require each executive officer and director to hold significant equity interests in the Company. See “Compensation Discussion and Analysis—Principal Components of Compensation—Equity Ownership and Retention Requirements.”

•

Tangible Performance Metrics Based Upon Corporate Performance. As described in detail below, a meaningful component of the compensation of each Named Executive Officer and each other executive officer consists of restricted common shares granted under our Performance Share Plan, as to which vesting is contingent upon the attainment of specific Company-wide performance measures as well as the completion of service periods, as established by our Compensation Committee in its sole discretion (see “Compensation Discussion and Analysis—Principal Components of Compensation” below for additional information regarding the components of compensation). In each of 2012, 2013 and 2014, 25% of the target equity awards for each Named Executive Officer included within their annual cycle compensation package was comprised of performance shares. No performance shares held by our executives vested based on 2012, 2013 or 2014 performance and 100% of the tranches of such shares related to 2012, 2013 and 2014 performance have been forfeited because the performance hurdles were not attained. See “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” below for additional information.

•	Balanced Compensation Elements. Our compensation program for executive officers is designed to provide a balanced mix of salary, annual incentive compensation, and long-term incentive compensation, the realization of which depends on corporate and individual performance. The Compensation Committee believes that the mix of types of compensation delivered by the Company is not overly weighted toward a single form of compensation, or inappropriately designed to overly encourage short-term financial results or unbalanced operational execution, and instead promotes the pursuit of long-term financial performance, enterprise-wide, prudent risk management and stewardship of our capital.

•

Long-Term Focus. We aspire to be the world’s best underwriter by matching well-structured risks with efficient sources of capital. Through our operating subsidiaries, we seek to produce superior returns for our shareholders by being a trusted, long-term partner to our customers for assessing and managing risk, and by delivering responsive solutions. Overall, our strategy focuses on superior risk selection, superior customer relationships and superior capital management. By focusing on these strategic goals, we seek to produce long-term growth in tangible book value per common share plus accumulated dividends for our shareholders. We anticipate that individual periods may be marked by substantial volatility. Accordingly, we believe that our senior-most executives should have a large proportion of their compensation in the form of long-term equity incentives to reflect the contributions of these executive officers to our longer-term results and to foster their alignment with long-term shareholders. Accordingly, all the equity-based compensation granted to our executive officers is scheduled to vest over three or more years. Moreover, we believe that our policies requiring robust long-term equity ownership of shares by our executives and directors also support alignment with long-term shareholders. We do not permit our executives or directors to hedge, pledge, effect short sales of, or enter into margin loans on, RenaissanceRe securities.

Our Compensation Committee, which consists exclusively of Independent Directors, reviews our compensation programs for consistency with our risk management practices and to assist us in ensuring that our programs align our executives and employees with the long-term interests of shareholders and with seeking to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterizes our industry. For detailed information regarding the composition of our compensation programs, see “Compensation Discussion and Analysis—Principal Components of Compensation” below.

Code of Ethics and Conduct

All directors, officers and employees of RenaissanceRe are expected to act at all times in accordance with the policies comprising the Code of Ethics. In 2014, as in prior years, each director and officer affirmed his or her current and continuing compliance with our Code of Ethics. During the first quarter of 2015, each director and officer provided an updated affirmation to the Company. In addition to the web address below, our Code of Ethics is also available in print to any shareholder upon request. Amendments to our Code of Ethics related to certain matters will be published on the RenaissanceRe website as required under SEC rules, at www.renre.com under “Investor Information—Corporate Governance.”

Proxy Statement 15

CORPORATE GOVERNANCE—CONTINUED

Communicating Concerns to Directors

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about RenaissanceRe’s conduct or policies to communicate that concern.

Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code of Ethics. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters.

These communications may be anonymous, and may be submitted in writing, e-mailed, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Meetings of Directors

During 2014, the Board conducted four regularly scheduled meetings, and one special meeting in conjunction with our acquisition of Platinum, each of which was attended by all of the members of the Board (except that Mr. Zore did not attend the August quarterly meeting of the Board). The Audit Committee, the Compensation Committee and the Investment and Risk Management Committee each met four times in 2014. The Audit Committee and the Investment and Risk Management Committee held one joint meeting during 2014. The Transaction Committee and the Offerings Committee each meet on an as-needed basis. The Audit Committee conducted four informational calls in connection with the review of our quarterly earnings releases and periodic filings. Other than Mr. Zore, who did not attend the August meeting of the Board, all incumbent directors attended 100% of the aggregate of all Board meetings and meetings of the committees on which they served during 2014. In addition, the Board or its committees conducted certain other informational calls relating to various matters, including a number of informational calls in connection with our acquisition of Platinum.

Our Independent Directors meet separately from Mr. O’Donnell, our sole management director, and other members of management in executive sessions each quarter. In connection with each of the regularly scheduled Board meetings in 2014, Mr. Levy acted as the chair of the executive sessions of the Board. The standing committees of the Board also conduct regular executive sessions; these are chaired by the respective chairpersons of the committees.

The members of the Board are expected to attend the Company’s annual general meetings of shareholders. Our annual general meetings of shareholders are required by our Bye-laws to be held outside of the United States and have to date always been held in Bermuda. At the 2014 Annual General Meeting of Shareholders, all of the directors elected to the Board were in attendance.

16	Proxy Statement

COMMITTEES OF THE BOARD

COMMITTEES OF THE BOARD

As of March 23, 2015

	Audit Committee	Compensation and Corporate Governance Committee	Investment and Risk Management Committee	Transaction Committee	Offerings Committee
Ralph B. Levy				x	x
David C. Bushnell	x
James L. Gibbons	Chair			x	x
Brian G. J. Gray			x	x	x
Jean D. Hamilton		x
Henry Klehm III		Chair
W. James MacGinnitie	x
Kevin J. O’Donnell				Chair	Chair
Anthony M. Santomero			Chair
Nicholas L. Trivisonno		x
Edward J. Zore			x

Audit Committee

The Audit Committee presently consists of Messrs. Bushnell, Gibbons (Chair) and MacGinnitie. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE. The Board has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise as required by NYSE rules and is an “audit committee financial expert” under the Commission’s rules. Following the Annual Meeting and concurrent meetings of the Board in May, it is expected that Mr. Hagerty, if elected, will commence serving on the Audit Committee. The Board has also determined that Mr. Hagerty meets the independence standards of the Commission and the NYSE and is financially literate and has accounting or related financial management expertise as required by NYSE rules and is an “audit committee financial expert” under the Commission’s rules.

The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to, among other things: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications and independence; and (iv) the performance of our internal audit function and independent auditors.

The Audit Committee reviews and discusses our annual and quarterly financial statements, press releases, and other financial information and the top-line revenue estimates we provide to analysts, investors, and rating agencies, with both management and the independent auditors. The Audit Committee also reviews the effect of regulatory and accounting initiatives on our financial statements with management, the Head of Internal Audit, and our independent auditors.

In addition, the Audit Committee provides an avenue for communication between our independent auditors, financial management, and the Board. The Audit Committee has the sole authority to appoint, compensate, retain and conduct oversight of the work of our independent auditors, and to approve any proposed non-audit work to be conducted by the independent auditors. The Audit Committee is required to obtain, at least annually, a report from our independent auditors describing the auditors’ quality control procedures, issues arising from the results of implementing such procedures, the resolution or proposed resolution of any such issues, and any relationships between the auditors and us.

Furthermore, the Audit Committee is responsible for the Board-level oversight of our management-based Controls and Compliance Committee (the “Controls Committee”). The Controls Committee is responsible for implementing and reviewing policies, procedures, and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance, and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax, or other risks to the Company. The Controls Committee reports regularly to the Audit Committee.

The Audit Committee has adopted a written charter, which is reviewed and reassessed annually. The Audit Committee charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Proxy Statement 17

COMMITTEES OF THE BOARD—CONTINUED

Representatives of our risk, administrative, legal, accounting and internal audit functions regularly participate in the meetings of the Audit Committee. Other members of management also participate regularly to support the Audit Committee’s proceedings, or as requested by the Audit Committee. Executive sessions of the Audit Committee are held in conjunction with each committee meeting throughout the year, including sessions in which the committee meets with our independent auditors and independent actuaries, as well as individual members of management, including the Head of Internal Audit, without other members of management present.

Pursuant to the Audit Committee charter and applicable rules of the NYSE, our Audit Committee performs an annual self-assessment. In respect of 2014, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Audit Committee charter and applicable laws and regulations.

Compensation Committee

Compensation Oversight

The Compensation Committee presently consists of Ms. Hamilton and Messrs. Klehm (Chair) and Trivisonno. The Compensation Committee has responsibility for executive officer and director compensation (as well as compensation for the Head of Internal Audit), corporate governance matters, and the nomination and evaluation of directors. It has the authority to establish compensation policies and programs, to administer all employee and Board stock-based compensation plans, and to approve stock options, restricted shares, performance shares, and similar share-based grants under our stock incentive plans. As summarized above, the Compensation Committee reviews our compensation programs for consistency with our risk management practices and to assist us in seeking to ensure that our compensation programs align our executives and employees with the long-term interests of shareholders and with seeking to ensure the safety and soundness of our Company over the market cycles and earnings volatility that characterize our industry. The Board has determined that all members of the Compensation Committee meet the independence standards of Rule 16b-3 of the Exchange Act and the NYSE.

The Compensation Committee has the authority to retain outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs and the determination of the actual and proposed compensation for executive officers and directors; the Compensation Committee also has the authority to terminate any of these outside advisors. The Compensation Committee also has the authority to approve any such consultant’s fees and the other terms of such retention, which is at RenaissanceRe’s expense. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Compensation Discussion and Analysis—Governance and Compensation Process—Use of Third-Party Advisors.”

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Director Nominations

Pursuant to applicable NYSE rules, the Board has accorded to the Compensation Committee the responsibility to consider the effectiveness and composition of the Board, and to nominate candidates for election by our shareholders, and to fill vacancies on the Board that emerge from time to time. The Compensation Committee has articulated and communicated with the Board the capabilities, attributes, characteristics and traits it believes support effective director contributions and fiduciary oversight in light of the criteria set forth below. From time to time in prior years, and including in 2014, the Compensation Committee engaged executive recruiters to identify potential nominees to the Board, including in respect of the criteria referred to above, and to provide related services such as background checks and other due diligence.

In connection with its consideration of potential nominees for election by shareholders, the Compensation Committee will consider nominees to the Board recommended by no fewer than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe. Any such recommendation must be sent to our Corporate Secretary not less than 60 days prior to the scheduled date of the annual general meeting of shareholders and must set forth for each nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (“Proxy Filings”). The written notice must also include the following information with regard to the shareholders giving the notice:

•	the name and record address of such shareholders;

•	the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by such shareholders;

18	Proxy Statement

COMMITTEES OF THE BOARD—CONTINUED

•

a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders;

•	a representation that such shareholder intends to appear in person or by proxy at the annual general meeting of shareholders to nominate the persons named in its notice; and

•	any other information relating to such shareholder that would be required to be disclosed in a Proxy Filing.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Assuming that the shareholders suggesting a nomination follow the procedure outlined above, in considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Compensation Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. These criteria typically include the candidate’s integrity, business acumen, leadership qualities, experience in the reinsurance, insurance, and risk-bearing industries and other industries in which RenaissanceRe may participate, independence, judgment, mindset, vision, record of accomplishment, ability to work with others, potential conflicts of interest and the ability and willingness to devote sufficient time to carrying out Board duties effectively in light of our Bermuda location. The Compensation Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. To that end, the Board considers, among other factors, the diversity of candidates for directors. See “Corporate Governance—Director Qualifications and Director Nominee Considerations” and “Corporate Governance—Board Diversity” above.

Corporate Governance

Pursuant to the Compensation Committee charter and applicable NYSE rules, our Compensation Committee performs an annual self-assessment. In respect of 2014, the Compensation Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Compensation Committee charter and applicable laws and regulations.

In addition, pursuant to applicable NYSE rules, the Compensation Committee oversees, at least annually, an assessment of the effectiveness of the Board’s corporate governance practices. Over time the Compensation Committee has used a range of external and internal resources to facilitate and support these assessments. In 2014, the Committee retained an independent third party (the “Governance Consultant”) to evaluate the Board’s corporate governance practices and processes. The Governance Consultant conducted in-depth interviews with each director and Named Executive Officer, and reviewed a wide range of Company and Board materials. In August 2014 the Governance Consultant presented its findings to the full Board. The Governance Consultant observed that the process had been effective with a high degree of cooperation from each director and each participating member of management. The Governance Consultant opined to the Board that, in sum, the Board’s and the Company’s governance policies, practices and processes were effective and that the process had identified no “red flags”; indicated that the Company’s governance compared favorably to the broader public company data maintained by that firm; and provided that there was no specific area in which the Company and the Board did not meet its governance obligations. Among other things, the Governance Consultant commented favorably on the success with which the Board and the Company effectuated the Company’s 2013 chief executive officer succession; the quality of fiduciary support and business execution of the management team; the cultivation of respectful relationships among directors and management; and the candor, integrity and work effort which the Governance Consultant stated characterized the Company’s boardroom culture. In addition, the Governance Consultant commented on the ongoing efforts of the Board to oversee the Company’s development and execution of its long-term strategic vision, annual strategic plans and related tactical plans, observing that the process participants believed that meaningful enhancements had been adopted in recent years.

The Governance Consultant also recommended considering enhancements to a certain number of discrete areas, including continued focus on strategic planning and oversight. With the support of management, the Board has implemented related enhancements, including certain changes to the Board and committee agenda setting and reporting processes. We anticipate that specific processes and resources will continue to evolve over time as our strategy and market position changes, and as circumstances otherwise warrant.

As noted above, the Compensation Committee regularly reviews and evaluates our Corporate Governance Guidelines, charters and practices. In November 2014, the Compensation Committee recommended that the Board approve an amendment to our Corporate Governance Guidelines to include a majority voting policy for uncontested director elections. Our revised Corporate Governance Guidelines are described in more detail below under “Compensation Discussion and Analysis—Shareholder Engagement; Adoption of Majority Voting.”

The Compensation Committee is responsible, after consideration of the desires of individual Board members and of the input of the Non-Executive Chair of the Board and the Chief Executive Officer, for the assignment of Board members to various committees. Chair assignments are expected to be rotated from time to time, although exceptions may also be made as circumstances warrant (for example, the deepening of relevant expertise). Non-chair assignments are expected to be rotated periodically, though not necessarily within any specified time frame, to promote new perspectives within each committee.

Processes and Support

Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and Group General Counsel participate in the Compensation Committee’s meetings. Other members of management also participate regularly to support the Compensation Committee’s proceedings, or as requested by the Compensation Committee. The Compensation Committee meets regularly in

Proxy Statement 19

COMMITTEES OF THE BOARD—CONTINUED

executive session at each of its meetings without members of management present. The Compensation Committee has access to, and regularly meets with, its own independent compensation consultant and counsel to the Board. These meetings occur both with and without management present. Our Chief Executive Officer provides the Compensation Committee with strategic context regarding our products, underwriting and operational risks, strategy and performance, and shareholder value-creation over time, as well as advising the Compensation Committee on matters such as the alignment of our incentive plan performance measures with our overall strategy, and the impact of the design of our equity incentive awards on our ability to attract, motivate, and retain highly talented executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding compensation for current or proposed executive officers, who are supervised by our Chief Executive Officer, including his evaluation of the performance of our Named Executive Officers (other than the Chief Executive Officer), who are currently the senior members of our executive management team. Our Chief Operating Officer and Chief Financial Officer, among other things, provides the Compensation Committee with internal and external analyses regarding the structure and competitiveness of our compensation programs and the details of the design and operation of our various compensation and incentive plans, and provides the Compensation Committee with detailed reviews of the estimated and actual results for the performance measures impacting estimated and actual payments to the executive officers. Our Group General Counsel is available at meetings to provide input on the Board’s and the Compensation Committee’s governance and legal obligations, and to provide analyses of developments relating to the legal and regulatory environment applicable to us. Moreover, attendance by the Chief Executive Officer and other members of management facilitates management’s review of this Proxy Statement in order to determine that the Compensation Discussion and Analysis included in this Proxy Statement is appropriate and for purposes of the executive officer certification required by the Sarbanes-Oxley Act of 2002.

The Compensation Committee has adopted a written charter, which is reviewed and reassessed annually. The Compensation Committee charter is available on our website at www.renre.com under “Investor Information—Corporate Governance” and is available in print upon request to any shareholder.

Investment and Risk Management Committee

The Investment and Risk Management Committee presently consists of Messrs. Gray, Santomero (Chair) and Zore. The primary purposes of the Investment and Risk Management Committee, as outlined in its charter, are to assist the Board with oversight of the Company’s (a) investment activities and (b) financial risk management. Our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Group Chief Risk Officer, Chief Investment Officer, and the President of RenaissanceRe Ventures Ltd., among other members of management from time to time, participate in the Investment and Risk Management Committee’s meetings. However, the Investment and Risk Management Committee regularly meets in executive session without members of management present.

With respect to investment activities, among other things, the Investment and Risk Management Committee (i) advises the Board regarding the Company’s investment-related activities, including its investment guidelines and benchmarks, specific investment transactions, investment manager review and investment performance; (ii) oversees the development of, maintenance of, and compliance with investment strategies, guidelines and objectives, including asset allocation, and seeks to ensure that adequate procedures are in place to monitor adherence to the Company’s investment guidelines; (iii) oversees the means and process by which the Company discharges its fiduciary duties with respect to investment matters to minority investors in the Company’s managed joint ventures; and (iv) oversees the strategic asset allocations of our investment portfolio.

With respect to financial risk management, among other things, the Investment and Risk Management Committee (i) assists the Board in assessing and providing oversight to management relating to the identification and evaluation of the Company’s financial, non-operational risks, which it closely coordinates with the Audit Committee; (ii) oversees the establishment and maintenance of regular reporting systems from management to the Investment and Risk Management Committee with respect to current and projected financial, non-operational risks, and assesses the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by management in such assessments; (iii) regularly inquires of management about significant financial, non-operational risks or exposures and assesses the steps management has taken or plans to take to minimize, offset or tolerate such risks; (iv) reviews and reports to the Board, as appropriate, as to risks in the Company’s liability portfolios; (v) reviews the processes and systems by which the Company manages its third-party credit exposures; and (vi) oversees our corporate risk management, including the financial risk associated with the insurance and reinsurance we write.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and reassessed annually. The Investment and Risk Management Committee also conducts an annual self-evaluation of its performance including its effectiveness and compliance with its charter. In respect of 2014, the Investment and Risk Management Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of the Investment and Risk Management Committee charter.

20	Proxy Statement

COMMITTEES OF THE BOARD—CONTINUED

Cross-Committee Risk and Strategy Oversight Collaboration

Our directors seek to effectuate effective oversight of management’s efforts to ensure the safety and soundness of our Company and our appropriate implementation of risk mitigation policies and programs. In addition to the specific risk management activities conducted by the standing committees of the Board as summarized above and as contemplated in the charters of each of the committees, the committees seek to regularly review the coordination of their oversight of our financial and operating risks and routinely collaborate to address specific matters requiring coordination and cross-committee oversight. In addition, at each quarterly meeting, each committee reviews and discusses its current agenda and future agendas in the context of the Company’s strategic plan and any new Company, industry or market information communicated to the Board. Among other things, regular agenda items of the standing committees foster consideration of reported items for potential reporting to other committees or to the full Board, and the quarterly agenda of the full Board regularly provides for reporting by each standing committee in respect of these discussions. We believe that these and other collaborative efforts of the Board’s oversight support our efforts to sustain high levels of ERM, as well as facilitate sound corporate governance.

Transaction Committee

The Transaction Committee presently consists of Messrs. Gibbons, Gray, Levy, and O’Donnell (Chair). The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions. The Transaction Committee meets on an as-needed basis and did not meet in 2014.

Offerings Committee

The Offerings Committee presently consists of Messrs. Gibbons, Gray, Levy and O’Donnell (Chair). The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to RenaissanceRe’s shelf registration program, including setting the terms, amount and price of any such offering. The Offerings Committee meets on an as-needed basis and did not meet in 2014.

Role of the Non-Executive Chair

Mr. Levy currently serves as the Non-Executive Chair of the Board. In addition to chairing each meeting of the Board, Mr. Levy’s role as Non-Executive Chair of the Board includes: (i) the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the Independent Directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions, as appropriate; (v) facilitating discussion among the Independent Directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns, and issues of the

Independent Directors; (vi) interviewing candidates for directorship; and (vii) together or in coordination with Mr. O’Donnell, representing the organization in external interactions with certain of the Company’s stakeholders and employees.

Mr. Levy does not serve as a member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. As noted, Mr. Levy serves as a member of the Transaction Committee and Offerings Committee, which meet on an as-needed basis.

Proxy Statement 21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, our directors and executive officers, and any persons holding more than 10% of the outstanding common shares, are required to report their initial ownership of common shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this Proxy Statement any failure by such persons to file these reports in a timely manner during the 2014 fiscal year. Based upon our review of copies of such reports furnished to us, we believe that during the 2014 fiscal year our executive officers and directors and the holders of more than 10% of the outstanding common shares complied with all reporting requirements of Section 16(a) under the Exchange Act.

22	Proxy Statement

DIRECTOR SHARE OWNERSHIP GUIDELINES

DIRECTOR SHARE OWNERSHIP GUIDELINES

Our non-executive directors receive the majority of their directors’ compensation in RenaissanceRe equity and are required to maintain certain ownership levels of common shares during their service. Each of our non-executive directors is required to hold common shares having a value equal to five times the then-current annual cash retainer applicable to the director (or such lesser amount as the director may have been granted to date). See “Director Compensation—Director Equity Ownership Policy” for more information on our share ownership guidelines. Our Compensation Committee retains discretion to waive non-compliance with our director equity ownership policy in light of an individual director’s particular facts and circumstances from time to time. For information on the Independent Directors’ share ownership, see “Security Ownership of Certain Beneficial Owners, Management and Directors.” In addition, our Independent Directors and executive officers are subject to our anti-hedging and other trading policies, which, unless otherwise approved by our Group General Counsel, prohibit transactions in our securities outside of Company-designated “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), hedging the market value of any of the Company’s securities, and short sales of, or margin loans on, RenaissanceRe securities. Each of our directors is in compliance with our anti-hedging and other trading policies.

Proxy Statement 23

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No director who served on the Compensation Committee during fiscal year 2014 was, during fiscal year 2014, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2014.

24	Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees RenaissanceRe’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditors for 2014, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Ernst & Young Ltd., our independent auditors, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of RenaissanceRe’s internal control over financial reporting and Ernst & Young Ltd.’s evaluation of RenaissanceRe’s internal control over financial reporting and (ii) the audited financial statements in RenaissanceRe’s Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including its judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and RenaissanceRe and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for its audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of RenaissanceRe’s internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of RenaissanceRe’s independent auditors for the 2015 fiscal year.

James L. Gibbons, Chair

David C. Bushnell

W. James MacGinnitie

Proxy Statement 25

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis appearing below be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, by reference. This report is provided by the following independent directors, who constitute the Compensation Committee:

Henry Klehm, III, Chair

Jean D. Hamilton

Nicholas L. Trivisonno

26	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation programs for our fiscal year 2014 Named Executive Officers:

•	Kevin J. O’Donnell, our President and Chief Executive Officer;

•	Jeffrey D. Kelly, our Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•	Ross A. Curtis, our Senior Vice President and Group Chief Underwriting Officer;

•	Ian D. Branagan, our Senior Vice President and Group Chief Risk Officer; and

•	Stephen H. Weinstein, our Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer.

EXECUTIVE SUMMARY

Highlights of Our Compensation Program

What We DO:

✓	Tie Pay to Performance. A significant portion of each Named Executive Officer’s annual compensation is tied to corporate and individual performance, including the determination of each Named Executive Officer’s annual cash incentive bonus and the amount of performance shares that are earned under our Performance Share Plan.

✓	Mitigate Risk. We seek to design and manage our compensation plans in part to manage business and operational risk in conjunction with our broader ERM efforts, including by designing elements intended to discourage short-term risk taking at the expense of long-term results.

✓	Conduct an Annual Say-on-Pay Vote. We value our shareholders’ input on our executive compensation programs and provide them with the opportunity each year to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers in this Proxy Statement.

✓	Maintain Robust Stock Ownership Guidelines. To further align the interests of our Named Executive Officers and our shareholders, our Named Executive Officers are subject to a robust equity ownership policy. Our Chief Executive Officer is required to hold Company equity having a value equal to 7.5 times his actual salary and each of our other Named Executive Officers is required to hold Company equity having a value equal to 4.5 times his target salary. Each of our Named Executive Officers currently holds equity in excess of these values.

✓	Require Minimum Vesting Periods. We utilize vesting periods of no less than three years under our long-term incentive plans to align the long-term interests of our Named Executive Officers with those of our shareholders.

✓	Have a Clawback Policy. Our Board has authority to recoup certain compensation payments to our Chief Executive Officer if the Company is required to file an accounting restatement with the SEC due to the material noncompliance with applicable securities law financial reporting requirements.

What We DO NOT Do:

✗	No Vesting of Performance Shares if Threshold Performance Is Not Achieved. No performance shares vest with respect to a performance year if our relative total shareholder return rank is below the 35th percentile of our peer group. As a result, 100% of the performance shares related to each of 2012, 2013 and 2014 performance were forfeited.

✗	No Tax Gross-ups for Excise Taxes. We do not provide employees, including our Named Executive Officers, with a gross-up for U.S. excise taxes that may be imposed as a result of severance or other payments made in connection with a change of control.

✗	No Tax Gross-ups on Perquisites to Named Executive Officers. Our Named Executive Officers are not entitled to U.S. federal income tax gross-ups on perquisites.

✗	No Repricing of Stock Options and Stock Appreciation Rights. Our stock incentive plans prohibit the repricing of stock options and stock appreciation rights without prior shareholder approval. We have never repriced stock options or stock appreciation rights in the past.

✗	No Special Retirement Programs for Executive Officers. Our Named Executive Officers do not participate in any retirement programs that are not generally available to our employees.

✗	No Hedging and No Pledging. Our employees, including our Named Executive Officers, and our directors, are subject to our trading policies, which prohibit, among other things, our employees and directors from directly hedging the value of, entering into short sales or margin loans on, or pledging any of our securities.

✗	No Unapproved Trading Plans. Our Named Executive Officers are prohibited from establishing a trading plan pursuant to Exchange Act Rule 10b5-1 without pre-approval and may not trade in our stock outside of such a plan without pre-approval.

✗	No Payment of Dividends on Unvested Performance Shares. We do not pay dividends or dividend equivalents on unearned and unvested performance shares.

✗	No Vesting of Equity Awards in Less than Three Years. Our long-term equity-based incentive awards, whether in performance shares, restricted shares, cash-settled restricted units, or otherwise, all provide for vesting across a period of three or more years.

Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

2014 Strategic, Financial and Operating Highlights

RenaissanceRe achieved strong operating and financial performance in 2014, notwithstanding the increasingly competitive reinsurance market. We believe that 2014 represented a successful year in respect of our long-term strategic objectives and the execution of our 2014 tactical plan. In particular, we successfully engaged in a process to pursue alternatives to accelerate our organic growth strategy through the evaluation and potential execution of strategic transactions, which culminated in our announcement in November 2014 of our agreement to acquire Platinum. As summarized in more detail below, we believe, and our Board’s assessment of our 2014 execution reflected, that our planning and efforts relating to strategic, analytical, due diligence, structuring, talent and client retention, negotiation, financial planning and integration efforts associated with our acquisition of Platinum were strong and are likely to foster long-term strategic and financial value for shareholders of RenaissanceRe.

Our financial and operating performance was strong in 2014. Among other things, we achieved:

•

An increase in tangible book value per common share plus change in accumulated dividends of 13.9%, which was seventh highest in our peer group (see “—The Market for Talent” below for additional information regarding our peer group);

•	An operating return on average common equity of 13.7%, third in our peer group;

•	Gross premiums written of $1.6 billion, down only 3.4% from 2013 while maintaining sustained efforts to preserve portfolio quality and maintain underwriting discipline;

•	A share price to tangible book value per common share multiple of 1.15x; and

•	Substantial returns of capital to our investors, including $582.5 million of capital to our common and preferred shareholders through share repurchases and dividends.

In addition to our execution in respect of Platinum, we enhanced our strategy and built our competitive advantages further in 2014, as follows:

•

Attractive Net Portfolio of Assumed Risks. We seek to construct a portfolio of reinsurance, insurance and insurance risks that produces a superior expected return. Our portfolio construction and risk management seek to focus on a broad range of potential outcomes, and we seek to align our compensation determinations with our assessment of these efforts, rather than focus exclusively on the outcomes of any one year in which our short term financial results are heavily impacted by the occurrence or non-occurrence of catastrophic loss events. Throughout 2014, we made several tactical decisions, which we judged to be successful, including a decision to reduce net exposure to risk with the weakest expected returns while maintaining exposure to the perils we believe maintained the most attractive expected returns. Overall, considering the challenging conditions in the markets in which we specialize, we were pleased with the quality of the portfolio we built in 2014.

•

Superior Customer Relationships. We grew the depth and breadth of our relationships with identified core clients and expanded the services and products we can offer them, including new product launches and program expansions. We continued to expand our specialty reinsurance line of business by adding key team members, new product offerings, and improved internal risk tools, supporting the growth of our casualty and specialty lines to approximately $347 million of gross written premium in our specialty segment in 2014. We believe that we succeeded in key initiatives to serve our clients in locations suitable to them, sourcing risk we believe to be attractive through the continued successful build-out of our platforms in Lloyd’s, the U.S. and Singapore. At the same time, we continued to strengthen our Bermuda operations and expanded client options available through our flagship operating entities.

•

Superior Risk Selection. We completed projects to build, enhance or refresh important tools, databases, models, and systems that we use for strategic risk management activities including portfolio construction, analysis, diagnostics, aggregation, and roll-up.

•

Superior Capital Management. We executed our joint venture and other third-party capital structure strategies successfully by expanding our investor base, rewarding long-term investors with capital returns, and expanding our strategy in respect of our Upsilon vehicles. We returned more capital to shareholders than in any previous year, totaling $582.5 million of capital to our common and preferred shareholders through share repurchases and dividends. In addition, in 2014, we returned $342.1 million of capital to third party investors in our managed joint ventures. We maintained all of our ratings for our operating and joint ventures businesses. We generated strong risk-adjusted returns from our investment portfolio, with total investment return of $165 million in 2014, reflecting, among other things, our determinations in respect of our public equity allocation and strong results from our portfolio of strategic investments.

•

Strategic Projects. As summarized in more detail below, we successfully implemented a range of other strategic projects including key initiatives related to our reinsurance accounting systems and investments platform, our suite of risk management tools, the potential advent of Solvency II and developments in respect of the Bermuda regulatory system, our U.S. federal and state government engagement efforts, and other items reviewed, approved and monitored by our Board.

Additional information regarding these and other achievements in 2014 is provided below under the heading “—Principal Components of Compensation—2014 Compensation Determinations.” The Compensation Committee carefully considered this information, together with input from management and its own advisers, in making its determinations with respect to 2014 compensation for our management team and our Named Executive Officers.

In light of the foregoing and for the reasons set forth below, the Compensation Committee recommends that our shareholders vote favorably on this year’s resolution in Proposal 2 to approve 2014 Named Executive Officer compensation.

28	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

OUR COMPENSATION PHILOSOPHY

Over time and in light of our business strategy, we have sought to develop a compensation philosophy that both supports and is consistent with our risk-management practices, and that helps to ensure that our compensation programs align our executives and employees with the long-term interests of our shareholders. To support our mission to seek to be the best underwriter, our strategy is to operate an integrated system to match well-structured risk and efficient capital. We believe that operating our business as an integrated system enables us to pursue three competitive advantages: superior customer relationships, superior risk selection and superior capital management. Accordingly, we rely on a team-based approach to lead, manage, and operate the Company. As a result, our senior executive officers, including our Named Executive Officers, generally have responsibilities not only relating to their respective business units or functions, but also in developing, implementing, and monitoring our overall strategic plan, maintaining and enhancing our operations and resources, identifying, analyzing, responding to, and managing various risks impacting the Company from time to time, and developing and addressing our policy, talent, and leadership needs on a Company-wide basis. Our compensation philosophy therefore seeks to reinforce and reward this team-based culture and approach by incentivizing our Named Executive Officers through pay practices based substantially on the overall success of the Company, rather than predominantly on that of individual business units or functions. Furthermore, our compensation philosophy seeks to ensure the operational and financial consistency of our Company over the market cycles and earnings volatility that characterize our industry.

The key principles of our executive compensation philosophy are:

•	Aligning shareholder and executive interests through significant share ownership and retention requirements for all of our senior management, including each of our Named Executive Officers;

•	Fostering performance-based compensation by holding a meaningful portion of pay at risk through our performance-based annual incentive bonus and our long-term equity program; and

•

Encouraging a team structure that supports our strategy of operating through an integrated system and rewarding executives substantially on the basis of team success that has a positive impact on overall business results.

THE LINK BETWEEN PAY AND PERFORMANCE

2014 Compensation

As shown in the Summary Compensation Table below, total reported compensation of our Chief Executive Officer decreased meaningfully in 2014, driven by a reduction in his performance-based annual incentive bonus and reduced grants of long-term equity incentives. In sum, Mr. O’Donnell’s:

•	total compensation (as reported in the Summary Compensation Table) decreased by 11.4% in 2014 as compared to 2013, from $8,233,288 to $7,297,681;

•	cash-based annual incentive performance bonus decreased by 10.0% in 2014 as compared to 2013, from $2,413,130 to $2,171,820, as a result of a reduced formula payout;
•

long-term incentive equity grants (as reported in our Summary Compensation Table) decreased by 14.8% in 2014 as compared to 2013, from a grant date fair value of $4,316,338 in 2013 to $3,679,996 in 2014; and

•

performance shares that were subject to the 2014 performance period were forfeited in their entirety (as discussed in more detail below), which shares had a value as of December 31, 2014 equal to $980,682.

The following table sets forth our Chief Executive Officer’s total compensation, as reported in the Summary Compensation Table (other than amounts reported in the “All Other Compensation” column) for each of 2012, 2013 and 2014:

(1)	Amounts represent Mr. O’Donnell’s total compensation during 2013 and 2014 and Neill A. Currie’s (our Chief Executive Officer during 2012) total compensation during 2012.

Similarly, annual compensation realized by our other Named Executive Officers was below targeted levels, driven largely by the forfeiture of all performance shares relating to the 2014 calendar year performance period and the decrease in the business performance factor applied to the 2014 annual incentive performance bonus as compared to 2013. Moreover, the grant date fair value of long-term

Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

incentive equity grants made to each of Messrs. Kelly and Branagan was reduced in 2014 compared to 2013.

The Compensation Committee reviewed these compensation outcomes and adjustments in light of factors, including, on the one hand, our strong operating performance and attainment of our strategic and tactical goals (as described in more detail below), and our relative total shareholder return during the measurement periods pertinent to the 2014 performance period, on the other. The Compensation Committee determined that the 2014 compensation of our Named Executive Officers was appropriate in light of these factors, our compensation philosophy and our risk management goals.

2014 Performance Share Results

While our business performance factor, which relates to the annual cash-based performance bonus of our Named Executive Officers and other employees, is in part measured through financial performance and in part based on our strategic accomplishments, as assessed through the process outlined below (see “—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” below), our performance share program is purely formulaic.

For our performance share program, the Compensation Committee has established performance thresholds based upon the Company’s total shareholder return relative to our peer group over a three-year period. The Compensation Committee believes that total shareholder return is one of the most relevant measures of the long-term success of the Company’s business. Relative total shareholder return has been selected for several reasons, most significantly its likely correlation to long-term growth in tangible book value per common share. In addition, it is simple to calculate, verify and compare; and directly correlates with shareholder results over the performance period. Because of the historical stability of the relative total shareholder return metric, the Compensation Committee determined not to adjust the threshold calculation utilized for any of these periods, which might have been necessary had an absolute metric been used. The Compensation Committee may consider adjustments to this formula and may consider and select alternative or supplemental metrics for future periods.

As noted below, the drop in our stock price at the end of 2014 following the announcement of the Platinum acquisition, had a significant adverse impact on our 2014 total shareholder return for purposes of our performance share program. Given our relative total shareholder return performance for 2014, as determined under our performance share program, all of the performance share tranches related to 2014 performance are not eligible to become vested and were forfeited following the approval of the total shareholder return results by the Board in February 2015. This impacted one-third of the performance shares granted in each of the 2012-2014, 2013-2015 and 2014-2016 performance share cycles, as shown in the following table:

	Percent of Tranche Vested (as Percent of Target)
	2012	2013	2014
Total Shareholder Return for Performance Share Plan (1)	11.3%	17.6%	5.9%
2012-2014 Performance Share Cycle	0.0%	0.0%	0.0%
2013-2015 Performance Share Cycle	—	0.0%	0.0%
2014-2016 Performance Share Cycle	—	—	0.0%
(1)

For purposes of the Performance Share Plan, total shareholder return is determined as the increase in the 20-day average share price preceding the end of the performance period plus the dividends paid with respect to such shares during such period, expressed as a percentage of the 20-day average share price preceding the beginning of the performance period.

The target value of the forfeited shares as of December 31, 2014 for each of our 2012-2014, 2013-2015 and 2014-2016 performance share cycles and Mr. O’Donnell’s 2012 and 2013 special performance share award as a result of 2014 relative total shareholder return performance is shown in the table below. The values shown represent the value of the number of performance shares (together with any accrued but unpaid dividends), measured at December 31, 2014, that were forfeited by the respective Named Executive Officers.

Name	2012-2014 Performance Share Grants—Value of Performance Shares Forfeited at Target (1)
Kevin J. O’Donnell	$980,682
Jeffrey D. Kelly	$383,925
Ross A. Curtis	$262,851
Ian D. Branagan	$294,369
Stephen H. Weinstein	$300,965
(1)	Based on the closing price of the common shares of $97.22 on December 31, 2014.

Pay and Performance Over the Long Term

In 2014, Mercer (US) Inc. (“Mercer”) delivered to the Compensation Committee a review of pay and performance for our Chief Executive Officer, evaluating his realizable pay for the previous five-year period.

Pay realized over the short and long term and financial performance across key financial measures were compared on a relative basis to our peer group (see “—The Market for Talent” below for additional information regarding our peer group) to determine whether the Company’s performance was aligned with the realizable pay delivered to our Chief Executive Officer. For purposes of this analysis, realizable pay is defined for the relevant period as base salary earned, plus actual performance-based incentive bonus paid, plus the fiscal year-end value of equity awards as defined by: the “in-the-money” value of stock options granted in the period; the value of the restricted shares granted in the period; and/or the value of the equity underlying performance share or unit awards settled in the period. This analysis was conducted over a five-year period.

Overall, the review confirmed that there was alignment over the five-year time period, which supports our executive compensation philosophy. Because of the highly volatile nature of our business and

30	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

industry, we seek to structure our pay programs to align with performance over the long term.

The following graphs illustrate the alignment of our Chief Executive Officer’s five-year realizable pay, based on the most recently available complete peer group proxy data, with growth in book value per common share (compounded annually), as compared to our current peer group, as well as total shareholder return performance over the same period.

ADVISORY VOTE ON COMPENSATION

At our 2014 Annual General Meeting of Shareholders, our Say on Pay Proposal resulted in a favorable vote from approximately 91% of the shares cast. We believe this high percentage primarily was due to the appropriateness of the overall design of our compensation programs and our regular communications with our shareholders and responsiveness to shareholder feedback obtained through our regular engagement process. After consideration of the shareholder input we received, which in general supported the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity awards, as well as our strong performance and management’s and the Compensation Committee’s assessment of the continuing success of our compensation programs, the

Compensation Committee determined that the overall design of our compensation programs during 2014 would be maintained consistent with immediate past years. The Compensation Committee will continue to work to ensure that our Named Executive Officers’ interests are aligned with our shareholders’ interests to support long-term value creation and continue to strengthen the Company.

Consistent with the shareholder resolution on the frequency of the vote to approve our Named Executive Officer’s compensation, the Compensation Committee has determined to submit an advisory vote on an annual basis.

SHAREHOLDER ENGAGEMENT; ADOPTION OF MAJORITY VOTING

Engagement and Outreach

We have a regular and robust outreach program aimed at facilitating communications with our shareholders. These discussions principally focus on our corporate strategy, financial results and performance and related matters. These discussions principally occur in public settings or through other mediums in accordance with Regulation FD as promulgated by the SEC. We also seek and receive input from time to time regarding additional matters, such as those relating to our executive compensation program and on corporate governance matters.

In 2014, in addition to financial reporting and strategic outlook, our shareholder engagement and communications principally focused on discussing our views of the benefit of the Platinum acquisition and pursuing support for the approval of the acquisition by the former shareholders of Platinum. At the special meeting of Platinum’s shareholders held on February 27, 2015, approximately 99% of the shares cast were voted in favor of the acquisition.

Adoption of Majority Voting Policy

In November 2014, our Board of Directors approved an amendment to the Company’s Corporate Governance Guidelines to include a

Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

majority voting policy for uncontested director elections. The Board adopted the change as part of its regular review and evaluation of the Corporate Governance Guidelines, charters and practices. The Board’s evaluation also reflected communications received from time to time from, and a review of the broadly disseminated policy positions of, a number of our significant institutional investors.

Pursuant to our revised Corporate Governance Guidelines, to be elected in an uncontested election, director nominees who receive a majority of the votes cast (meaning the number of shares voted “FOR” a director nominee exceeds the number of votes cast “AGAINST” that nominee) will be elected as directors at the Annual Meeting. However, in the event that a nominee for election fails to receive a majority of votes cast at an election which is uncontested, such nominee will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation. Upon the submission of such resignation, the Compensation Committee will promptly consider the resignation and make a recommendation to the Board, and the Board will consider any relevant factors in deciding whether to accept or reject the director’s resignation. Subject to applicable legal and regulatory requirements, the Board will act on the recommendation of the Compensation Committee and will publicly disclose the Board’s decision regarding the tendered resignation(s) no later than ninety (90) days following certification of the election results. Our majority voting policy is set forth in our Corporate Governance Guidelines, which can found on our website located at www.renre.com under “Investor Information—Corporate Governance.”

32	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

OUR EXECUTIVE COMPENSATION PROGRAM

Our compensation design framework, outlined below, holds our Named Executive Officers and our other executive officers accountable for annual and long-term performance, manages compensation-related risk-taking within the parameters of our philosophy, and supports the guiding principles that drive our overall pay philosophy. The table below describes the components of our pay program and how each supports that philosophy.

Compensation Component	Primary Purpose of Compensation Component	Philosophy Behind Providing Compensation Component
Total Direct Compensation
Base Salary	Provides a fixed component of compensation that reflects expertise and scope of responsibilities

•    Provides a base component of total compensation

•     Provides objective, market-driven, and competitive pay

•    Represents a relatively lower contribution in total compensation as responsibilities increase

Performance-Based Annual Incentive Bonus	Provides at-risk pay that reflects annual Company performance and performance against strategic accomplishments	• Fosters the achievement of financial and performance metrics important to shareholders • Reinforces the importance of pre-established strategic accomplishments and goals • Rewards team success
Long-Term Equity-Based Incentives (restricted shares and performance shares)	Provides at-risk pay with a long-term focus, subject to both performance- and time-based vesting mechanics

•    Aligns Named Executive Officers’ and long-term shareholders’ interests

•     Reflects long-term performance

•    Retains talent through long-term wealth-creation opportunities

•    Holds executives to significant equity ownership requirements

Other Compensation

Other Benefits and Perquisite Programs	Reflects the Bermuda location of our corporate headquarters and expatriate relocation needs as well as specific local market and competitive practices	• Encourages relocation of talented executives to our strategic Bermuda headquarters location • Provides a strong retention element

Although the Compensation Committee has determined not to mandate a specific allocation among the components of pay listed above, it is the Compensation Committee’s policy that a majority of total direct compensation paid to our Named Executive Officers be at-risk, with a substantial portion subject to the achievement of performance objectives as well as service-based criteria. Our pay-for-performance approach to compensation provides that a large percentage of a Named Executive Officer’s total compensation should be at-risk in the form of incentive awards, the majority of which are structured to be long-term in nature with both performance vesting and time service conditions to further align the interests of the Named Executive Officers with those of our shareholders and the long-term success of our organization.

Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

The pay mixes between fixed (base salary) and at-risk (restricted shares, performance shares and performance-based annual incentive bonus) target pay of our Chief Executive Officer and our other Named

Executive Officers for 2014, which illustrate the Company’s emphasis on long-term and at-risk compensation, are reflected in the charts below:

THE MARKET FOR TALENT

We believe that our success depends in large part upon our ability to attract and retain our senior executive officers. Our culture, which we believe to be distinctive and inherent to our strategy, is team-focused and designed to reward team performance. We seek to recruit and retain senior executives who possess a number of specific personal and professional qualities that will contribute to the ongoing success of the Company. We believe that our requirement that executives possess such criteria limits our available talent pool and makes it critical that we retain our key talent. We are subject to competition to recruit our senior executives and other key employees, exacerbated by the industry-leading returns that we have generated since our inception, our reputation for innovation, and the strong relationships we seek to foster with clients, brokers, capital providers, regulators, and rating agencies. This competition for talent has increased during recent years as a result of, among other things: non-traditional entrants into our industry, such as investment banks, hedge funds and pension funds, seeking to recruit seasoned talent to assist in developing new business lines; new reinsurance companies backed or funded by such or other entities, some of which explicitly seek to replicate our business model; the proliferation of third-party capital utilization by insurance and reinsurance companies and non-traditional competitors; and the growth in demand for catastrophic and specialty risk coverage in emerging markets.

In order to ensure that our compensation programs reflect competitive practices and dynamics in our industry, as well as to maintain competitive compensation program designs and levels, the Compensation Committee utilizes market data and the compensation ranges of our peer group. For Named Executive Officers, the Compensation Committee focuses on peer analyses provided by its independent compensation consultant, Mercer, and may also take into account information from its advisors and management regarding pay practices of competitors who are not subject to the proxy statement filing requirements of the U.S. federal securities laws and, thus, not required to publicly disclose their executive compensation arrangements. In addition, we compare our performance to a peer group of companies approved by the Compensation Committee for purposes of determining compensation levels under both our performance-based annual incentive bonus and long-term equity incentive programs. For individual Named Executive Officers, we do not target any specific peer group percentile levels. In 2014, target average total direct compensation levels approximated the median. Named Executive Officers’ actual compensation may be adjusted based on factors including personal and corporate performance, differences in the role of any Named Executive Officer versus executives in the peer group, variations in reported compensation driven by geographic location and related market practices, and retention needs.

The following 12 companies comprised our 2014 peer group:

Allied World Assurance Company Holdings, AG	Montpelier Re Holdings Ltd.
Arch Capital Group Ltd.	PartnerRe Ltd.
Aspen Insurance Holdings Limited	Platinum Underwriters Holdings, Ltd.
Axis Capital Holdings Limited	Validus Holdings, Ltd.
Endurance Specialty Holdings Ltd.	White Mountains Insurance Group, Ltd.
Everest Re Group, Ltd.	XL Group plc

34	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Our Compensation Committee regularly reviews and assesses the membership of the peer group to ensure continued applicability. The peer group is developed by the Company and the Compensation Committee’s independent compensation consultant and reviewed and selected by the Compensation Committee. It reflects those companies with businesses that are relatively similar to ours and that are in relatively similar jurisdictions to ours and from which we seek to attract qualified executives.

In selecting peers, the Compensation Committee seeks to maintain consistency from year to year, to the extent appropriate. It also considers company size—both revenue and market capitalization. While the Company’s revenue may fall below the peer group median in some years, our market capitalization is regularly above median. Several companies included in our peer group have revenue somewhat higher than the range typically used by proxy advisors to determine peer companies. We believe it is appropriate to include these companies, regardless of revenue, because these selected peer companies are our primary competitors for executive talent. We review peer company compensation levels relative to size to determine whether inclusion of these somewhat larger companies affects our analysis of market pay levels, and have concluded that they do not have a significant impact on our competitive pay positioning.

We also compete for talent with non-traditional companies, including hedge funds and investment firms, both inside and outside of our industry and including direct and indirect competitors such as Aeolus Re Ltd., Greenlight Reinsurance Ltd., Hamilton Re Ltd., Swan Re Ltd., and Nephila Capital Ltd., as well as larger firms such as ACE

Ltd., American International Group, Inc., the reinsurance operations of Berkshire Hathaway Inc., Hannover Rückversicherung AG, Ironshore Inc., Münchener Rückversicherungs-Gesellschaft Aktiengesellschaft in München (Munich Re) and Swiss Re Ltd. Although we do not include these firms in our peer group, we try to monitor their compensation practices where information is available and to be cognizant of competitive pressures from these market entrants in our program design and determinations.

Our 2014 peer group was unchanged from 2013. Through 2014 our peer group had remained substantially the same over a period of years, facilitating a fairly consistent measure for comparing executive compensation. In 2015, the peer group will no longer include Platinum, which we acquired on March 2, 2015, and will include Third Point Reinsurance Ltd. (“Third Point”). Like us, Third Point is a Bermuda-domiciled and -headquartered company focused on reinsurance coverages, including many of the lines in which we specialize. Third Point went public in the second half of 2013 and 2014 was accordingly its first full year of operations as a public company. For 2015, management and Mercer determined that Third Point’s operations, executive team and compensation practices have attained sufficient comparability with ours such that inclusion within our peer group is appropriate. Since January 1, 2015, strategic combinations involving members of our peer group including Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Montpelier Holdings Ltd., PartnerRe Ltd. and XL Group plc have all been announced. Our Compensation Committee continues to actively monitor developments, including those described above, and regularly considers potentially appropriate adjustments to our peer group.

PRINCIPAL COMPONENTS OF COMPENSATION

2014 Compensation Determinations

Our Compensation Committee reviews the performance of each of our Named Executive Officers annually to determine appropriate compensation actions and determinations. As described above, the Company’s goal for its executive compensation program is to support and reinforce our risk management while attracting, motivating and retaining a talented, entrepreneurial and creative team of executives who will provide leadership for the Company in dynamic and competitive markets and can support our strategy to operate an integrated system to match well-structured risk and efficient capital. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests.

Strategic Accomplishments; Acquisition of Platinum

In 2014 RenaissanceRe, led by the Named Executive Officers, performed well in respect of our long-term strategic objectives and the execution of our 2014 tactical plan. In particular, 2014 was marked by a fulsome process to pursue alternatives to accelerate our organic growth strategy through the evaluation and potential execution of strategic transactions. This process culminated in our announcement, in November 2014, of our agreement to acquire Platinum.

We believe, and our Board’s assessment of our 2014 execution reflected, that our planning and efforts relating to strategic, analytical,

due diligence, structuring, talent and client retention, negotiation, financial and integration efforts associated with our acquisition of Platinum were strong and are likely to foster long-term strategic and financial value for shareholders of RenaissanceRe. Among other things, we:

•	reaffirmed our long-term strategy and clearly identified how a selectively identified and appropriately executed strategic transaction could further it;

•	screened a wide range of potential acquisition partners with a range of attributes and characteristics;

•	acted proactively in respect of Platinum, which included obtaining an exclusive period to conduct due diligence;

•	conducted extensive due diligence, with each Named Executive Officer and each executive officer responsible for managing work streams as well as analytical and milestone deliverables;

•

maintained pricing and negotiation discipline, resulting in a process which culminated in a favorable bid acceptable to Platinum and its board of directors, whose fairness was assessed favorably by the financial advisers to both parties;

•	designed and executed communication plans for a broad range of stakeholders, including shareholders, clients, brokers, rating agencies, regulators, and employees of both companies;

Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

•	designed and executed a closing plan which obtained all required U.S. federal approvals by December 31, 2014, and all other required governmental approvals by February 27, 2015; and

•	successfully financed the transaction on a basis that we judged to be cost-effective while maintaining high levels of capital adequacy and liquidity.

We believe our acquisition of Platinum will provide meaningful long-term strategic benefits and increases the likelihood we will produce superior financial long-term returns to shareholders. Among other things, we believe the acquisition of Platinum:

•

is complementary to and enhances our principal competitive advantages—superior customer relationships, superior risk selection and superior capital management—by broadening our relationships and facilitating the application of these core capabilities to a broader client base, thereby increasing our access to desirable risk and offering opportunities for efficient capital management;

•	will, in particular, accelerate the growth of our U.S. platform by expanding our client base and enhancing our U.S. market presence in casualty and specialty reinsurance lines of business;

•	will allow us to increase our market presence, offer a broader array of products and serve our clients with a larger capital base that reflects our financial strength and capital flexibility;
•	will create a company with greater size and economies of scale, which should better enable us to respond to competitive pressures and provide an increased opportunity to compete profitably;

•	will be attractive to the Company from a financial perspective, including by being accretive to book value per share and earnings per share; and

•	will foster greater financial strength and flexibility post-closing.

On November 24, 2014, we announced our intent to acquire Platinum and summarized the terms and conditions and form of transaction consideration, which included issuing approximately 19% of our shares then outstanding. As reflected in the table below, we believe that our total shareholder return as measured at year-end was substantially impacted by the expected issuance of these shares. In light of that expected issuance of approximately 7.5 million shares at closing, management evaluated our share price performance during the period from announcement through the closing of the Platinum acquisition, which we believe reflected strong shareholder and stakeholder support for the strategic merits and long-term potential financial benefits of the Platinum acquisition. Our total shareholder returns were 21.3% in 2013 and 10.8% in 2012. (For calculation of total shareholder return for purposes of our Performance Share Plan, see “—2014 Performance Share Results” above.)

Date	Action/Event	Closing Price	TSR
December 31, 2013	—	$97.34	21.30% (1)
November 21, 2014	Trading Day Prior to Announcement of the Acquisition	$101.46	5.13% (2)
November 24, 2014	Announcement of the Acquisition	$98.76	2.33% (2)
December 31, 2014	—	$97.22	1.04% (2)
March 2, 2015	Closing of Acquisition	$102.47	6.49% (2)
(1)	Total shareholder return for this period is the increase in our share price from January 1, 2013 to December 31, 2013, plus dividends paid with respect to our shares during such period.
(2)

Total shareholder return for these respective periods is the increase in our share price from January 1, 2014 to the date set forth in the table above, plus dividends paid with respect to our shares during such period.

Other 2014 Key Achievements

In addition to our successful execution in respect of Platinum, we achieved a number of other key strategic and tactical goals in 2014. Among other things, we:

Superior Risk Selection and Risk Management

•

Maintained a portfolio of assumed risks that we judged to be qualitatively attractive and that outperformed peer market comparatives that we utilize internally, resulting in gross premiums written of $1.6 billion, down only 3.4% from 2013, augmented by the successful completion of projects to build, enhance or refresh important tools, databases, models, and systems we utilize for strategic risk management activities, including portfolio construction, analysis, and diagnostics. We judged our 2014 portfolio construction to be of unusually high quality in light of the continuing challenging conditions in the markets in which we specialize;

•	Executed on a number of tactical decisions that contributed to a well-constructed net portfolio of assumed risks throughout

2014, including our determinations to selectively reduce net capacity in respect of the most challenging components of the market while maintaining exposure to the perils we believe maintained the most attractive expected returns, and our ceded decisions and execution in respect of the June and July renewal season;

Superior Customer Relationships

•	Grew our business with identified core clients and expanded the services and products we can offer our core clients, including new product launches and program expansion;

•

Continued to expand our specialty reinsurance line of business by adding key team members, new product offerings, and improved internal risk management tools, supporting the growth our casualty and specialty lines to approximately $347 million of gross written premium in our specialty segment in 2014;

•	Continued the growth of our Lloyd’s syndicate consistent with our long-term goals for the business by adding key team

36	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

members, establishing and supporting a new head of our underwriting operations, expanding our portfolio’s diversity, and investing in the systems and tools necessary to comply with the evolving regulatory requirements applicable to the Lloyd’s syndicate;

•

Continued the disciplined expansion of our Singapore platform for Asia, with successful key hires, an expanded client roster and in-force portfolio, and net profitability in 2014, despite having been operational only since late 2013;

•

Executed our joint venture and other third-party capital structure strategies successfully, expanding our base of investors, whom we seek to treat as customers, rewarding long-term investors with capital returns, and expanding our strategy in respect of our Upsilon vehicles;

Superior Capital Management

•

Effected substantial capital returns in 2014, notwithstanding our expanded gross written premiums, totaling $582.5 million, comprised of $514.2 million of common share repurchases (despite cessation of repurchase activities in light of the Platinum acquisition in the later part of the year), $45.9 million of dividends to holders of common shares and $22.4 million of dividends to holders of preference shares. In addition, in 2014, we returned an aggregate of $342.1 million of capital to third party investors in our managed joint ventures;

•

Generated strong risk-adjusted returns from our investment portfolio, with total investment return of $165 million in 2014, reflecting, among other things, our determinations in respect of our public equity allocation and strong results from our portfolio of strategic investments;

•

Maintained in 2014 all our ratings from A.M. Best and the other major rating agencies (including the S&P’s highest ERM rating of “Very Strong”) for our operating businesses and our joint ventures at levels allowing our businesses to competitively market their balance sheets;

Strategic Projects and Tactical Plan Execution

•

Successfully implemented a range of other strategic projects including key initiatives related to our reinsurance accounting systems and investments platform, our suite of risk management tools, the potential advent of Solvency II and developments in respect of the Bermuda regulatory system, our U.S. federal and state government engagement efforts, and other items reviewed, approved and monitored by our Board; and

•

Maintained compensation programs for fiscal year 2014 whose structure, elements, and incentives incorporate a range of components that we believe help to mitigate potential risks, support our long-term risk-management culture and needs, and do not give rise to material risks. For additional information regarding how the Company manages risk, see “Corporate Governance—Risk Oversight” and “Corporate Governance—ERM and Executive Compensation” above.

Key Promotions and Related Compensation Changes

In November 2014, Mr. Kelly was promoted to the additional position of Chief Operating Officer effective December 31, 2014, reflecting significantly expanded responsibilities and a broader strategic role across the organization. In addition to his ongoing responsibilities as Chief Financial Officer, Mr. Kelly assumed responsibility for oversight of our Global Shared Services functions, which include Human Resources and Organizational Development, Marketing, Operations, Information Technology and Administration. In connection with his appointment, Mr. Kelly’s compensation was adjusted to reflect his promotion and expanded responsibilities. After receiving and analyzing information provided by Mercer and reviewing Mercer’s recommendations, the Compensation Committee determined to increase Mr. Kelly’s annual base salary on January 1, 2015 from $591,250 to $700,000 per year and to grant Mr. Kelly an equity award of $1.0 million in February 2015 consisting of 9,687 restricted shares, which will vest in four equal annual installments subject to Mr. Kelly’s continued service with the Company. The Compensation Committee, supported by information and analysis provided by Mercer and management, believes Mr. Kelly’s compensation changes appropriately reflect his expanded role as our Chief Operating Officer and his continuing role as Chief Financial Officer and a member of our Governance Committee. The Compensation Committee determined to provide a meaningful component of Mr. Kelly’s compensation adjustments in the form of equity to place this compensation at risk and to align Mr. Kelly’s interests with those of our shareholders.

In July 2014, Mr. Curtis was promoted to the position of Group Chief Underwriting Officer effective July 31, 2014. In connection with his promotion, Mr. Curtis assumed expanded responsibilities and a broader strategic role across the organization. Subsequently, Mr. Curtis was also appointed to serve as a member of our Governance Committee. In his new roles, Mr. Curtis is responsible, among other things, for directing RenaissanceRe’s underwriting strategy, activities, and teams across all regions and platforms to seek to ensure the highest levels of consistency and customer service. In connection with his promotion, after receiving and analyzing information provided by Mercer and reviewing Mercer’s recommendations, the Compensation Committee determined to increase Mr. Curtis’ annual base salary on September 1, 2014 from $428,559 to $550,000 and to grant Mr. Curtis an equity award in November 2014 valued at $1.5 million under our consistently applied grant methodologies, consisting of 11,057 restricted shares, which will vest in four equal annual installments subject to Mr. Curtis’ continued service with the Company, and 9,214 performance shares, which will vest in three equal annual installments subject to both Mr. Curtis’ continued service with the Company and our attainment of previously determined performance metrics relating to our total shareholder return. The Compensation Committee believes Mr. Curtis’ compensation adjustments appropriately reflect his expanded role as our Group Chief Underwriting Officer and his promotion to service on our Governance Committee. The Compensation Committee determined to provide a meaningful component of Mr. Curtis’ compensation adjustments in the form of equity to place this compensation at risk and to align Mr. Curtis’ interests with those of our shareholders.

Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

The 9,214 performance shares granted to Mr. Curtis represent the number of shares that could potentially vest if maximum performance is attained (i.e., 250% of target). Mr. Curtis’ performance shares are subject to the same vesting terms and performance hurdles that were made during the 2014 annual grant cycle, provided that the three-year performance period relating to these shares commenced January 1, 2015. For more information regarding the vesting terms and performance hurdles of our performance shares, see “—Long-Term Equity-Based Incentives—Performance Share Plan Mechanics” below.

Other Named Executive Officers

For our other Named Executive Officers, the Compensation Committee determined performance was strong and that the team as a whole executed on the key aspects of our strategic and tactical plans, as described in detail above. The Compensation Committee noted that the successful attainment of the strategic and tactical initiatives that drove our financial and operating results, including the acquisition of Platinum, was in general led individually by a Named Executive Officer or by teams of our Named Executive Officers. In addition, the Compensation Committee favorably assessed the partnership culture among our Named Executive Officers and extended leadership and their strong focus on strategic initiatives, leading to increased inclusiveness and integrated views in strategic planning, tactical execution and monitoring and reporting processes.

After deliberation, the Compensation Committee made no changes to the overall design of our compensation program as it relates to our Named Executive Officers. The 2014 compensation determinations for our Named Executive Officers are discussed in detail below.

Salary

Salaries for our Named Executive Officers are based on several factors, including (i) the scope of job responsibilities, (ii) experience, (iii) expertise, (iv) performance, (v) our internal salary grade structure, which contemplates level and location (for all employees other than our Chief Executive Officer), and (vi) competitive market compensation.

Other than Mr. Curtis, none of our Named Executive Officers received an increase to their annual base salary for 2014, as reflected in the table below. Mr. Curtis received an increase to his base salary in September 2014 in connection with his promotion to the position of Group Chief Underwriting Officer. These salary decisions were supported by our compensation benchmarking activities that are performed annually with the assistance of Mercer, the Compensation Committee’s independent compensation consultant. The amounts shown in the table below for 2013 and 2014 reflect base salaries in effect on December 31 of each respective year; amounts actually paid in a calendar year reflect the impact of the timing of any changes, as shown in the Summary Compensation Table below.

Name	2013 Base Salary	2014 Base Salary	Percent Change (2013 to 2014)
Kevin J. O’Donnell	$975,000	$975,000	0.0%
Jeffrey D. Kelly	$591,250	$591,250	0.0%
Ross A. Curtis (1)	$428,559	$550,000	28.3%
Ian D. Branagan (2)	$478,298	$478,298	0.0%
Stephen H. Weinstein	$463,500	$463,500	0.0%
(1)	Mr. Curtis’ salary at December 31, 2013 was £274,190, which amount is converted into U.S dollars at the average daily exchange rate for 2014 of 1.65.
(2)	Mr. Branagan’ s salary at December 31, 2013 and 2014 was £290,300, which amount is converted into U.S dollars at the average daily exchange rate for 2014 of 1.65.

Performance-Based Annual Incentive Bonus

As noted above, our compensation program is weighted heavily toward at-risk pay that reflects the Company’s overall financial success and the achievement of our key strategic drivers that contribute to long-term shareholder value creation. An important component of our at-risk pay program is our performance-based annual incentive bonus, which depends on our attainment of certain financial measures and strategic and operating accomplishments and which consists of both quantitative and qualitative objectives for the relevant year.

The incentive- and performance-based components of our compensation program are designed in part to support and enhance our underwriting philosophy, which recognizes and reflects the significant volatility in our business (in which, for example, financial performance in any fiscal period is materially impacted by the occurrence or non-occurrence of catastrophic events) and the need for qualitatively strong underwriting, strategic and tactical execution to sustain and grow shareholder value over time. Indeed, we believe that

RenaissanceRe derives a larger percentage of our premium and estimated expected profit from property catastrophe business than do any of our peers. We seek to construct a portfolio of reinsurance, insurance and insurance risks that produces a superior expected return. Since large-scale insured catastrophes in general occur episodically, with varying levels of frequency and severity, we believe that it can be extremely difficult to judge on a purely quantitative basis what constitutes “strong performance” in any given short or intermediate time frame exclusively with reference to the actual returns over that period. In years characterized by little catastrophe loss, firms generating strong returns for such years could have taken on excess or mispriced risk. In higher loss years, relatively strong short-term performance could reflect an ability to access business or flawed determinations in order to reject risks that were well priced at the time of inception; at the same time, a relatively high return on equity in such a year compared to that of similarly situated peers, although negative, could reflect superior risk management and portfolio optimization. Accordingly, our portfolio construction and risk management efforts seek to focus on a broad range of potential

38	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

outcomes, and we seek to align our compensation determinations with a robust qualitative as well as quantitative assessment of these efforts.

We have sought to structure our compensation programs to support this philosophy and encourage strong underwriting discipline and risk management principles. We believe that in a business such as ours, which can have such volatile potential returns, prudent compensation principles must have a balanced approach that does not reward excessive or lopsided risk-taking.

In light of these considerations, the Compensation Committee and management have believed since our Company’s inception that while quantitative results should be a primary measure of executive performance, they should not be the sole measure. Accordingly, the Compensation Committee determines performance-based annual incentive bonuses by considering results against both quantitative and qualitative financial and strategic goals. For determining performance-based annual incentive bonuses for 2014, consistent with prior years, financial objectives were given a weighting of 67% and strategic accomplishments were given a weighting of 33%. The factors chosen by the Compensation Committee to calculate performance-based annual incentive bonuses are considered by the Compensation Committee to be principal drivers in the creation of total shareholder return and growth in tangible book value per common share over time, and the overall success of our business. Management and the Compensation Committee view certain of these factors as proprietary and sensitive.

Each year, at its first regular quarterly meeting, our Compensation Committee reviews the performance of the Company for the immediately prior fiscal year to establish an overall business performance factor. The final business performance factor may range from 0 to 1.50 (or 0% to 150% of target) in any given year. The business performance factor equals the aggregate sum of the outcomes for each performance criterion, calculated as the percentage achievement multiplied by its relative weight (as illustrated in the table below). The criteria and potential ranges of these individual components vary, but can result in a final business performance factor of no greater than 1.50. For fiscal year 2014, the Compensation Committee established an overall business performance factor of 1.35 (or 135% of target), based on our actual performance achievements.

Once determined, the business performance factor is applied to all Company employees, including our Named Executive Officers, to varying degrees impacted by measurement of individual performance and contributions. We believe that our performance-based cash bonus award process fosters relative internal pay equity and aligns employees with overall corporate results in a manner consistent with our team-based compensation philosophy and organizational culture. A Named Executive Officer’s actual performance-based cash bonus amount may be adjusted by the Compensation Committee up or down in order to reflect specific circumstances. Similarly, supervisors may make adjustments to the actual bonus amount within the framework of our performance management system for other individual employees with the approval of appropriate senior management. For 2014, the business performance factor was applied to the Named Executive Officers’ target bonuses without adjustment.

The table below shows the key performance metrics that the Compensation Committee considered in establishing the overall business performance factor for 2014 and the resulting scores on all measures. These metrics are representative of the Company’s current strategy and align with the various components of the Company’s compensation philosophy, which, when taken together, are designed to effectively and appropriately motivate our employees and provide for alignment with our long-term corporate objectives.

Performance Metric	Baseline for Measurement	Actual Performance	Raw Business Performance Factor Components	Weighting	Weighted Business Performance Factor Components
Operating Return on Average Common Equity	Actual vs. Peer Average (1)	13.7%	1.20	33 1/3%	0.40
Operating Earnings Per Share	Actual vs. Budget	$11.56	1.76	16 2/3%	0.29
Gross Written Premiums (in thousands of U.S. dollars)	Actual vs. Budget	$1,550,572	0.96	16 2/3%	0.16
Strategic Accomplishments	Pre-established Goals	1.5x	1.50	33 1/3%	0.50

Business Performance Factor					1.35
(1)	For purposes of calculating, we compared our performance to our peer group for 2014, which is described above.

Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

As illustrated in the table above, the factor for the strategic accomplishments portion of the business performance factor was set at 1.5, reflecting that 2014 represented a successful year in respect of our long-term strategic objectives and the execution of our 2014 tactical plan as summarized under “—Principal Components of Compensation—2014 Compensation Determinations—Strategic Accomplishments; Acquisition of Platinum” above.

Our current compensation structure for our Named Executive Officers establishes a target bonus amount as a percentage of the executive’s bonus basis, values of which are shown in the table below. Each Named Executive Officer’s bonus basis is equal to the executive’s actual salary as of April 1, 2015. As described above, the actual cash bonus paid to each Named Executive Officer was equal to our business performance factor of 1.35, multiplied by his target bonus amount.

Name	Bonus Basis	Percent of Bonus Basis	Target 2014 Bonus	Actual 2014 Bonus
Kevin J. O’Donnell	$975,000	165%	$1,608,750	$2,171,820
Jeffrey D. Kelly	$700,000	110%	$770,000	$1,039,500
Ross A. Curtis	$550,000	110%	$605,000	$816,750
Ian D. Branagan (1)	$507,003	110%	$557,710	$752,900
Stephen H. Weinstein	$463,500	110%	$509,850	$688,300
(1)	Mr. Branagan’s bonus basis is his London pound sterling salary of £307,730 converted into U.S. dollars at the average daily exchange rate of 1.65 for the year ended December 31, 2014.

Long-Term Equity-Based Incentives

Whereas our annual cash bonuses represent immediate recognition of the prior year’s corporate performance, we believe that our equity incentive awards link the compensation of our Named Executive Officers directly to the attainment of corporate performance over the long term. These awards make up a significant component of total direct compensation, which we believe supports and strengthens our pay-for-performance philosophy and aligns with our goal of creating long-term value for our shareholders as well as supporting retention by means of extended vesting periods.

In 2014, we granted our Named Executive Officers a blend of long-term equity-based awards in conjunction with the annual pay cycle, 25% of which were subject to performance vesting as well as continued service requirements, and 75% of which were subject solely to service requirements. We believe that a blend of awards encourages long-term performance, retention, and shareholder value-creation and supports an ownership culture. Grants of restricted shares subject to solely service requirements vest in four equal annual installments subject to continued service with the Company and, subject to achievement of applicable performance measures, ordinary grants of performance shares typically are earned in three equal annual installments and vest following three years of continued service with the Company. Each Named Executive Officer’s target annual equity award level is determined by multiplying the Named Executive Officer’s long-term incentive percentage by his long-term incentive basis. Each Named Executive Officer’s long-term incentive basis is determined in a manner consistent with the process to determine the bonus basis described in “—Performance-Based Annual Incentive Bonus” above, using the Named Executive Officer’s base salary as of April 1, 2014 as the Named Executive Officer’s actual base salary.

In March 2014, each member of our senior management, including each of our Named Executive Officers, was granted an award consisting of restricted shares which had a grant date value in an amount equal to 20% of the grant date value of the executive’s annual equity grant. The performance grants for each of Messrs. O’Donnell, Kelly, Curtis, Branagan and Weinstein consisted of 6,154, 2,711, 1,925, 2,221, and 2,125 restricted shares, respectively. The primary purpose of this performance grant was to reward members of our senior management team, including our Named Executive Officers, for their individual contributions, and for the performance of the senior management team as a whole, to the Company’s strong financial and operating performance and achievement of significant strategic objectives during 2013, including the planning and successful execution of our multi-year Chief Executive Officer succession planning process. In addition, in July 2014, in connection with his promotion to Group Chief Underwriting Officer, Mr. Curtis was granted a promotion-linked equity award consisting of a mix of restricted and performance shares. See “—Principal Components of Compensation—2014 Compensation Determinations—Key Promotions and Related Compensation Changes” above.

40	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Consistent with our practices for senior executives and our compensation philosophy, and in order to link pay with performance, put results of the grant at risk and align realized compensation with the creation of long-term value for our shareholders, the Compensation Committee determined to effect all of these awards in the form of restricted shares. Notwithstanding these determinations, the value of equity granted to Messrs. O’Donnell, Kelly and Branagan was reduced in 2014 compared to 2013. The actual long-term equity incentive awards granted to our Named Executive Officers during 2014 is set forth in the following table:

Name	LTI Basis		Percent of LTI Basis		Target LTI	Actual LTI	Performance Shares (1)	Time-Vested Restricted Shares
Kevin J. O’Donnell	$975,000		300%	(2)	$2,925,000	$3,510,000	$731,250	$2,778,750
Jeffrey D. Kelly	$591,250		218%		$1,288,925	$1,546,710	$322,231	$1,224,479
Ross A. Curtis	$457,568	(3)	218%		$915,137	$2,598,164	$603,784	$1,994,380
Ian D. Branagan	$484,453	(4)	218%		$1,056,107	$1,267,328	$264,027	$1,003,202
Stephen H. Weinstein	$463,500		218%		$1,010,430	$1,212,516	$252,608	$959,909
(1)

The values of the performance shares are set at target based on the closing price of our common shares on the date of grant. In accordance with applicable SEC rules, the amounts disclosed in the Summary Compensation Table are based on the grant date fair values, which differ from the amounts set forth herein.

(2)

Mr. O’Donnell’s long-term incentive percentage increased from 240% to 300% in 2014 in connection with his promotion to Chief Executive Officer in July 2013, pursuant to the terms of his further amended and restated employment agreement.

(3)	Mr. Curtis’ long-term incentive basis is based on his salary at March 3, 2014 which was £274,190, which amount is converted into U.S dollars at the exchange rate in effect on March 3, 2014 of 1.67.
(4)

Mr. Branagan’ s long-term incentive basis is based on his salary at March 3, 2014 which was £290,300, which amount is converted into U.S dollars at the exchange rate in effect on March 3, 2014 of 1.67.

Performance Share Plan Mechanics. Grants of performance shares vest based upon the Company’s total shareholder return relative to our peer group over a three-year period. For purposes of the Performance Share Plan, total shareholder return is determined as the increase in the 20-day average share price preceding the end of the performance period, plus the dividends paid with respect to such shares during such period, expressed as a percentage of the 20-day average share price preceding the beginning of the performance period. The performance-based vesting level of one-third of the award is determined at the end of each year of the performance period based on that year’s performance, and all earned shares remain subject to a service-based vesting requirement through the end of the full three-year period.

The total shareholder return hurdles and corresponding vesting levels for the 2011, 2012, 2013 and 2014 award cycles are set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	35th Percentile	0%
Target	50th Percentile	100%
Maximum	100th Percentile	250%

Vesting at intermediate performance levels is based upon a linear interpolation between threshold and target (6.67% of target for each percentile increase in performance), or between target and maximum (3% of target for each percentile increase in performance), as applicable. We issue unvested performance shares at the maximum level of payout (250% of target) and if less than maximum performance is attained, a proportionate number of shares will not vest and will be immediately forfeited.

Pursuant to the terms of the Performance Share Plan, the Compensation Committee has the authority to consider downward adjustments in conjunction with any vesting of performance shares but may not effect upward adjustments. For information regarding treatment of performance shares upon a termination or a change in control, see “—Potential Payments Upon a Termination or Change in Control” below.

Performance Share Vesting Through 2014. At the end of fiscal year 2014, the attainment of total shareholder return relative to our peer group was measured for the final tranche of the performance shares granted during 2012, the second tranche of the performance shares granted during 2013 and the first tranche of the performance shares granted during 2014. The following table illustrates actual performance for performance shares granted as part of our annual grants in 2012, 2013 and 2014, based on our total shareholder return relative to the established peer group. As illustrated in the table below, the relevant tranches of performance shares which related to 2012, 2013 and 2014 performance were completely forfeited. The table assumes that outstanding performance shares will be earned based on target performance during 2015 and 2016.

Performance Cycle	2012	2013	2014	2015 (Assumed Target)	2016 (Assumed Target)	Total Payout as a Percent of Target
2012 – 2014	0.0%	0.0%	0.0%			0.0%
2013 – 2015		0.0%	0.0%	100.0%		33.3%
2014 – 2016			0.0%	100.0%	100.0%	66.7%

Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

The table below contrasts the difference between total shareholder return for the past five years and the vesting of performance shares during the same period. As illustrated, despite strong absolute total shareholder return over the period, due to relative outperformance by our peer group in the past three years all tranches of performance shares eligible to be earned in 2012, 2013 and 2014 based on our relative total shareholder return for the applicable calendar year, were cancelled. Total shareholder returns for the table below are calculated assuming an initial $100 investment in the Company’s common shares as of January 1, 2010. Total shareholder returns for each of 2010, 2011, 2012, 2013 and 2014 were 21.9%, 18.6%, 10.8%, 21.3% and 1.04%, respectively.

Equity Grant Practices. The Compensation Committee makes determinations with respect to annual long-term incentive awards at its February meeting each year. It is our current practice for approved grants to be awarded on March 1st (or the next succeeding business day). The date of grant for new-hire equity awards will generally be the third business day following the release date of the Company’s next subsequent quarterly financial results following the new hire’s actual start date. The Compensation Committee may grant special awards from time to time to reflect promotions, special achievements, new hires, or retention needs.

Dividends. Dividends are generally payable currently with respect to time-vested restricted shares. In connection with a grant of performance shares, the grantee will receive the right to any accrued dividends declared and paid on unvested shares, to be paid without interest at the same time as the underlying shares vest. Dividends accrued and unpaid on forfeited performance shares, however, will be forfeited in accordance with the Performance Share Plan.

Equity Ownership and Retention Requirements

In keeping with our overall compensation philosophy, our Named Executive Officers are subject to a robust equity ownership policy, which is designed to maintain equity ownership at levels high enough to assure our shareholders of our executives’ commitment to long-term value creation. Under our guidelines, our Named Executive Officers are required to maintain a level of our equity with a value equal to a multiple of salary as follows:

•	7.5 times actual salary for our Chief Executive Officer; and

•	4.5 times target salary by grade for our other Named Executive Officers.

Equity ownership value is calculated by adding the value of common shares owned outright, time-vested restricted shares, performance shares calculated at target achievement, and the spread value of vested “in-the-money” options. Until and unless ownership requirements are satisfied, a Named Executive Officer is not permitted to sell any of the equity granted to him, other than automatic dispositions for tax withholding. None of our Named Executive Officers are engaged in hedging or pledging Company securities.

42	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

As of December 31, 2014, all of our Named Executive Officers had satisfied their ownership requirements. The table below shows the equity ownership for our Named Executive Officers for this purpose as of December 31, 2014, calculated in accordance with the methodology described above.

	Equity Ownership as of Fiscal Year-End
Name	Required Multiple of Target Salary	Actual Multiple of Target Salary	Dollar Value (1)	Years of Service at Fiscal Year-End
Kevin J. O’Donnell	7.5	32.7	$31,903,954	18.1
Jeffrey D. Kelly	4.5	9.1	$5,051,260	5.5
Ross A. Curtis	4.5	19.0	$10,521,717	15.9
Ian D. Branagan	4.5	9.5	$5,242,200	16.0
Stephen H. Weinstein	4.5	24.0	$13,310,680	12.9
(1)	Based on closing price of the common shares of $97.22 on December 31, 2014.

Our Compensation Committee retains the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, we have not done so in respect of a Named Executive Officer.

Over the last several years, most of our Named Executive Officers’ trading in our common shares has occurred under trading plans pursuant to Exchange Act Rule 10b5-1. In March 2015 we announced that Mr. O’Donnell had adopted a pre-arranged stock trading plan in accordance with Rule 10b5-1 for the purpose of selling limited amounts of his RenaissanceRe equity holdings to support prudent asset diversification and liquidity; to seek to minimize market impact; and to avoid any concerns about the timing of the transactions. The plan established for Mr. O’Donnell contemplates the sale, over time, of up to 12,000 fully vested common shares of RenaissanceRe and the exercise of 123,714 fully vested options to purchase common shares of RenaissanceRe and sale of the underlying shares, leaving him with a significant ongoing stake in the Company. Transactions under the plan would commence no earlier than September 1, 2015, following RenaissanceRe’s release of financial information and quarterly filings with the SEC with respect to each of the first and second quarters of 2015. In accordance with Rule 10b5-1, Mr. O’Donnell will have no discretion over transactions under the plan. Assuming the sale of all the shares in his plan, Mr. O’Donnell would continue to hold equity in excess of 25 times his 2015 salary.

No-Hedging, No-Pledging and Other Insider Trading Policies

Our employees, including our Named Executive Officers and directors, are subject to our insider trading policies and practices, which generally prohibit:

•	transactions in our securities outside of Company designated “window” periods, except pursuant to previously adopted and approved Rule 10b5-1 plans;

•	employees and directors and their designees from hedging the market value of RenaissanceRe securities; and

•	employees and directors and designees from engaging in short sales of, or margin loans on, or pledging of RenaissanceRe securities.

It is the Board’s view that such activities are generally against the interest of the Company’s shareholders and could cause significant repercussions to the Company and its shareholders if allowed.

Our Code of Ethics authorizes our Group General Counsel to evaluate requests for an exception to the prohibition on the hedging or pledging of Company securities. To date, no such requests have been made by or on behalf of any director, Named Executive Officer or other member of senior management. In determining whether to grant exceptions to the prohibition, our Group General Counsel would consider, among other things, the following factors:

•	the percentage of the individual’s equity holdings that are currently pledged or hedged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged or hedged;

•	the market value of the securities being pledged or hedged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of the individual justifying the pledging or hedging transaction under the circumstances.

Each of our Named Executive Officers is in compliance with our anti-pledging, anti-hedging and other trading policies.

Other Benefits and Perquisites; No U.S. Federal Income Tax Gross-ups

Our Named Executive Officers participate in a perquisite and benefit program that, in conjunction with the other components of our compensation program, seeks to accomplish the goal of attracting and retaining key talent to our strategic Bermuda headquarters. Given the unique challenges of the Bermuda market, including travel to and from the island and the cost of living and maintaining a residence, we provide benefits and perquisites that are consistent with our competitors operating in this market and which we believe are necessary for recruitment and retention purposes.

Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

Since February 2013, Named Executive Officers have had the opportunity to use the corporate aircraft for up to 25 hours of Company-funded personal use, provided they pay the variable cost per hour for the additional usage. See “Certain Relationships and Related Transactions—Use of Company Aircraft” above for additional information. In 2013 and 2014, Messrs. O’Donnell, Kelly and Weinstein were also entitled to four round trips per year on commercial airlines for themselves and each member of their respective families. In 2013 and 2014, Mr. Curtis was also entitled to three round trips per year on commercial airlines for himself and each member of his family. Upon his return to Bermuda in September 2014, Mr. Curtis ceased eligibility for these three “home leave” trips.

We do not pay U.S. federal income tax gross-ups on perquisites for our Named Executive Officers.

In connection with his international assignment to London, which was completed in August 2014, Mr. Curtis was provided with a tax equalization benefit in respect of certain potential U.K obligations, to which Mr. Curtis was not previously subject as a resident of Bermuda. At the time of Mr. Curtis’ assignment to London, the Compensation Committee determined it was appropriate and equitable to provide a tax equalization benefit to Mr. Curtis which equalized the income and employment taxes required to be paid on the compensation earned by Mr. Curtis while on his international assignment under U.K. tax laws with the income and employment taxes that would have been required to have been paid on the same compensation had Mr. Curtis remained in Bermuda. Mr. Curtis’ tax equalization benefit was eliminated in August 2014 upon the completion of his assignment and he was not entitled to any additional payments thereafter.

CHANGE IN CONTROL AND POST-TERMINATION PAYMENTS

Upon qualifying terminations of employment as well as upon a change in control, the Named Executive Officers may be entitled to certain vesting of equity-based awards pursuant to the terms of our equity compensation plans and their respective employment agreements, and upon certain qualifying terminations of employment, the Named Executive Officers may be entitled to receive certain other severance payments and benefits pursuant to the terms of their respective employment agreements (which payments and benefits may be enhanced if such a termination occurs in connection with a change in control). The Compensation Committee views other post-termination payments primarily as consideration for certain restrictive covenants applicable to our executives following these terminations, which we believe are essential to the protection of the Company’s business given the specialized markets in which the Company competes. In addition, the Compensation Committee believes that both the change in control and post-termination payments and benefits are necessary components of a competitive compensation program. For additional information regarding the severance payments and benefits each of our Named Executive Officers are entitled to receive upon a termination of employment or a change in control, see “Potential Payments Upon a Termination or Change in Control” below.

On December 31, 2014, Mr. Durhager, formerly our Executive Vice President and Chief Administrative Officer, terminated his employment with the Company. In connection with his termination, Mr. Durhager entered into a Separation, Consulting, and Release Agreement with the Company (which we refer to as the “Separation Agreement”) which sets forth the terms of Mr. Durhager’s termination from the Company. Pursuant to the terms of the Separation Agreement, following his execution of a mutual release of claims with the Company, Mr. Durhager received or will be entitled to receive the separation payments and benefits as provided in his pre-existing employment agreement with the Company, which consist of: (i) $324,500, which represents Mr. Durhager’s annual base salary that was in effect on December 31, 2008; (ii) $914,760, which represents Mr. Durhager’s annual bonus (which for this purpose, was determined based on the annual bonus paid to Mr. Durhager during 2014 in respect of the Company’s 2013 fiscal year), with seventy-five percent (75%) of each of the payments contemplated by (i) and

(ii) payable in substantially equal monthly installments over the 12-month period following Mr. Durhager’s termination date and the remaining 25% of such payments payable in a lump sum at the end of the 12-month period following Mr. Durhager’s termination date; (iii) $914,760, which represents a pro-rata annual bonus in respect of the 2014 fiscal year (which for this purpose was determined based on the annual bonus paid to Mr. Durhager during 2014 in respect of the Company’s 2013 fiscal year), which amount was paid to Mr. Durhager during the five business days following the termination date; (iv) immediate vesting, as of the termination date, of all restricted shares held by Mr. Durhager that were subject solely to time-based vesting; (v) continued vesting following the termination date, of all restricted shares that are subject to time- and performance-based vesting (without regard to any required service conditions) through the completion of the applicable performance period, as provided by the terms of the applicable employee share plan under which such shares were issued; and (vi) to the extent permitted by applicable law, continuation of employee health benefits provided to Mr. Durhager and his covered dependents through the 12-month period following the termination date. Each of the payments and benefits Mr. Durhager received or is entitled to receive is subject to his compliance with the non-competition and non-interference covenants set forth in his employment agreement with the Company.

Pursuant to the Separation Agreement, Mr. Durhager will continue to provide services to the Company as a consultant through June 30, 2015 to assist his successor’s transition. In consideration of providing these services, Mr. Durhager is entitled to receive an aggregate consulting fee of $240,000, payable in substantially equal monthly installments. In addition, during the consulting period, Mr. Durhager is entitled to six and one-quarter hours of personal use on the Company’s aircraft. Mr. Durhager’s right to the consulting fees and his right to personally use the Company’s corporate aircraft will cease upon the earlier of a termination of his service as a result of his “disability” (as defined in his employment agreement), a termination of his service by the Company for “cause,” a termination of his service by him for any reason and a material breach of any provision of the Separation Agreement or his employment agreement with the Company.

44	Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

ADJUSTMENT OR RECOVERY OF COMPENSATION DUE TO EXECUTIVE MISCONDUCT

If our Board were to determine that an executive officer engaged in fraudulent or intentional misconduct, our Board would take action to impose discipline as it deems appropriate in light of the facts and circumstances, including possibly, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and/or (iii) if the misconduct resulted in a significant restatement of the Company’s financial results, attempting to seek the reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than would have been paid or awarded if calculated based upon the restated financial results. These remedies would be in addition to any actions that might be imposed by law enforcement agencies, regulators, or other authorities. The Company also has a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company.

In addition to our standard clawback policy, Mr. O’Donnell’s Restated Employment Agreement, dated July 1, 2013, provides that, among other things, incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based upon financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent that such compensation would not have been earned based upon the restated financials. If the restatement is determined by a court of competent jurisdiction to have been due to Mr. O’Donnell’s misconduct, the clawback would apply to such compensation paid within 60 months following the Company’s first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. O’Donnell’s misconduct, the Company’s clawback rights apply only to compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, the Company’s clawback rights apply to gains realized on sales of securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. O’Donnell’s misconduct.

COMPENSATION AND RISK MANAGEMENT

In conjunction with our ERM practices, as well as our strategic and operational planning, management reviews regularly senior executive compensation and our firm-wide compensation programs and policies (for additional information see “Corporate Governance—Risk Oversight” above). Senior executives from our risk, legal and compliance, administrative, finance, and audit functions, as well as the Compensation Committee’s independent compensation consultant, are involved in this review process, which is conducted under the oversight of the Compensation Committee. With respect to 2014 and the compensation programs in place for 2015, the Compensation Committee has concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company. For additional information regarding risk oversight over our compensation program and our ERM practices, see above under “Corporate Governance—Risk Oversight” and “Corporate Governance—ERM and Executive Compensation.”

MANAGING DILUTION

As noted above, since the inception of our Company, management and the Board have sought to align the interests of our executives and employees with the long-term interests of shareholders through, among other things, a determination to place significant emphasis on equity-based compensation as a component of our compensation programs. We believe this supports our goal of creating long-term value for our shareholders by fostering an ownership culture that promotes our overall compensation philosophy and encourages long-term performance, retention, and shareholder value-creation, and exposes our employees to economic diminishment should our share performance lag.

Management and our Compensation Committee balance these goals with active monitoring of our equity-based grant practices and potential for shareholder dilution. Among other things, in determining 2014 equity-based grants, the Compensation Committee and the Board considered the Company’s prior equity grant practices, the currently outstanding awards of, among other things, restricted shares, options, and premium options, and the impact on shareholder dilution of these instruments and of contemplated grants.

The Board received analyses of the impact of those equity-based grants on dilution and share plan utilization models used by institutional shareholders of the Company and by third parties who issue proxy voting recommendations. In addition, since 2010 a significant portion of the equity-based compensation provided to non-senior management employees has been in the form of cash-settled restricted stock units granted under the Company’s 2010 Restricted Stock Unit Plan. We believe that our equity-oriented compensation philosophy supports and suits our goals of creating long-term value for our shareholders, of fostering an ownership culture that promotes our overall compensation philosophy and encouraging long-term performance, retention, and shareholder value-creation. We are also cognizant of dilution measures and investor dilution parameters in assessing our equity compensation needs.

In order to continue to align the interests of our executives and employees with our long-term shareholders, following the expiration of our 2001 Plan in February 2016, we plan to seek approval from our shareholders of a new equity incentive plan at our 2016 Annual General Meeting of Shareholders.

Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS—CONTINUED

GOVERNANCE AND COMPENSATION PROCESS

Role of the Compensation Committee

Our Compensation Committee consists of directors who meet the independence requirements of the NYSE and, subject where applicable to ratification by the Board, retains the final authority with respect to our compensation, benefit, and perquisite programs. The Compensation Committee meets at least quarterly and reviews regularly our compensation philosophy and programs. Compensation Committee meetings may include other members of the Board (including our Non-Executive Chair of the Board, who serves as an ex officio member), members of management, and third-party advisors. A portion of each meeting is spent in executive session in which no members of management are present. Neither the Non-Executive Chair of the Board nor any other non-members may vote on Compensation Committee matters.

In connection with its annual compensation determination process, the Compensation Committee engages in an annual performance assessment of each Named Executive Officer, focusing on each executive’s contribution during the fiscal year and, if applicable, the level of achievement of any specific individual goals. With respect to Named Executive Officers other than himself, Mr. O’Donnell presents the Compensation Committee with his assessment of each executive’s relative performance for such fiscal year.

Generally, annual compensation determinations are made during the first calendar quarter of the year, after our audited year-end financial information and third-party information (including reports from our compensation consultants) have been provided to our Compensation Committee and after compensation recommendations have been submitted by Mr. O’Donnell for our other Named Executive Officers. Decisions made by the Compensation Committee during the regular first quarter meeting include performance-based annual incentive bonus determinations in respect of the prior fiscal year as well as equity award grants and any salary adjustments to take effect for the then-current year.

Use of Third-Party Advisors

Pursuant to its charter, our Compensation Committee has the authority to retain any compensation consultant to assist with the Compensation Committee’s evaluation of executive compensation, and to terminate any such compensation consultant. Our Compensation Committee has retained consultants in the past for the purposes of, among other things, obtaining market intelligence on compensation trends, views and recommendations with respect to our compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation.

During 2014, the Compensation Committee continued its retention of Mercer. Neither any member of management nor any member of the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., other subsidiaries of which acted as a broker or agent with respect to 21.5% of our gross premiums written and 14.8% of ceded written premiums in 2014. During 2014, Mercer performed compensation advisory and other services on behalf of the Compensation Committee and the Company. We incurred fees in 2014 in respect of these engagements totaling $247,913 for compensation advisory and related services and $2,584 for all other services. No individual consultant or personnel who provided compensation or advisory services received any additional compensation as a result of Mercer providing these other services. The Compensation Committee approved fees for all compensation or related advisory services.

The Compensation Committee has assessed the independence of Mercer pursuant to the SEC rules and NYSE listing standards and has concluded, based upon the information provided by Mercer, management and the supported analysis offered by the Compensation Committee’s external legal counsel, that the engagement did not raise any conflicts of interest. In reaching this conclusion, the Compensation Committee considered the factors relevant to Mercer’s independence from management, including the factors set forth in the NYSE listing standards.

46	Proxy Statement

SUMMARY COMPENSATION TABLE AND COMPENSATION INFORMATION

SUMMARY COMPENSATION TABLE AND COMPENSATION INFORMATION

The following table sets forth compensation for our Named Executive Officers in fiscal years 2014, 2013, and 2012:

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Kevin J. O’Donnell President and Chief Executive Officer	2014 2013 2012	975,000 887,500 756,818	— — —	3,679,996 4,316,338 3,818,644	2,171,820 2,413,130 1,390,000	470,864 616,320 597,352	7,297,680 8,233,288 6,562,814
Jeffrey D. Kelly (5) Executive Vice President, Chief Operating Officer and Chief Financial Officer	2014 2013 2012	591,250 591,250 591,250	— — —	1,621,586 2,279,521 1,275,511	1,039,500 975,570 904,021	443,946 437,772 466,359	3,696,282 4,284,113 3,237,141
Ross A. Curtis (6) Senior Vice President and Group Chief Underwriting Officer	2014	484,504	—	2,664,581	816,750	1,539,934	5,505,769
Ian D. Branagan (6) Senior Vice President and Group Chief Risk Officer	2014 2013	478,298 448,557	— —	1,328,671 1,473,836	752,900 749,292	240,121 302,324	2,799,990 2,974,009
Stephen H. Weinstein Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer	2014 2013 2012	463,500 463,500 463,500	— — —	1,271,168 1,002,975 999,857	688,300 764,780 708,692	369,435 329,295 500,196	2,792,403 2,560,550 2,672,245
(1)	This column reflects each Named Executive Officer’s principal position as of the date of this Proxy Statement.
(2)

This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in each of 2014, 2013 and 2012, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the service-based vesting restricted shares is determined based on the closing price of our common shares on the grant date. The value of the performance shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. These values exclude the accounting effect of any estimate of future service-based forfeitures and do not necessarily correspond to the actual level that might be realized by the Named Executive Officers. A detailed discussion of our performance share program may be found above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” and the economic value of awards is discussed in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below. For information on the valuation assumptions with respect to awards made during 2014, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2014, as included in its Annual Report on Form 10-K for 2014, as filed with the SEC.

(3)

The amounts shown in this column constitute the performance-based annual incentive bonuses paid to each Named Executive Officer based on the Compensation Committee’s evaluation at its first quarterly meeting of each year of the Company’s and each such officer’s performance in the immediately preceding year. The figures listed relate to performance for the year listed but are paid in the following year. For example, the figures for 2014 relate to performance for the year ended December 31, 2014, but were paid in March 2015. In light of the rigorous and formulaic application of the performance metrics for the determination of our performance-based annual incentive bonuses for 2014, as described in detail above under “Compensation Discussion and Analysis—Principal Components of Compensation—Performance-Based Annual Incentive Bonus,” SEC rules require disclosure of these amounts for 2014 as “Non-Equity Incentive Plan Compensation,” not “Bonus” compensation. For more information on the target and maximum bonus opportunities for our Named Executive Officers pursuant to our performance-based annual incentive bonus program, see the Grants of Plan-Based Awards Table below.

(4)	See the All Other Compensation Table and the Other Benefits Table provided below for more information and analysis of the amounts included in the All Other Compensation column for 2014.
(5)

Mr. Kelly was appointed to the position of Chief Operating Officer on December 31, 2014. Prior to such date, Mr. Kelly served as our Executive Vice President and Chief Financial Officer, which positions he continues to hold.

(6)	Payments made to Messrs. Curtis and Branagan in pounds sterling have been converted into U.S. dollars at the average daily exchange rate of 1.65 for the year ended December 31, 2014.

Proxy Statement 47

ALL OTHER COMPENSATION TABLE

ALL OTHER COMPENSATION TABLE

Name	Company 401(k)/ Pension Matching Contribution (1) ($)	Value of Life Insurance Premiums (2) ($)	Prepaid Non- Compete Consideration (3) ($)	Tax Gross- Up (4) ($)	Other Benefits (5) ($)	Total Other Compensation ($)
Kevin J. O’Donnell	15,600	5,520	—	—	449,744	470,864
Jeffrey D. Kelly	15,600	5,520	—	—	422,826	443,946
Ross A. Curtis	51,331	7,861	—	1,231,169	249,574	1,539,935
Ian D. Branagan	48,574	9,844	49,167	—	132,536	240,121
Stephen H. Weinstein	15,600	4,658	—	—	349,177	369,435
(1)

This column reports Company matching contributions to our Named Executive Officers under our 401(k) plan for Messrs. O’Donnell, Kelly and Weinstein; under the National Pension Scheme and Renaissance Syndicate Management Plan for Mr. Curtis; and under the Renaissance Syndicate Management Plan for Mr. Branagan.

(2)

This column reports the value of premiums paid on behalf of our Named Executive Officers with respect to life insurance coverage. The death benefit under the life insurance coverage is equal to four times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(3)

Following the enactment of Section 457A of the Code, in 2008, each Named Executive Officer’s employment agreement (other than Messrs. Kelly and Curtis, who were hired after the enactment of Section 457A of the Code) was amended to preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreement. The amounts in this column represent a prepayment of the severance benefits to which such Named Executive Officers are entitled pursuant to their amended employment agreements and do not represent extra-contractual or additional payments not otherwise due. The amount is calculated as the incremental change in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of the executive’s change in salary as of December 31, 2013, from the salary as of December 31, 2012. Such amounts are subject to clawback in the event of a future termination for cause or a violation of the restrictive covenants contained in the executives’ employment agreements. For additional information on the amounts disclosed in this column and Section 457A of the Code, please see the discussion below under “Potential Payments Upon a Termination or Change in Control—Severance Payments and Benefits.”

(4)

We do not pay U.S. federal income tax gross-ups on perquisites for our Named Executive Officers. Prior to his appointment as Group Chief Underwriting Officer and to our Governance Committee in 2014, Mr. Curtis was not a Named Executive Officer. In connection with his international assignment to London, Mr. Curtis was provided with a tax equalization benefit in respect of certain potential U.K. obligations. The tax equalization benefit was intended to equalize the income and employment taxes required to be paid on the compensation earned by Mr. Curtis while on his international assignment under U.K. tax laws with the income and employment taxes that would have been required to have been paid on the same compensation had Mr. Curtis remained in Bermuda. Mr. Curtis was provided with a tax equalization payment of $1,231,169 in respect of compensation earned during 2014. Mr. Curtis’ tax equalization benefit was eliminated in August 2014 upon the completion of his U.K. assignment and he is not entitled to any additional equalization payments thereafter.

(5)	See the Other Benefits Table below for additional information.

48	Proxy Statement

OTHER BENEFITS TABLE

OTHER BENEFITS TABLE

Name	Personal Travel (1) ($)	Housing Benefits (2) ($)	Other Benefits (3) ($)	Total Other Personal Benefits ($)
Kevin J. O’Donnell	127,460	290,485	31,799	449,744
Jeffrey D. Kelly	136,656	248,485	37,685	422,826
Ross A. Curtis	107,134	72,439	70,000	249,573
Ian D. Branagan	56,178	63,782	12,576	132,536
Stephen H. Weinstein	122,897	200,485	25,795	349,177
(1)

Personal travel includes costs for commercial travel for the Named Executive Officer and such person’s immediate family members during 2014 as well as use of the corporate aircraft. For more information on travel benefits provided to the Company’s senior executive officers, please see “Compensation Discussion and Analysis—Principal Components of Compensation—Other Benefits and Perquisites; No U.S. Federal Income Tax Gross-ups” above. Per Company policy, all expatriate employees based in Bermuda, including Messrs. O’Donnell, Kelly and Weinstein, are provided four round trips on “home leave” per year for themselves and each member of their respective families, consistent with Bermuda market practice. During his secondment in London, Mr. Curtis was entitled to three round trips on “home leave” per year for himself and each member of his family. Upon his return to Bermuda in September 2014, Mr. Curtis ceased eligibility for three “home leave” trips.

(2)

This column reports the amount of housing-related benefits we provided to each of our Named Executive Officers, principally consisting of housing lease costs. Upon his return to Bermuda in September 2014, Mr. Curtis no longer received any housing-related benefits.

(3)	Other benefits include financial, tax, and legal planning expenses, Company automobile expenses, moving expenses and club dues reimbursed by the Company, and Company matching on charitable donations.

Proxy Statement 49

GRANTS OF PLAN-BASED AWARDS TABLE

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth information concerning grants of plan-based awards to the Named Executive Officers during the calendar year ended December 31, 2014.

Name	Grant Date (1)	Approval Date (1)	Plan	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	Closing Price on Grant Date (5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6) ($)
				Target ($)		Maximum ($)		Target (#)	Maximum (#)
Kevin J. O’Donnell	3/3/2014	2/18/2014	Performance Share Plan	—		—		7,692	19,231	—	95.06	901,297
	3/3/2014	2/18/2014	2001 Plan	—		—		—	—	29,231	95.06	2,778,699
			Annual Cash Bonus	1,608,750		2,413,130		—	—	—	—	—
Jeffrey D, Kelly	3/3/2014	2/18/2014	Performance	—		—		3,389	8,474	—	95.06	397,118
			Share Plan
	3/3/2014	2/18/2014	2001 Plan	—		—		—	—	12,881	95.06	1,224,468
			Annual	770,000		1,155,000		—	—	—	—	—
			Cash Bonus
Ross A. Curtis	3/3/2014	2/18/2014	Performance	—		—		2,406	6,016	—	95.06	281,919
			Share Plan
	3/3/2014	2/18/2014	2001 Plan	—		—		—	—	9,145	95.06	869,324
	11/10/2014	8/5/2014	Performance	—		—		3,685	9,214	—	101.74	388,399
			Share Plan
	11/10/2014	8/5/2014	2001 Plan	—		—		—	—	11,057	101.74	1,124,939
			Annual	605,000		907,500		—	—	—	—	—
			Cash Bonus
Ian D. Branagan	3/3/2014	2/18/2014	Performance	—		—		2,777	6,943	—	95.06	325,408
			Share Plan
	3/3/2014	2/18/2014	2001 Plan	—		—		—	—	10,554	95.06	1,003,263
			Annual	557,710	(7)	836,570	(7)	—	—	—	—	—
			Cash Bonus
Stephen H. Weinstein	3/3/2014	2/18/2014	Performance	—		—		2,657	6,643	—	95.06	311,347
			Share Plan
	3/3/2014	2/18/2014	2001 Plan	—		—		—	—	10,097	95.06	959,821
			Annual	509,850		764,780		—	—	—	—	—
			Cash Bonus
(1)

On February 18, 2014, the Compensation Committee approved its equity compensation determinations with respect to the annual grant cycle for every Named Executive Officer, including restricted shares and performance shares. In accordance with the Company’s customary policy, these equity awards were granted on the first business day in March.

(2)

These columns represent the potential performance-based annual incentive bonuses that could have been earned by the Named Executive Officers in respect of 2014 performance assuming target achievement and maximum achievement of the applicable performance metrics. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Performance-Based Annual Incentive Bonus” for a detailed description of our performance-based annual incentive bonus program.

(3)

These columns represent the number of performance shares that vest at target achievement and maximum achievement of the performance metrics applicable to such awards. There is no threshold number of shares that may vest. Dividends declared by the Board and paid to holders of the common shares are reserved and payable to holders of performance shares, if at all, at such time as the performance shares vest. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” for a detailed description of the performance share program.

(4)	Dividends declared by the Board and paid to holders of the common shares are payable to holders of service-based vesting restricted shares, including our Named Executive Officers.

50	Proxy Statement

GRANTS OF PLAN-BASED AWARDS TABLE—CONTINUED

(5)

The number of restricted shares and target number of performance shares awarded were computed by dividing, as of the grant date, the approved grant value by the closing market price of the common shares on the date of grant. See the discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” for a detailed description of the Company’s equity grant practices.

(6)

This column represents the aggregate grant date fair value of stock awards granted to our Named Executive Officers in 2014, determined under FASB ASC Topic 718, Compensation—Stock Compensation. The value of the performance shares is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. For information on the valuation assumptions with respect to awards made, refer to RenaissanceRe’s Stock Incentive Compensation and Employee Benefit Plans at Note 17 in its financial statements for 2014, as included in its Annual Report on Form 10-K for 2014, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future serviced-based forfeitures, and do not necessarily correspond to the actual value that might be recognized by the Named Executive Officers.

(7)	Based on Mr. Branagan’s salary on his London secondment of £307,722, converted into U.S. dollars at the average daily exchange rate of 1.65 for the year ended December 31, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Restricted Shares and Performance Shares

In accordance with Item 402 of Regulation S-K, the value of the performance shares disclosed in the Stock Awards column of the Summary Compensation Table above is determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. Such amounts reflect the value of the awards at the grant date based upon the probable outcome of the performance conditions and are consistent with our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The following table shows the value of the Named Executive Officers’ 2014 performance share awards granted during 2014 on the date of grant, assuming both target and maximum achievement of the applicable performance goals.

Name	Target Award ($)	Maximum Potential Award ($)
Kevin J. O’Donnell	731,250	1,828,125
Jeffrey D. Kelly	322,231	805,578
Ross A. Curtis	603,784	1,509,460
Ian D. Branagan	264,027	660,067
Stephen H. Weinstein	252,608	631,519

As described above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives,” the performance shares granted in 2014 as part of our annual grant cycle vest over a period of three years, in substantially equal vesting tranches, based upon the

Company’s total shareholder return relative to the Company’s peer group in such years, as determined by the Compensation Committee.

Restricted shares granted to our Named Executive Officers, which are subject to solely service requirements, vest in four equal annual installments subject to continued service with the Company. As described under “Potential Payments Upon a Termination or Change in Control” below, in the case of a Named Executive Officer’s qualifying departure from the Company, the Named Executive Officer’s restricted shares will accelerate in full, while his performance shares will not accelerate but will remain outstanding through original vesting dates and will vest, if at all, based on actual performance.

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers, which agreements entitle the officers to salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail below under the caption “Potential Payments Upon a Termination or a Change in Control”). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for year-to-year terms that extend automatically absent 30 days’ notice by either party of such party’s intent not to renew the term. Our Chief Executive Officer’s further amended and restated employment agreement runs for an initial four-year term that extends automatically for an additional year on an annual basis absent 180 days’ notice by either party of such party’s intent not to renew the term.

Proxy Statement 51

OPTION EXERCISES AND STOCK VESTED TABLE

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information concerning option exercises by, the vesting of restricted shares and performance shares for, and vesting and settlement of cash-settled restricted stock units held by, our Named Executive Officers during 2014.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Kevin J. O’Donnell	257,412	6,822,490	29,361		2,898,576
Jeffrey D. Kelly	—	—	16,269		1,553,852
			1,344	(1)	128,365
Ross A. Curtis	—	—	9,984		953,572
			1,790	(1)	170,963
Ian D. Branagan	—	—	11,160		1,065,892
			1,792	(1)	171,154
Stephen H. Weinstein	8,708	373,312	9,968		952,044
	—	—	2,240	(1)	213,942
(1)

Represents the number of common shares underlying cash-settled restricted stock units granted under the 2010 Restricted Stock Unit Plan, which vested in 2014 and settled in cash equal to the value of such common shares on the vesting date.

52	Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The information set forth in the table below is as of December 31, 2014:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Equity compensation plans approved by shareholders (3)	767,830	$48.71	2,968,517
Equity compensation plans not approved by shareholders	—	—	—

Total	767,830	$48.71	2,968,517
(1)	As of December 31, 2014, there were options outstanding to purchase a total of 767,830 common shares, which represent 2.0% of the number of common shares outstanding.
(2)	Following the expiration of our 2001 Plan in February 2016, we plan to seek approval from our shareholders of a new equity incentive plan at our 2016 Annual General Meeting of Shareholders.
(3)	Plans previously approved by the shareholders include the 2001 Plan, the 2004 Plan, the Director Stock Plan, and the 2010 Performance Share Plan.

Proxy Statement 53

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the outstanding equity awards held by our Named Executive Officers as of December 31, 2014:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)(4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (3)(4) ($)
Kevin J. O’Donnell	56,433	—	44.30	01/03/2016	4,814	(5)	468,017	58,985	5,734,522
	67,281	—	42.66	03/21/2016	9,415	(6)	915,326	—	—
	23,082	—	51.13	03/01/2017	9,566	(7)	930,007	—	—
	49,559	—	53.86	03/03/2018	12,338	(8)	1,199,500	—	—
	—	—	—	—	16,114	(9)	1,566,603	—	—
	—	—	—	—	29,231	(10)	2,841,838	—	—
Jeffrey D. Kelly	—	—	—	—	3,375	(5)	328,118	18,354	1,784,376
	—	—	—	—	6,742	(6)	655,457	—	—
	—	—	—	—	16,851	(8)	1,638,254	—	—
	—	—	—	—	12,881	(10)	1,252,291	—	—
	—	—	—	—	—		—	—	—
Ross D. Curtis	9,863	—	42.66	03/21/2016	2,123	(5)	206,398	21,947	2,133,687
	28,043	—	51.13	03/01/2017	4,457	(6)	433,310	—	—
	22,328	—	53.86	03/03/2018	7,867	(8)	764,830	—	—
	4,266	—	50.71	05/05/2018	9,145	(10)	889,077	—	—
	—	—	—	—	11,057	(11)	1,074,962	—	—
Ian D. Branagan	—	—	—	—	2,391	(5)	232,453	14,356	1,395,690
	—	—	—	—	4,940	(6)	480,267	—	—
	—	—	—	—	10,588	(8)	1,029,365	—	—
	—	—	—	—	10,554	(10)	1,026,060	—	—
	—	—	—	—	—		—	—	—
Stephen H. Weinstein	8,239	—	49.10	03/21/2015	2,391	(5)	232,453	14,388	1,398,801
	34,035	—	37.51	11/04/2015	5,284	(6)	513,710	—	—
	29,160	—	42.66	03/21/2016	6,492	(8)	631,152	—	—
	52,047	—	51.13	03/01/2017	10,097	(10)	981,630	—	—
	31,165	—	53.86	03/03/2018	—		—	—	—
(1)	All options were granted under the Company’s 2001 Plan. Each option award has a 10-year term and vested in four equal installments (at a rate of 25% per year) from the date of grant.
(2)	These amounts were determined based on the closing price of the common shares of $97.22 on December 31, 2014, the final business day of calendar year 2014.
(3)

These amounts represent (i) performance shares granted under the Performance Share Plan that are eligible to be earned if maximum performance is attained; if threshold performance conditions for a calendar year performance period are not achieved, all performance shares pertaining to the calendar year performance period will be forfeited and (ii) performance shares granted under the Performance Share Plan that were outstanding on December 31, 2014 but which were cancelled in respect of the 2014 performance period after the February 2015 Board meeting. For a detailed discussion of our performance share program and terms and conditions of the performance shares granted to each of the Named Executive Officers, including the applicable vesting provisions, please see our discussion above under “Compensation Discussion and Analysis—Principal Components of Compensation—Long-Term Equity-Based Incentives” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” The number and market value (based on the closing price of the common shares of $97.22 on December 31, 2014, the final business day of calendar year 2014) of the unearned performance shares outstanding as of December 31, 2014 that were cancelled in respect of the 2014 performance period after the February 2015 Board meeting, is as follows:

54	Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE—CONTINUED

Name	Number of Unearned Performance Shares Forfeited	Market Value of Number of Unearned Performance Shares Forfeited
Kevin J. O’Donnell	9,869	$959,484
Jeffrey D. Kelly	3,855	$374,803
Ross A. Curtis	2,641	$256,777
Ian D. Branagan	2,958	$287,538
Stephen H. Weinstein	3,022	$293,838
(4)

These amounts were determined based on the closing price of the common shares of $97.22 on December 31, 2014, the final business day of calendar year 2014. The target number and market value (based on the closing price of the common shares of $97.22 on December 31, 2014, the final business day of calendar year 2014) of the unearned performance shares that are eligible to be earned for each of the Named Executive Officers at December 31, 2014, are as follows:

Name	Target Number of Unearned Shares Eligible to Be Earned	Market Value of Target Number of Unearned Shares Eligible to Be Earned
Kevin J. O’Donnell	13,725	$1,334,325
Jeffrey D. Kelly	3,486	$338,948
Ross A. Curtis	6,138	$596,697
Ian D. Branagan	2,785	$270,738
Stephen H. Weinstein	2,733	$265,683
(5)	These amounts represent restricted shares granted under the 2001 Plan, which vested on March 1, 2015.
(6)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2015 and 2016.
(7)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on November 19, 2015 and 2016.
(8)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 1, 2015, 2016 and 2017.
(9)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on July 1, 2015, 2016 and 2017.
(10)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on March 3, 2015, 2016, 2017 and 2018.
(11)	These amounts represent restricted shares granted under the 2001 Plan, which vest in substantially equal installments on November 10, 2015, 2016, 2017 and 2018.

Proxy Statement 55

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

Severance Payments and Benefits

In connection with the employment agreements as described above and as in effect on December 31, 2014, our Named Executive Officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us occurring on December 31, 2014. A Named Executive Officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), and (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a Named Executive Officer’s termination of employment with us occurring on December 31, 2014 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Severance Benefits Components Table below:

1.	an amount equal to a percent (the “Percent”) of salary, to be paid in installments over the 12-month period following the termination of employment;

2.	an amount equal to the Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment;

3.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of salary to be paid at the end of the 12-month period following the termination of employment;

4.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent of the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment;

5.	a pro-rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

6.	continuation of benefits during the 12-month period following the termination of employment; and

7.	vesting of certain equity awards granted under the Company’s stock incentive plans.

The Percent and Lump Sum Percent for Mr. O’Donnell are 150% and 50%, respectively, while the Percent and Lump Sum Percent for Messrs. Kelly, Curtis, Branagan, and Weinstein are 75% and 25%,

respectively. In the event that a qualifying termination (i.e., a termination by the Company without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the Named Executive Officers.

Section 457A of the Code was enacted in connection with the passage of the United States Emergency Economic Stabilization Act of 2008 and generally requires a taxpayer to include in gross income any deferred compensation attributable to services performed after 2008 and payable by, among others, certain non-U.S. corporations (such as the Company), at the time the taxpayer’s rights to the compensation are no longer conditioned upon the future performance of substantial services. Limited grandfather relief applies with respect to deferred compensation attributable to services performed before 2009, with such amounts generally required to be taken into income no later than 2017. The portion of each Named Executive Officer’s (other than Messrs. Kelly and Curtis) contractually provided severance benefits described above in clauses (1) (Percent of salary) and (3) (Lump Sum Percent of salary), which we view as consideration for the restrictive covenants contained in the employment agreements (referred to herein as “non-compete consideration”), is subject to Section 457A of the Code as a result of our Bermuda headquarters location. In light of Section 457A of the Code, the Compensation Committee determined to amend the employment agreements of many of our executives and senior employees in 2008 to preserve the economics agreed to by each executive and the Company upon the original execution of the employment agreements while providing for compliance with Section 457A of the Code. The amended agreements provide for yearly pre-payments, commencing in 2010, of any increases in the non-compete consideration to which an executive would become entitled upon a future termination of employment in respect of any salary increase after 2008. The employment agreements of executives who joined us following December 31, 2008 do not contain this provision. Pursuant to Mr. O’Donnell’s further amended and restated employment agreement, which was effective July 1, 2013, he is no longer entitled to receive any yearly pre-payments.

All pre-payments received are subject to clawback and forfeiture in the event the executive ceases to comply with the terms and conditions of their employment agreement, including the non-competition and non-interference covenants described below. Additionally, each Named Executive Officer’s (other than Messrs. Kelly and Curtis) employment agreement provides for a Company right to set off against other amounts owing to the executives should they engage in certain activities that are detrimental to the Company after the payment of any pre-payments.

As a result of these pre-payments, the portion of the severance benefits representing non-compete consideration eligible for the grandfather relief under Section 457A of the Code (the “vested non-compete consideration”) that will ultimately be paid upon a termination of employment to our Named Executive Officers (other than

56	Proxy Statement

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL—CONTINUED

Messrs. Kelly and Curtis) is frozen at the level of the executive’s salary as of December 31, 2008. If a Named Executive Officer’s employment (other than the employment of Mr. Kelly or Curtis) has not otherwise terminated prior to December 31, 2017, the vested non-compete consideration (i.e., an amount equal to the executive’s base salary in effect on December 31, 2008) will instead be paid to the executive on such date, and such vested non-compete consideration shall no longer be payable upon any subsequent termination of employment (although yearly payments representing any future increases in salary will continue until the executive’s ultimate termination of employment).

In light of Mr. O’Donnell’s no longer being eligible to receive yearly pre-payments, Mr. O’Donnell’s further amended and restated employment agreement provides that he will be entitled to receive an additional payment on a qualifying termination equal to (x) 200% (the sum of his Percent and Lump-Sum Percent) of his then-current base salary, less (y) his vested non-compete consideration, less (z) all yearly pre-payments previously received by Mr. O’Donnell, with 75% of this payment to be paid in installments over the 12-month period following the termination of employment and the remaining 25% paid at the end of the 12-month period following the termination of his employment.

Proxy Statement 57

SEVERANCE BENEFITS COMPONENTS TABLE

SEVERANCE BENEFITS COMPONENTS TABLE

	By Us Without Cause		By Executive for Good Reason		Death (1)	Disability	By Executive Without Good Reason (2)	Our Non- Extension of Agreement		Executive’s Non- Extension of Agreement (2)
(i) Percent of Salary	x		x			x	x	x		x
(ii) Percent of Bonus	x		x					x
(iii) Lump Sum Percent of Salary	x		x			x	x	x		x
(iv) Lump Sum Percent of Bonus	x		x					x
(v) Pro-rata Bonus	x		x		x	x		x
(vi) Continuation of Benefits	x		x					x
(vii) Vesting of Awards	x	(3)	x	(3)	x	x		x	(3)
(1)

In addition to the benefits above and as noted in connection with the Summary Compensation Table above, the Company pays premiums on behalf of our Named Executive Officers with respect to life insurance coverage under the Company’s health and benefits plan, with a death benefit that can equal four times the Named Executive Officer’s annual salary up to a maximum of $2.0 million.

(2)

With respect to Messrs. Kelly and Curtis only, such benefits will be provided only to the extent the Company elects to extend the non-competition covenant for up to 12 months beyond the termination date.

(3)

Accelerated vesting applies to all time-vested awards. See “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” below for a discussion relating to the accelerated vesting of performance-based awards.

The estimated payments and benefits provided to each of our Named Executive Officers upon each type of termination or upon a change in control are summarized in the “Potential Payments Upon a Termination or Change in Control” table below as if the termination or change in control, as applicable, had occurred on December 31, 2014, and using the closing price of our common shares of $97.22 on December 31, 2014. In addition, because the estimated payments are calculated by assuming a termination on December 31, 2014, the pro-rata bonus amounts in the “Potential Payments Upon a Termination or Change in Control” table below reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ from the amounts shown, perhaps significantly, and would depend on the particular facts and circumstances pertaining at the time.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control

Pursuant to the Named Executive Officers’ employment agreements as in effect on December 31, 2014, all time-vested equity awards would have vested in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination without cause, or a Company non-renewal, in each case on or prior to December 31, 2014. All options and restricted share awards outstanding also vest upon a change in control pursuant to the terms of such plans.

The following table sets forth the treatment of our outstanding performance shares upon certain termination events and a change in control as of December 31, 2014. Other than as set forth in the table, performance shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason; Retirement (1)	Change in Control
Shares as to Which the Performance Period Has Ended	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition
Shares Remaining Subject to Performance Vesting	Remain outstanding until the completion of the performance period, and vest based on the actual level of the attainment of the applicable performance goals	Immediate full vesting assuming target performance or, if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control
(1)

A termination by the executive without “good reason” will qualify as a “retirement” if the executive’s employment is terminated by the executive following the later of the date on which (i) the sum of the executive’s age and years of service with the Company equals 65 and (ii) the executive has first completed five years of service with the Company.

58	Proxy Statement

SEVERANCE BENEFITS COMPONENTS TABLE—CONTINUED

Restrictive Covenants

Under the Named Executive Officers’ employment agreements, during the term of employment and for the 12-month period following any termination of employment, each executive is subject to non-competition and non-interference covenants; provided that, for Messrs. Kelly and Curtis only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent that the Company elects to pay Messrs. Kelly and Curtis the Percent and Lump Sum Percent of salary (or prorated portion thereof for an extension for a period less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The Named Executive Officers’ employment agreements also contain standard confidentiality and invention assignment provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Proxy Statement 59

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The information set forth in the table below is as of December 31, 2014, and therefore includes the accelerated vesting of certain awards that have vested following year-end and prior to the date of this Proxy Statement.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)	After Change in Control Termination w/o Cause or for Good Reason ($)		Executive Resignation w/o Good Reason ($)	Death ($)	Disability ($)	Change in Control (1) ($)
Kevin J. O’Donnell
	Salary (2)	1,575,000	1,575,000		625,000	—	1,575,000	—
	Bonus	5,952,375	5,952,375		—	1,608,750	1,608,750	—
	Accelerated Vesting of Awards (3)	10,214,808	—	(4)	—	10,214,808	10,214,808	10,214,808
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	36,780	36,780		—	—	—	—

	Total:	17,778,964	7,564,155		625,000	13,823,558	13,398,558	10,214,808

Jeffrey D. Kelly
	Salary (2)	591,250	1,182,500		591,250	—	591,250	—
	Bonus	1,528,381	2,406,388		—	650,375	650,375	—
	Accelerated Vesting of Awards (3)	4,587,812	—	(4)	—	4,587,812	4,587,812	4,587,812
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	18,895	18,895		—	—	—	—

	Total:	6,726,338	3,607,783		591,250	7,238.187	5,829,437	4,587,812

Ross A. Curtis
	Salary (2)	550,000	1,100,000		550,000	—	550,000	—
	Bonus	1,421,750	2,238,500		—	605,000	605,000	—
	Accelerated Vesting of Awards (3)	4,221,876	—	(4)	—	4,221,876	4,221,876	4,221,876
	Life Insurance	—	—		—	2,000,000	—	—
	Continuation of Health Benefits	24,520	24,520		—	—	—	—

	Total:	6,218,146	3,363,020		550,000	6,826,876	5,376,876	4,221,876

Ian D. Branagan
	Salary (2)	260,000	710,894		260,000	—	260,000	—
	Bonus	1,165,561	1,835,138		—	495,983	495,983	—
	Accelerated Vesting of Awards (3)	3,326,285	—	(4)	—	3,326,285	3,326,285	3,326,285
	Life Insurance	—	—		—	4,508,940	—	—
	Continuation of Health Benefits	7,134	7,134		—	—	—	—

	Total:	4,758,979	2,553,166		260,000	8,331,208	4,082,268	3,326,285

Steven H. Weinstein
	Salary (2)	324,500	788,000		324,500	—	324,500	—
	Bonus	1,198,148	1,886,445		—	509,850	509,850	—
	Accelerated Vesting of Awards (3)	2,918,350	—	(4)	—	2,918,350	2,918,350	2,918,350
	Life Insurance	—	—		—	1,854,000	—	—
	Continuation of Health Benefits	24,520	24,520		—	—	—	—

	Total:	4,465,518	2,698,965		324,500	5,282,200	3,752,700	2,918,350

(1)

Other than the vesting of certain equity awards under the terms of our equity incentive plans and employment agreements as quantified in the “Change in Control” column, none of our Named Executive Officers is entitled to any additional compensation solely as a result of the occurrence of a change in control.

60	Proxy Statement

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL—CONTINUED

(2)

Consistent with the termination provisions of the Named Executive Officers’ employment agreements, amounts shown under “Salary” are based on multiples (as set forth in each of the Named Executive Officers’ respective employment agreement) of the salaries for the Named Executive Officers in effect as of December 31, 2008 (or for Messrs. Curtis and Kelly, December 31, 2014). Please see the narrative discussion above for detail on the payment and benefits to which the Named Executive Officer would be entitled upon a termination of employment. In addition, Mr. Branagan’s December 31, 2014 salary has been converted from pounds sterling into U.S. dollars at the prevalent exchange rate of 1.55 on that date.

(3)

Please see the narrative discussion above under “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” for more detail. The amount shown for Accelerated Vesting of Awards represents the sum of:

•	restricted share awards that had not yet vested at December 31, 2014, valued at the closing market of $97.22 per share value on December 31, 2014; and

•	the target number of equity awards granted pursuant to the Performance Share Plan valued at the closing market value of $97.22 per share on December 31, 2014.

(4)

Please see the column titled “Change in Control” for the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control.

Termination Payments and Benefits to Peter C. Durhager

On December 31, 2014, Mr. Durhager, formerly our Executive Vice President and Chief Administrative Officer, terminated his employment with the Company. In connection with his termination, Mr. Durhager entered into a Separation, Consulting, and Release Agreement with the Company (which we refer to as the “Separation Agreement”) which sets forth the terms of Mr. Durhager’s termination from the Company. Pursuant to the terms of the Separation Agreement, following his execution of a mutual release of claims with the Company, Mr. Durhager received or will be entitled to receive the separation payments and benefits as provided in his pre-existing employment agreement with the Company, which consists of: (i) $324,500, which represents Mr. Durhager’s annual base salary that was in effect on December 31, 2008; (ii) $914,760, which represents Mr. Durhager’s annual bonus (which for this purpose, was determined based on the annual bonus paid to Mr. Durhager during 2014 in respect of the Company’s 2013 fiscal year), with 75% of each of the payments contemplated by (i) and (ii) payable in substantially equal monthly installments over the 12-month period following Mr. Durhager’s termination date and the remaining 25% of such payments payable in a lump sum at the end of the 12-month period following Mr. Durhager’s termination date; (iii) $914,760, which represents a pro-rata annual bonus in respect of the 2014 fiscal year (which for this purpose was determined based on the annual bonus paid to Mr. Durhager during 2014 in respect of the Company’s 2013 fiscal year), which amount was paid to Mr. Durhager during the five business days following the termination date; (iv) immediate vesting, as of the termination date, of all restricted shares held by Mr. Durhager that were subject to solely time-based vesting;

(v) continued vesting following the termination date of all performance shares (without regard to any required service conditions) through the completion of the applicable performance period; and (vi) to the extent permitted by applicable law, continuation of employee health benefits provided to Mr. Durhager and his covered dependents through the 12-month period following the termination date. Each of the payments and benefits Mr. Durhager received or is entitled to receive is subject to his compliance with the non-competition and non-interference covenants set forth in his employment agreement with the Company.

Pursuant to the Separation Agreement, Mr. Durhager will continue to provide services to the Company as a consultant through June 30, 2015 to assist his successor’s transition. In consideration of providing these services, Mr. Durhager is entitled to receive an aggregate consulting fee of $240,000, payable in substantially equal installments on the same schedule as salary payments are made to the Company’s employees in accordance with the Company’s regular payroll schedule. In addition, during the consulting period, Mr. Durhager is entitled to six and one-quarter hours of personal use on the Company’s aircraft. Mr. Durhager’s right to the consulting fees and his right to personally use the Company’s corporate aircraft will cease upon the earlier of a termination of his service as a result of his “disability” (as defined in his employment agreement), a termination of his service by the Company for “cause,” a termination of his service by him for any reason and a material breach of any provision of the Separation Agreement or his employment agreement with the Company.

Proxy Statement 61

DIRECTOR COMPENSATION TABLE AND COMPENSATION INFORMATION

DIRECTOR COMPENSATION TABLE AND COMPENSATION INFORMATION

The following table sets forth information concerning director compensation paid during 2014:

Name (1)	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	Total ($)
David C. Bushnell	85,000	124,909	209,909
James L. Gibbons	115,000	124,909	239,909
Brian G. J. Gray	85,000	124,909	209,909
Jean D. Hamilton	85,000	124,909	209,909
Henry Klehm III	105,000	124,909	229,909
Ralph B. Levy	170,000	249,913	419,913
W. James MacGinnitie	85,000	124,909	209,909
Anthony M Santomero	105,000	124,909	229,909
Nicholas L. Trivisonno	85,000	124,909	209,909
Edward J. Zore	85,000	124,909	209,909

(1)

Information for Mr. O’Donnell, who served on the Board in 2014, is not included in this table because he did not receive additional compensation for services he rendered as a member of our Board. Information regarding Mr. O’Donnell’s compensation is set forth herein under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table” above.

(2)	Amounts shown reflect annual retainer and annual committee chair retainer, as described below.
(3)

This column represents the aggregate grant date fair value of stock awards granted to our directors in 2014, determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The value of the service-based vesting restricted shares is determined based on the closing price of our common shares on the grant date. For information on the valuation assumptions with respect to awards made, refer to Note 17 to our financial statements for the year ended December 31, 2014, as included in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors. Each of Messrs. Bushnell, Gibbons, Gray, Klehm, MacGinnitie, Santomero, Trivisonno, and Zore and Ms. Hamilton received 1,314 restricted shares, while Mr. Levy received 2,629 restricted shares, in each case vesting ratably over three years on each anniversary of the grant date. Messrs. Bushnell, Gibbons, Klehm, MacGinnitie, Santomero, Trivisonno and Zore and Ms. Hamilton each had 2,777 restricted shares as of December 31, 2014. Mr. Levy had 5,555 restricted shares as of December 31, 2014. Mr. Gray had 2,284 restricted shares as of December 31, 2014. Dividends declared by the Board and paid to holders of the common shares are payable to holders of service-based vesting restricted shares, including our directors.

Director Compensation

Benchmarking. Director compensation is reviewed annually, with the assistance of Mercer, for market appropriateness and consistency, both within our peer group of companies and with broader director compensation trends. This year, after reviewing the benchmark data provided by Mercer, and following discussions with Mercer at the meeting, the Compensation Committee determined that our current compensation approach was broadly in line with our peers and was market appropriate, and accordingly recommended no changes to the compensation of directors.

Cash Retainer. During 2014, each of the Independent Directors (other than the Non-Executive Chair of the Board, Mr. Levy) received a cash annual retainer of $85,000. Mr. Levy received a cash annual retainer of $170,000 due to the additional responsibilities and duties of his position. Messrs. Klehm and Santomero each received a committee chair cash retainer of $20,000 as Chairs of the Compensation Committee and the Investment and Risk Management Committee, respectively. As Chair of the Audit Committee, Mr. Gibbons received a committee chair cash retainer of $30,000.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the Non-Executive Chair of the Board is reimbursed for expenses incurred in connection with attendance at certain industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S. federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to the Company of providing this benefit.

Equity Awards. As with our Named Executive Officers, it is the philosophy of our Compensation Committee to weight directors’ compensation heavily in equity-based awards in order to align their interests with the long-term interests of our shareholders. During 2014, each Independent Director received a grant of restricted shares valued at $125,000, with the exception of Mr. Levy who, as Non-Executive Chair of the Board, received a grant of restricted shares valued at $250,000. In addition to annual grants, the Director Stock Plan also authorizes our Compensation Committee to make grants to Independent Directors to address special circumstances, such as when one or more Independent Directors are called upon to provide services to us in excess of the level of services required of

62	Proxy Statement

DIRECTOR COMPENSATION TABLE AND COMPENSATION INFORMATION—CONTINUED

our Independent Directors generally. No such discretion was exercised during 2014. Our Compensation Committee may also exercise discretionary authority to make awards to any Independent Director when first elected to our Board.

Restricted shares granted to Independent Directors generally vest ratably over three years. These restricted shares generally accelerate and vest on a director’s separation from service from the Board unless a director is requested to depart the Board for cause, in which case such restricted shares are forfeited.

Our Compensation Committee has not granted stock options to Independent Directors since 2004. Outstanding stock options will be forfeited if not exercised within 30 days following the termination of any director’s service.

Director Equity Ownership Policy

We maintain an equity ownership policy under which our Independent Directors are required to maintain ownership levels of common shares having a value equal to five times the then-current annual cash retainer applicable to the Independent Director (or such lesser amount as the Independent Director may have been granted to date). Until and unless ownership requirements are satisfied, an Independent Director is not permitted to sell any of the equity granted to such individual. We believe that this policy further aligns the interests of our Independent Directors with those of our shareholders, and we expect to continue this policy in the future. As of December 31, 2014, all of our Independent Directors had satisfied their ownership requirements. Our Compensation Committee retains discretion to waive non-compliance with this policy in light of an individual director’s particular facts and circumstances from time to time.

Proxy Statement 63

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bye-laws provide that our Board designates the number of directors constituting the Board, and that there should be at least eight and no more than eleven members. Currently, that number has been fixed by the Board at eleven. The Board consists of three classes, with directors of one class elected each year, for terms extending to the annual general meeting of shareholders held in the third year following the year of their election.

Board of Directors Criteria

As described more fully above under “Corporate Governance—Director Qualifications and Director Nominee Considerations,” our Board regularly reviews the biographical backgrounds, particular skills and experience of its current members and potential nominees, as applicable, in connection with the ongoing evaluation of the composition of the Board. Our Corporate Governance Guidelines do not establish specific criteria for individual directors, and rather summarize the long-held belief of the Board that a myriad and diverse set of skills, experience and backgrounds amongst the various members of the Board are key components to a well-functioning Board and organization. The biographies above of each nominee and of each continuing director contain information regarding the person’s service as a director on our Board, his or her business experience, director positions at other companies held currently or at any time during the last five years, and aspects of each person’s respective qualifications and experience.

Mr. W. James MacGinnitie, who is currently a Class II Director, will retire effective as of the date of the Annual Meeting. The Board, acting upon the recommendation of the Compensation Committee, has nominated William F. Hagerty IV to fill the vacancy created by Mr. MacGinnitie’s resignation. If elected at the Annual Meeting, the nominees to serve as Class II Directors will serve until the expiration of their term in 2018, or until their earlier resignation or removal. The names of the three persons who have been nominated to stand for election at the Annual Meeting, and the remaining directors whose terms are continuing until the 2016 or 2017 annual general meetings of shareholders, are as follows:

NOMINEES

Class II Directors (whose terms, if elected, expire in 2018):

Name	Age
Brian G. J. Gray	52
William F. Hagerty IV	55
Kevin J. O’Donnell	48

CONTINUING DIRECTORS

Class III Directors (whose terms expire in 2016):

Name	Age
Henry Klehm III	56
Ralph B. Levy	69
Nicholas L. Trivisonno	67
Edward J. Zore	69

Class I Directors (whose terms expire in 2017):

Name	Age
David C. Bushnell	60
James L. Gibbons	51
Jean D. Hamilton	68
Anthony M. Santomero	68

Recommendation and Vote

Each nominee for election to serve as a Class II director at the Annual Meeting who receives a majority of the votes cast will be elected as a director. However, in the event that a nominee for election fails to receive a majority of votes cast at the Annual Meeting, such nominee will tender, promptly following certification of the election results, an irrevocable resignation that will be effective upon the Board’s acceptance of such resignation. Upon the submission of such resignation, the Compensation Committee will promptly consider the resignation and make a recommendation to the Board, and the Board will consider any relevant factors in deciding whether to accept or reject the director’s resignation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE ELECTION OF MR. GRAY, MR. HAGERTY AND MR. O’DONNELL.

64	Proxy Statement

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL 2: APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are submitting to our shareholders this advisory vote, commonly known as a “say on pay” proposal, relating to the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This advisory vote gives shareholders a mechanism to convey their views about our compensation programs and policies. We are asking our shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. The following resolution will be submitted for a shareholder vote at our Annual Meeting:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers listed in the 2014 Summary Compensation Table included in the Proxy Statement for the 2015 Annual General Meeting of Shareholders, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in the Proxy Statement under the section titled ‘Compensation Discussion and Analysis,’ as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

Recommendation and Vote

Approval of the Say on Pay Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

Proxy Statement 65

PROPOSAL 3: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SPECIFIED IN THE RENAISSANCERE HOLDINGS LTD. 2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN

PROPOSAL 3: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SPECIFIED IN THE RENAISSANCERE HOLDINGS LTD. 2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN

Purpose of Proposal

The Performance Share Plan was approved by the Board on February 17, 2010 and by our shareholders at our 2010 Annual General Meeting of Shareholders on May 18, 2010. In accordance with Section 162(m) of the Code and the Treasury Regulations promulgated thereunder (collectively, “Section 162(m)”), we are asking our shareholders to re-approve the material terms of the performance goals set forth in the Performance Share Plan. Re-approval by our shareholders of the material terms of these performance goals is a requirement to preserve the Company’s ability to grant fully tax-deductible awards under the Performance Share Plan that are intended to qualify for the “performance-based compensation” exemption under Section 162(m) (as described below), to the extent that compensation paid by the Company or its affiliates is subject to the deduction limitations in Section 162(m).

This proposal does not authorize additional common shares for issuance under the Performance Share Plan. Shareholders are not being asked to approve any amendments to the Performance Share Plan or to otherwise re-approve the Performance Share Plan itself under this proposal, but are only asked to re-approve the performance goals included in the plan for compliance with Section 162(m). The terms of the Performance Share Plan remain unchanged.

Background

Generally, Section 162(m) imposes a $1 million limit for U.S federal income tax purposes on the amount that a public company may deduct for compensation paid to the company’s chief executive officer and to the company’s three most highly compensated executive officers (other than the company’s chief executive officer and chief financial officer) who are employed as of the end of the company’s fiscal year. This limitation does not apply to compensation that meets the requirements of an exemption under Section 162(m) for “performance-based compensation.” One of the requirements for compensation to qualify as “performance-based compensation” under Section 162(m) is that the material terms of the performance goals, including the list of permissible business criteria for performance objectives under the plan, be disclosed to and approved by shareholders at least every five years. Our shareholders previously approved the material terms of the performance goals under the Performance Share Plan at our 2010 Annual General Meeting of Shareholders on May 18, 2010.

Shareholder approval of the material terms of the performance goals under the Performance Share Plan is only one of several requirements under Section 162(m) that must be satisfied, to the extent that compensation paid by the Company or its affiliates is subject to the deduction limitations in Section 162(m), for amounts realized under the Performance Share Plan to qualify for the “performance-based compensation” exemption under Section 162(m), and shareholder approval of the material terms of the performance goals of the Performance Share Plan does not alone ensure that all compensation paid under the Performance Share Plan will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the Performance Share Plan will be treated as qualified “performance-based compensation” under Section 162(m). In addition, nothing in this proposal precludes the Company from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

Summary of Material Terms of Performance Goals

For purposes of Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation; (ii) the description of the business criteria on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee if the performance goals are attained. Each of these aspects is discussed below, and shareholder approval of this proposal constitutes approval of each of these aspects for purposes of the shareholder approval requirements of Section 162(m). The following summary is qualified in its entirety by reference to the complete text of the Performance Share Plan, which is attached hereto as Annex B.

Eligibility. The following individuals are eligible to participate in the Performance Share Plan: (i) each employee of the Company or its affiliates; (ii) each non-employee director of the Company or its affiliates; (iii) individuals who are not employees or directors of the Company or its affiliates but nonetheless provide substantial services to the Company or its affiliates, and who are designated as eligible by the Compensation Committee; and (iv) prospective employees of the Company or its affiliates, although such individuals may not receive any

66	Proxy Statement

PROPOSAL 3: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SPECIFIED IN THE RENAISSANCERE HOLDINGS LTD. 2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

payment or exercise any rights relating to awards until they have actually commenced employment. As of March 23, 2015, approximately 11 individuals were eligible to participate under the terms of the plan. However, consistent with past practice, we intend to provide grants under the Performance Share Plan only to senior executive officers (with the target group including all Named Executive Officers).

Performance Goals. All awards granted under the Performance Share Plan, including restricted shares or other share-based awards, must contain vesting conditions relating to the achievement of pre-determined performance objectives during a designated performance period. The Compensation Committee is responsible for setting the performance objectives applicable to an award, and the terms of each award are set forth in the applicable award agreement. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual participant, division, department, or function of the Company or any of its affiliates. Performance objectives may be measured on an absolute or relative basis, and relative performance may be measured by comparison to a group of peer companies or to a financial market index. Under the Performance Share Plan, performance objectives must be limited to specific levels of, or increases in, one or more of the following:

• return on equity	• diluted earnings per share	• net earnings

• total earnings	• earnings growth	• return on capital

• working capital turnover	• return on assets	• earnings before interest and taxes

• sales	• sales growth	• gross margin

• return on investment	• increase in the fair market value per share	• operating profit

• inventory turns	• financial return ratios	• total return to shareholders

• market share	• earnings measures/ratios	• economic value added

• earnings before interest, taxes, depreciation, and amortization	• expense targets	• internal rate of return

• share price (including but not limited to growth measures and total shareholder return)	• balance sheet measurements (including but not limited to receivable turnover and book value per share)	• cash flow return on investment (which equals cash flow divided by total capital)

• cash flow (including but not limited to operating cash flow and free cash flow)

The Company may specify minimum acceptable levels of achievement below which no vesting or payment of awards will occur, and may establish formulas to determine the vesting or payment of awards if performance exceeds such minimum levels but falls short of the specified maximum levels of achievement.

Except as described below under “Summary of Other Material Terms of the Performance Share Plan—Changes in Capital Structure,” the Compensation Committee may not adjust the performance objectives applicable to any outstanding award to result in vesting or payment at a level above the level that corresponds to the actual achievement of the applicable performance objectives, provided that the Compensation

Committee may adjust awards in recognition of unusual or nonrecurring events affecting the Company, such as, for example, the divestiture of a line of business or similar corporate event or changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Performance Share Plan.

Maximum Grants Under the Performance Share Plan. During any time that the Company is subject to Section 162(m), a maximum of 750,000 common shares may be subject to awards granted to any one individual in any one year.

Summary of Other Material Terms of the Performance Share Plan

The following summary is qualified in its entirety by reference to the complete text of the Performance Share Plan, which is attached hereto as Annex B.

Purpose

The Performance Share Plan is designed to assist in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants, and promoting long-term value creation for the Company’s shareholders by closely aligning their interests with those of individuals receiving awards thereunder.

Administration

The Performance Share Plan is administered by the Compensation Committee, which is composed of non-employee members of the Board, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act, an “outside director” within the meaning of Section 162(m) and Treasury Regulation Section 1.162-27(c), and an “independent director” under the applicable NYSE listing rules.

The Compensation Committee has the authority to, among other things, designate participants, grant awards, determine the number of

Proxy Statement 67

PROPOSAL 3: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SPECIFIED IN THE RENAISSANCERE HOLDINGS LTD. 2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

common shares to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the Performance Share Plan and related award agreements. The Compensation Committee is also permitted to delegate its authority under the Performance Share Plan to officers or employees, although any award granted to any person who is not an employee of the Company or who is an officer or director subject to Section 16 of the Exchange Act with respect to the common shares must be expressly approved by the Compensation Committee. Furthermore, any action under the Performance Share Plan relating to an award intended to qualify as “performance-based compensation” within the meaning of Section 162(m) must be taken only by the Compensation Committee itself or a committee of persons designated by the Compensation Committee or the Board who qualify as “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “outside directors” within the meaning of Treasury Regulation Section 1.162-27(c). The determination of the Compensation Committee on all matters within its power relating to the Performance Share Plan is final and binding.

Shares Subject to the Performance Share Plan

The Company has authorized 750,000 common shares for issuance pursuant to awards under the Performance Share Plan. As of March 23, 2015, there were 366,856 common shares available for grants under the Performance Share Plan and 224,133 common shares subject to outstanding awards. The closing price of the Company’s common shares on the NYSE on March 23, 2015, was $102.08 per share.

If any award granted under the Performance Share Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again become available for grant. Common shares withheld in payment of taxes relating to an award shall be deemed to constitute shares delivered under the Performance Share Plan.

Awards and the shares authorized under the Performance Share Plan are subject to adjustment as described below under “Changes in Capital Structure.”

Duration

No awards may be granted under the Performance Share Plan on or after the tenth anniversary of the date the Performance Share Plan was adopted by the Board; however, the administration of the Performance Share Plan will continue thereafter as necessary until all matters relating to outstanding awards have been settled.

Grants of Awards

The Performance Share Plan is limited exclusively to grants of restricted shares or other share-based awards that contain a performance-based vesting mechanism, as determined from time to time by the Compensation Committee.

Restricted Shares. An award of restricted shares is a grant of common shares that are subject to forfeiture and limitations on transfer during a restricted period established in the applicable award agreement. Generally speaking, subject to the restrictions described in the immediately preceding sentence, holders of restricted shares have the rights and privileges of a shareholder with respect to their restricted shares. Unless determined otherwise by the Compensation Committee at the time of grant, dividends declared with respect to restricted shares are held by the Company for the participant’s account and made subject to forfeiture to the same degree as the restricted shares to which such dividends relate. Unless otherwise determined by the Compensation Committee, in the event a participant is terminated for any reason, the Company will repurchase all of such participant’s unvested restricted shares at a purchase price equal to the original purchase price paid by the participant for such shares, if any.

Other Share-Based Awards. The Performance Share Plan authorizes the Compensation Committee to grant other awards that may be denominated in, payable in, valued in, or otherwise based on or related to common shares.

Miscellaneous Provisions

All awards granted under the Performance Share Plan are subject to incentive compensation clawback and recoupment policies implemented by the Board from time to time. In addition, the Compensation Committee may modify the terms of any awards granted to participants located outside the United States in a manner deemed by the Compensation Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located, and the Compensation Committee may also adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Performance Share Plan by employees who are foreign nationals or employed outside the United States.

Changes in Capital Structure

In the event of any change in the outstanding stock or the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization, the declaration of any extraordinary dividend, or any change in applicable laws or circumstances that, as determined by the Compensation Committee in its sole discretion, results or could result in the substantial dilution or enlargement of participants’ rights under the Performance Share Plan, the Compensation Committee shall adjust the aggregate number of common shares that may be granted pursuant to awards, the number of common shares covered by outstanding awards under the Performance Share Plan, and/or the price per common share of each award under the Performance Share Plan, as determined by the Compensation Committee.

Change in Control

Under the Performance Share Plan, unless otherwise provided in an award agreement, in the event of a Change in Control (as defined in the Performance Share Plan), the Compensation Committee may, in its discretion, provide for any one or more of the following: (i) the assumption or substitution of such awards in connection with such Change in Control; (ii) the cancellation of any or all outstanding awards upon the consummation of such Change in Control such that award holders will receive a payment in respect of such cancellation based on the per-share consideration being received by the Company’s shareholders in connection with such Change in Control;

68	Proxy Statement

PROPOSAL 3: RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SPECIFIED IN THE RENAISSANCERE HOLDINGS LTD. 2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

and (iii) the replacement of outstanding awards with a cash incentive program that preserves the value of the replaced awards and contains identical vesting conditions.

Non-Transferability of Awards

Except as otherwise provided by the Compensation Committee, the Performance Share Plan provides that restricted shares are generally nontransferable.

Termination and Amendment

The Board may terminate the Performance Share Plan at any time and may amend or suspend the Performance Share Plan at any time and from time to time, except that no amendment may violate the shareholder approval requirements of the national securities exchange on which the common shares are principally listed, which exchange currently is the NYSE. Unless sooner terminated, the Performance Share Plan will terminate on the date immediately prior to the tenth anniversary of the date the Performance Share Plan was adopted by the Board.

Certain U.S. Federal Income Tax Consequences

The rules concerning the U.S. federal income tax consequences with respect to restricted shares granted and to be granted pursuant to the Performance Share Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable, and such discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

The Performance Share Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Performance Share Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Restricted Shares. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the participant’s employer will not be allowed a U.S. federal income tax deduction, at the time a restricted share award is granted under the Performance Share Plan, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the restricted shares as of that date (less any amount the participant paid for the shares), and the participant’s employer will be allowed a corresponding U.S. federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) (as described above under “Background”). If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of restricted shares, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the shares as of that date (less any amount paid for the shares), and the participant’s employer will be allowed a corresponding U.S. federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the shares will be taxable to the participant at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover the tax previously paid pursuant to the election under Section 83(b) of the Code.

Section 280G. Payments or other benefits or awards, including acceleration of the exercisability or vesting of awards, as a result of any of the change in control provisions set forth in the Performance Share Plan or an award agreement may, when made to certain “disqualified” individuals (such as the Company’s executive officers), be deemed to be “parachute payments” within the meaning of Section 280G of the Code. Section 280G of the Code provides that if “parachute payments” to a “disqualified” individual equal or exceed three times such individual’s “base amount” (generally, the average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such “parachute payments” over such individual’s “base amount” will be subject to an excise tax payable by the individual and nondeductible by the participant’s employer.

New Plan Benefits

The future grant of awards under the Performance Share Plan is entirely within the discretion of the Compensation Committee and,

therefore, we cannot forecast the extent to which grants will be made in the future.

Recommendation and Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE THEIR SHARES FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS SPECIFIED IN THE RENAISSANCERE HOLDINGS LTD. 2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN.

Proxy Statement 69

PROPOSAL 4: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REFERRAL OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

PROPOSAL 4: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REFERRAL OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

Upon recommendation of the Audit Committee, the Board proposes that the shareholders approve of the appointment of Ernst & Young Ltd., our independent registered public accounting firm, to serve as our auditors for the 2015 fiscal year and until the 2016 Annual General Meeting of Shareholders. Ernst & Young Ltd. served as our independent auditors for the 2014 fiscal year. A representative of Ernst & Young Ltd. will attend the Annual Meeting and will be available to respond to questions and may make a statement if the representative so desires. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board.

Fees billed to us by Ernst & Young Ltd. during the 2014 and 2013 fiscal years:

Audit Fees

Audit Fees billed to us by Ernst & Young Ltd. during our 2014 and 2013 fiscal years for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and

(d) assistance with and review of documents filed with the SEC (including comfort letters and consents) totaled $3,495,860 and $3,733,080, respectively.

Audit-Related Fees

Audit-Related Fees billed to us by Ernst & Young Ltd. totaled $99,393 and $97,444, respectively, during our 2014 and 2013 fiscal years. These fees billed in both 2014 and 2013 were principally derived from audits of our employee benefits plans.

Tax Fees

There were no fees billed to us by Ernst & Young Ltd. during our 2014 and 2013 fiscal years for tax-related services.

All Other Fees

Ernst & Young Ltd. did not perform any other services for RenaissanceRe during our 2014 or 2013 fiscal years.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for RenaissanceRe by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to RenaissanceRe during 2014 were pre-approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

As noted above, the Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills, and work product.

Recommendation and Vote

Approval of our Independent Auditors Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LTD. AS INDEPENDENT AUDITORS FOR THE 2015 FISCAL YEAR, AND THE REFERRAL OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS.

70	Proxy Statement

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2014, including financial statements for the year ended December 31, 2014, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this Proxy Statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2016 Annual General Meeting of Shareholders

Shareholder proposals must be received in writing by the Corporate Secretary of RenaissanceRe no later than December 11, 2015, and must comply with the requirements of the Commission and our Bye-laws in order to be considered for inclusion in our proxy statement and proxy card relating to the Annual General Meeting of Shareholders to be held in 2016. Such proposals should be directed to the attention of the Corporate Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HM GX, Bermuda. Shareholders who intend to nominate persons for election as directors at our annual general meetings of shareholders must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that annual general meeting of shareholders. These provisions require, among other things, that written notice from no fewer than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Corporate Secretary of RenaissanceRe not less than 60 days prior to the annual general meeting of shareholders.

If a shareholder proposal is introduced at the 2016 Annual General Meeting of Shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us on or before February 22, 2016, as required by SEC Rule 14a-4(c)(1), of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by us for the 2016 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

Householding of Annual Meeting Materials

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” We will allow Householding only upon certain conditions. Some of those conditions are:

•	You agree to, or do not object to, the Householding of your materials; and

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document. Shareholders sharing an address and wishing to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

Proxy Statement 71

ANNEX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

ANNEX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company has included certain non-GAAP financial measures in this Proxy Statement within the meaning of Regulation G. The Company has consistently provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between periods and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income available to RenaissanceRe common shareholders” differs from “net income available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments from continuing and discontinued operations, and net other-than-temporary impairments from continuing operations and, commencing in 2013, also excludes net realized and unrealized gains and losses on investments-related derivatives. Prior to 2013, investments-related derivative net realized and unrealized gains and losses were included in net investment income and were also included in the calculation of operating income available to RenaissanceRe common shareholders and related measures. The Company’s management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio and equity investments trading. The Company also uses “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share—diluted” and “operating return on average common equity.”

The following is a reconciliation of: 1) net income available to RenaissanceRe common shareholders to operating income available to RenaissanceRe common shareholders; 2) net income available to RenaissanceRe common shareholders per common share—diluted to operating income available to RenaissanceRe common shareholders per common share—diluted; and 3) return on average common equity to operating return on average common equity:

Twelve months ended	December 31, 2014	December 31, 2013
Net income available to RenaissanceRe common shareholders	$510,337	$665,676
Adjustment for net realized and unrealized gains on investments	(41,433)	(35,058)

Operating income available to RenaissanceRe common shareholders	$468,904	$630,618

Net income available to RenaissanceRe common shareholders per common share—diluted	$12.60	$14.87
Adjustment for net realized and unrealized gains on investments	(1.04)	(0.79)

Operating income available to RenaissanceRe common shareholders per common share—diluted	$11.56	$14.08

Return on average common equity	14.9%	20.5%
Adjustment for net realized and unrealized gains on investments	(1.2)%	(1.1)%

Operating return on average common equity	13.7%	19.4%

The Company has also included in this Proxy Statement “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share; “tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. “Tangible book value per common share” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per share. “Tangible book value per common share plus accumulated dividends” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per share and the inclusion of accumulated dividends.

Proxy Statement A-1

ANNEX A—RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

Twelve months ended	December 31, 2014	December 31, 2013
Book value per common share	$90.15	$80.29
Adjustment for goodwill and other intangibles (1)	(0.86)	(0.85)

Tangible book value per common share	89.29	79.44
Adjustment for accumulated dividends	14.28	13.12

Tangible book value per common share plus accumulated dividends	$103.57	$92.56

Annual change in book value per common share	12.3%	17.8%
Annual change in tangible book value per common share plus change in accumulated dividends	13.9%	19.7%
(1)

At December 31, 2014 and 2013, goodwill and other intangibles included $25.3 million and $29.2 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.

A-2	Proxy Statement

ANNEX B—2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN

ANNEX B—RENAISSANCERE HOLDINGS LTD.

2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its Affiliates, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based incentives to Eligible Persons that vest only upon the achievement of established Company and/or individual performance goals, to encourage such persons to expend their maximum efforts in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to any entity, any other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such entity.

(b) “Award” means any Restricted Stock or other Stock-based award granted under the Plan, which shall be subject to vesting and forfeiture conditions based upon the achievement of Performance Objectives.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award grant.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means—

(i) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, or an employee benefit plan maintained by the Company or any of its Affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii) the date upon which individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(g) “Committee” means the Board or such other committee appointed by the Board consisting of two or more individuals.

(h) “Company” means RenaissanceRe Holdings Ltd., a Bermuda company.

(i) “Disability” means, in the absence of any employment agreement between a Participant and the Employer otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event there is an employment agreement between a Participant and the Employer defining Disability, “Disability” shall have the meaning provided in such agreement.

(j) “Effective Date” means February 16, 2010.

(k) “Eligible Person” means (i) each employee of the Company or of any of its Affiliates, including each such person who may also be a director of the Company and/or its Affiliates; (ii) each non-employee director of the Company and/or its Affiliates; (iii) each other person who provides substantial services to the Company and/or its Affiliates and who is designated as eligible by the Committee; and (iv) any person who

Proxy Statement B-1

ANNEX B—2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

has been offered employment by the Company or its Affiliates; provided, that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or its Affiliates. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

(l) “Employer” means either the Company or an Affiliate of the Company by which the Participant (determined without regard to any transfer of an Award) is principally employed or to which the Participant (determined without regard to any transfer of an Award) provides services, as applicable.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(n) “Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other person or entity who holds an Award.

(o) “Performance Objectives” means the performance objectives established by the Committee pursuant to this Plan with respect to a given Award.

(p) “Performance Period” means the period designated for the achievement of Performance Objectives, as may be provided herein or in an Award Agreement.

(q) “Plan” means this RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan.

(r) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Regulation 1.162-27(c) under Code Section 162(m).

(s) “Restricted Stock” means Stock granted to a Participant under Section 5 hereof that is subject to certain restrictions and to a risk of forfeiture.

(t) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u) “Stock” means the Company’s full voting common shares, par value $1.00 per share, and such other securities as may be substituted for such stock pursuant to Section 7 hereof.

(v) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Employer; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Employer (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed to be a Termination hereunder. Unless otherwise determined by the Committee, in the event that any Employer ceases to be an Affiliate of the Company (by reason of sale, divesture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute an Employer immediately following such transaction, any Participants employed by or providing services to such former Employer shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (i) select Eligible Persons to become Participants; (ii) grant Awards; (iii) determine the type, number of shares of Stock subject to, and other terms and conditions of, and all other matters relating to, Awards; (iv) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan; (v) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, or reconcile inconsistencies therein; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants, and beneficiaries of Participants.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, (i) any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”); and (ii) any action relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company may be taken either by such a Qualifying Committee, or by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself from such action; provided, that upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Any action authorized by such a Qualifying Committee or by the Committee upon the abstention or recusal of such non-Qualified Member(s) shall be deemed to be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including

B-2	Proxy Statement

ANNEX B—2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

but not limited to administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any person or entity who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any person who is subject to Section 16 of the Exchange Act shall be expressly approved by the Committee or Qualifying Committee in accordance with subection (b) above.

(d) Section 409A. The Committee shall take into account compliance with Section 409A of the Code in connection with any grant of an Award under the Plan, to the extent applicable.

4. Shares Available Under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 8 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 750,000. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards), and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the undelivered shares will again be available for grant under the Plan. Shares withheld in payment of taxes relating to an Award and shares equal to the number surrendered in payment of any taxes relating to an Award shall be deemed to constitute shares delivered to the Participant and shall not be available for Awards under the Plan.

(c) 162(m) Limitation. Notwithstanding anything to the contrary herein, during any time that the Company is subject to Section 162(m) of the Code, the maximum number of shares of Stock with respect to Awards may be granted to any individual in any one year shall not exceed 750,000.

5. Restricted Stock.

(a) General. Restricted Stock granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of each Restricted Stock grant shall be evidenced by an Award Agreement, which agreements need not be identical. Subject to the restrictions set forth in Section 5(b), except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Award Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Restrictions on Transfer. In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time that the Restricted Stock has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock.

(c) Certificates. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Restricted Stock shall be held in book entry form rather than delivered to the Participant pending the release of the applicable restrictions.

(d) Termination of Employment or Service. Except as may otherwise be provided by the Committee in a Participant’s Award Agreement, in the event of a Participant’s Termination with the Employer for any reason prior to the time that such Participant’s Restricted Stock has vested, (i) all vesting with respect to such Participant’s Restricted Stock shall cease, and (ii) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock, or if the original purchase price is equal to $0, such unvested shares of Restricted Stock shall be forfeited by the Participant to the Company for no consideration as of the date of such Termination.

6. Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

Proxy Statement B-3

ANNEX B—2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

7. Performance Objectives.

(a) Application of Performance Objectives. Each Award shall be subject to the achievement of Performance Objectives, and each Award Agreement shall specify the Performance Objectives that must be achieved before such Award shall become vested and payable. The Company may also specify a minimum acceptable level of achievement below which no vesting will occur and/or no payment will be made and may set forth a formula for determining the amount of any vesting to occur and/or any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives. Except as otherwise provided in Section 8 hereof, the Committee may not adjust the Performance Objectives applicable to any outstanding Award or otherwise adjust an Award to result in vesting or payment at a level above the level of vesting or payment that corresponds to the actual achievement of the applicable Performance Conditions; however, the Committee may at any time and from time to time, in its discretion, adjust the Performance Objectives applicable to any outstanding Award or otherwise adjust an Award to result in vesting or payment at a level below the level of vesting or payment that corresponds to the actual achievement of the applicable Performance Conditions. Notwithstanding the immediately preceding sentence, the Committee shall make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company (such as, for example, the divestiture of a line of business or similar corporate event) or the financial statements of the Company or changes in applicable laws, regulations, or accounting principles in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any such adjustment with respect to an Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) shall be made consistent with such intent.

(b) Measurement of Performance Objectives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant or the Employer, division, department, or function within the Company or Employer in which the Participant is employed. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a group of peer companies or to a financial market index. Performance Objectives shall be limited to specified levels of or increases in one or more of the following: return on equity; diluted earnings per share; net earnings; total earnings; earnings growth; return on capital; working capital turnover; return on assets; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; sales; sales growth; gross margin; return on investment; increase in the fair market value per share; share price (including but not limited to, growth measures and total shareholder return); operating profit; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; total return to stockholders; market share; earnings measures/ratios; economic value added; balance sheet measurements including (but not limited to receivable turnover); internal rate of return; and expense targets.

8. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be granted pursuant to Awards (as set forth in Section 4 hereof), the number of shares of Stock covered by each outstanding Award, and, if applicable, the price per share thereof in each such Award, shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event, as defined below); (ii) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (iii) in the event of any change in applicable laws or any change in circumstances that, as determined by the Committee in its sole discretion, results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants in the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as may otherwise be provided in an Award Agreement, in connection with (i) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (ii) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation and/or other property, including cash; (iii) a Change in Control; or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(1) that such Awards be assumed or substituted in connection with such Corporate Event, in which case, the Awards shall be subject to the adjustment set forth in subsection (a) above, and the Performance Objectives applicable to such Awards shall be appropriately adjusted to reflect the Corporate Event;

(2) that any or all vested and/or unvested Awards be canceled as of the consummation of such Corporate Event, and that Participants of vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled will receive a payment in respect of cancellation of their Awards based on the amount of the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Awards subject to exercise, the applicable exercise price; provided, however, that holders of Awards subject to exercise shall only be entitled to consideration in respect of cancellation of such Awards if the per-share consideration less the applicable exercise price is greater than zero (and to the extent the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration); and

(3) that Awards (other than Awards that are “stock rights” within the meaning of Section 409A of the Code) be replaced with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with

B-4	Proxy Statement

ANNEX B—2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced, and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to clause (2) or (3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such holder would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to his Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

(c) Fractional Shares. Any adjustment provided under this Section 8 may provide for the elimination of any fractional share which might otherwise become subject to an Award.

9. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

10. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of stock ownership in respect of shares of Stock which are subject to Awards hereunder until such shares have been issued to that person.

11. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

12. Compliance With Laws.

The obligation of the Company to deliver Stock pursuant to any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the Securities and Exchange Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock issued upon settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

13. Withholding Obligations.

As a condition to the vesting and/or exercise of any Award, the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting and/or exercise. The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements and such shares shall be valued at their fair market value as of the vesting and/or exercise date of the Award; provided, however, that the aggregate fair market value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award.

14. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan; provided, however, that the Board shall not, without stockholder approval, make any amendment to the Plan that requires stockholder approval pursuant to applicable law or the applicable rules of the national securities exchange on which the Stock is principally listed.

(b) Amendment of Awards. The Board or the Committee, at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the rights under any Award shall not be impaired by any such amendment unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 8 or Section 17 hereof, shall constitute an amendment of an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of any one or more Awards if necessary to bring the Award into compliance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date.

Proxy Statement B-5

ANNEX B—2010 PERFORMANCE-BASED EQUITY INCENTIVE PLAN—CONTINUED

15. Termination or Suspension of the Plan.

The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

16. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to its approval by the Company’s shareholders.

17. Miscellaneous.

(a) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board, and in each case, as may be amended from time to time. No such policy adoption or amendment shall require the prior consent of any Participant.

(b) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by non-United States tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such Award to a Participant who is a resident or primarily employed in the United States. An Award may be modified under this Section 17(b) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside the United States.

(c) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member, or on his behalf, in his capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(d) Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, or relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(e) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of Bermuda without reference to the principles of conflicts of laws thereof.

(f) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(g) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(h) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*         *         *

B-6	Proxy Statement

RENAISSANCERE HOLDINGS LTD. 12 CROW LANE PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, May 19, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, May 19, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M90381-P63628                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENAISSANCERE HOLDINGS LTD.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:

	01)				Brian G. J. Gray
	02)				William F. Hagerty IV
	03)				Kevin J. O’Donnell
The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
2.	To approve, by a non-binding advisory vote, the compensation of the Named Executive Officers of RenaissanceRe Holdings Ltd. as disclosed in the Proxy Statement.					☐	☐	☐
3.	To re-approve the material terms of the performance goals specified in the RenaissanceRe Holdings Ltd. 2010 Performance Share Plan.					☐	☐	☐
4.

To appoint Ernst & Young Ltd., our independent registered public accounting firm, to serve as RenaissanceRe Holdings Ltd.’s auditors for the 2015 fiscal year until our 2016 Annual General Meeting, and to refer the determination of the auditors’ remuneration to the Board of Directors.

						☐	☐	☐

NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign your name or names exactly as it appears on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M90382-P63628

RENAISSANCERE HOLDINGS LTD.

This Proxy is solicited on behalf of

RenaissanceRe Holdings Ltd. in connection with its

Annual General Meeting of Shareholders to be held on May 20, 2015

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Jeffrey D. Kelly, Mark A. Wilcox, Stephen H. Weinstein and David A. Curry, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the common shares, $1.00 par value per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 23, 2015 at the Annual General Meeting of Shareholders of the Company to be held on May 20, 2015, and at any adjournment or postponement thereof (the “Annual Meeting”), with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

Continued and to be marked, dated and signed on the other side